 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1997

                         REGISTRATION STATEMENT NO. 333-3606

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO

                                    FORM S-1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ------------------------------

                          ALPHA HOSPITALITY CORPORATION
             (Exact name of Registrant as specified in its charter)

DELAWARE                      7011, 7993                   13-3714474
------------------------------------------------------------------------------
(State or other              (Primary Standard            (IRS Employer
 jurisdiction of         Industrial Classification        Identification No.)
 incorporation or                  Code)
 organization)
                              12 EAST 49TH STREET
                            NEW YORK, NEW YORK 10017
                                (212) 750-3500
                             -----------------------
                  (Address, including zip code and telephone number,
                   including area code, of Registrant's principal
                                executive offices)

                                 JAMES A. CUTLER
                             CHIEF FINANCIAL OFFICER
                          ALPHA HOSPITALITY CORPORATION
                               12 EAST 49TH STREET
                            NEW YORK, NEW YORK 10017
                                   (212) 750-3500
                         ------------------------------
               (Name, address, including zip code and telephone number,
                    including area code, of agent for service)

                                   Copies To:

                         ------------------------------
                             JAY M. KAPLOWITZ, ESQ.
             GERSTEN, SAVAGE, KAPLOWITZ, FREDERICKS & CURTIN, LLP
                              101 EAST 52ND STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 752-9700

                         ------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time.
                         ------------------------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                  -------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

* The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.








                                      (ii)

                          ALPHA HOSPITALITY CORPORATION

                              CROSS REFERENCE SHEET

                         ------------------------------

FORM S-1 ITEM NUMBER AND CAPTION      PROSPECTUS CAPTIONS

1.  Forepart of Registration          Cover Page of Registration Statement
    Statement and Outside Front       and Outside Front Cover Page of
    Cover Page of Prospectus          Prospectus

2.  Inside Front and Outside          Inside Front and Outside Back Cover
    Back Cover Pages of Prospectus    Pages of Prospectus; Available
                                      Information


3.  Summary Information, Risk         Prospectus Summary - The Company;
    Factors and Ratio of Earnings     Risk Factors
    to Fixed charges


4.  Use of Proceeds                   Use of Proceeds

5.  Determination of Offering Price   Calculation of Registration Fee

6.  Dilution                          Inapplicable

7.  Selling Security Holders          Selling Stockholders

8.  Plan of Distribution              Plan of Distribution


9.  Description of Securities         Description of Securities
    to be Registered

10. Interests of Named Experts        Legal Matters; Experts
    and Counsel


11. Information with Respect to       Business; Properties; Certain Market
    the Registrant                    Information; Management's Discussion and
                                      Analysis of Financial Condition and
                                      Results of Operations.


12. Disclosure of Commission          Undertakings
    Position on Indemnification
    for Securities Act Liabilities


                                      (iii)

PROSPECTUS
                         ALPHA HOSPITALITY CORPORATION

                        2,542,095 SHARES OF COMMON STOCK

                           PAR VALUE, $.01 PER SHARE


    This Prospectus relates to up to 2,542,095 shares (the "Selling Stockholders' Shares") of common stock, $.01 par value (the "Common Stock"), of Alpha Hospitality Corporation (the "Company") which may be sold by certain stockholders (the "Selling Stockholders") who have acquired or will acquire such shares from the Company as follows: (i) 689,469 shares of Common Stock initially issued to an escrow agent on behalf of B.C. of Mississippi, Inc. ("B.C.") (formerly known as Bayou Caddy, Inc.) and shareholders of B.C. and subsequently transferred to B.C. and such shareholders pursuant to an agreement dated November 15, 1995 by and among the Company, the Company's subsidiary Alpha Gulf Coast, Inc. and B.C. (the "B.C. Agreement"), (ii) 747,609 shares of Common Stock initially issued to an escrow agent on behalf of shareholders of the Cotton Club of Greenville, Inc. and subsequently transferred to such shareholders in connection with the acquisition by the Company of all of the issued and outstanding shares of Cotton Club of Greenville, Inc., (iii) 409,000 shares of Common Stock to be issued upon the exercise of options granted pursuant to the Company's 1993 Stock Option Plan, and (iv) 696,017 shares of Common Stock issued to an escrow agent on behalf of Bally Gaming, Inc. in connection with the restructuring of the mortgage on the Company's gaming vessel, the Bayou Caddy's Jubilee Casino. An aggregate of 142,411 shares of Common Stock were previously sold pursuant to the Registration Statement of which this Prospectus forms a part and are no longer included in the number of shares offered hereby. See "Certain Transactions -- Bayou Caddy Acquisition", "Selling Stockholders," "Management -- 1993 Stock Option Plan" and "Plan of Distribution -- Selling Stockholders' Shares."



    The Company's Common Stock is traded on the over-the-counter market on the Nasdaq Stock Market ("NASDAQ") under the symbol "ALHY" and on the Boston Stock Exchange ("BSE") under the symbol ("ALH"). On January 23, 1997, the closing bid and asked quotations for the Common Stock as reported by NASDAQ were $2 5/16 and $2 7/16 per share.



                                                                                               UNDERWRITING
                                                                                              DISCOUNTS AND
                                                                            PRICE TO PUBLIC    COMMISSIONS    PROCEEDS TO ISSUER
Per Share for 409,000 Selling Stockholders' Shares.......................   At the market (1)       --          $ 1,527,250(2)
Per Share for 2,133,095 Selling Stockholders' Shares.....................   At the market (1)       --                --


(1) The Selling Stockholders' Shares that may be offered from time to time by Selling Stockholders may be sold through ordinary brokerage transactions in the over-the-counter market or on the BSE, in negotiated transactions, or otherwise, at market prices prevailing at the time of the sale or at negotiated prices.

(2) Represents amounts the Company may receive from Selling Stockholders upon the exercise of options for which the underlying shares are being registered hereunder. Based upon the current price of the Company's Common Stock and the exercise prices of the options for which the underlying shares are being registered hereunder, the Company does not anticipate that the Selling Stockholders will exercise such options in the immediate future. See "Use of Proceeds" and "Selling Stockholders."

 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL
   DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE
       THEIR ENTIRE INVESTMENT. PURCHASERS SHOULD CAREFULLY CONSIDER THE
         MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

    The Selling Stockholders' Shares that may be offered from time to time by Selling Stockholders may be sold through ordinary brokerage transactions in the over-the-counter market or on the BSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

    The Selling Stockholders' each may be deemed to be "an underwriter," as defined in the Securities Act of 1933 (the "Securities Act"). If any broker-dealers are used by the Selling Stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by such broker-dealers on the resales of the shares of Common Stock may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection wi of the securities offered by the Selling Stockholders will be borne by the Company. All brokerage commissions, if any, attributable to the sale of the Securities offered by the Selling Stockholders will be borne by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution -- Selling Stockholders."

    The Company will not receive any of the proceeds from any sales by Selling Stockholders of Selling Stockholders' Shares, but will receive the exercise price upon the exercise of options by the Selling Stockholders. See "Plan of Distribution" and "Use of Proceeds."

    No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

    Under the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations thereunder, any person engaged in a distribution of the securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to shares of the Common Stock during the applicable "cooling off" period (two or nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5, in connection with transactions in the securities, which provisions may limit the timing of purchases and sales of the securities by the Selling Stockholders.

                          ---------------------------


               The date of this Prospectus is             , 1997

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission ("Commission") a registration statement (as amended, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, NW, Washington, DC, 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Except for material contracts or portions thereof accorded confidential treatment, all registration statements are available for public inspection, during business hours, at the principal office of the Commission in Washington, D.C. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Web site (http://www.sec.gov).

    The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511, and at 7 World Trade Center, New York, New York, 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, at prescribed rates.

    The Company's Common Stock is listed on NASDAQ and the BSE at the offices of NASDAQ at 1735 K Street, NW, Washington, DC, 20006 or the offices of the BSE at 1 Boston Place, Boston, Massachusetts, 02108, and the Company's periodic reports, proxy statements, and other information can be inspected at NASDAQ and the BSE at the offices of NASDAQ at 1735 K Street, NW, Washington, DC, 20006 or the offices of the BSE at 1 Boston Place, Boston, Massachusetts, 02108.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE STATED OR IS MADE OBVIOUS FROM THE CONTEXT, THE TERM THE "COMPANY" SHALL INCLUDE ITS SUBSIDIARIES ALPHA GULF COAST, INC., JUBILATION LAKESHORE, INC. (FORMERLY KNOWN AS THE COTTON CLUB OF GREENVILLE, INC.), ALPHA MISSOURI, INC., ALPHA MONTICELLO, INC., ALPHA RISING SUN, INC., ALPHA ST. REGIS, INC., AND ALPHA HOTEL MANAGEMENT COMPANY, INC.

                                  THE COMPANY

    Alpha Hospitality Corporation (the "Company"), through its seven subsidiaries, is engaged in (i) the ownership and operation of a gaming vessel, the Bayou Caddy's Jubilee casino (the "Jubilee Casino"), located in Greenville, Mississippi, which is operated by the Company's subsidiary Alpha Gulf Coast, Inc. ("Alpha Gulf"), (ii) the pursuit of gaming licenses for additional casinos in various states (which is accomplished through the Company's subsidiaries Alpha Missouri, Inc. ("Alpha Missouri"), Alpha Monticello, Inc. ("Alpha Monticello"), Alpha Rising Sun, Inc. ("Alpha Rising Sun") and Alpha St. Regis, Inc. ("Alpha St. Regis"), and (iii) the provision of management services to hotels owned by third-parties (which is conducted through the Company's subsidiary Alpha Hotel Management Company, Inc. ("Alpha Hotel")). From December 1995 to July 16, 1996, the Company, through its subsidiary Jubilation Lakeshore, Inc. ("Jubilation Lakeshore"), formerly known as the Cotton Club of Greenville, Inc. (the "Cotton Club"), operated a second gaming vessel, the Jubilation casino (the "Jubilation Casino") located in Lakeshore, Mississippi. See "Business -- Casino Operations," "Business -- Casino Operations -- Development Activities" and "Business -- Hotel Operations."

    In connection with its casino operations, the business strategy of the Company has been to increase return on the Company's existing gaming assets in Mississippi. Consistent with this strategy, in October 1995, the Company acquired the Jubilation Casino in connection with its acquisition of all of the issued and outstanding shares of the Cotton Club (the "Cotton Club Acquisition"). Specifically, the Company and the Cotton Club stockholders entered into an agreement (the "Cotton Club Agreement") pursuant to which the Company acquired 100% of the issued and outstanding shares of the Cotton Club, existing stockholder notes in the amount of approximately $8 million and certain additional assets of affiliates of the Cotton Club, which support the casino operations in exchange for $5,821,700 in cash and promissory notes in addition to 782,609 shares of the Company's Common Stock. After the Cotton Club Acquisition, the Company moved the larger Jubilee Casino, formerly operated at Lakeshore to Greenville (which site was acquired in the Cotton Club Acquisition) and moved the Jubilation Casino (which was acquired in the Cotton Club Acquisition) to Lakeshore. The Company relocated the Jubilee Casino and the Jubilation Casino as stated above in order to accommodate and better serve the larger market in Greenville.

    Although management is satisfied with results of operations of the Jubilee Casino since the relocation, the Jubilation Casino continued to operate at a deficit. As a result, in July 1996 management began to implement its plan to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. See "Business -- Casino Operations -- The Jubilation Casino" and "Business -- Casino Operations -- The Jubilee Casino."

    The Company's pursuit of additional gaming licenses is accomplished through the business of four of its subsidiaries, Alpha Missouri, Alpha Monticello, Alpha Rising Sun and Alpha St. Regis. Alpha Missouri has applications pending for site approval and a gaming license with respect to the development of a riverboat gaming facility in Missouri. The Company entered into a memorandum of understanding with Catskill Development L.L.C. ("Catskill") pursuant to which Alpha Monticello is to participate in the development and management of a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. Alpha Rising Sun and Alpha St. Regis are currently inactive although they were previously utilized to explore the establishment of gaming facilities in Indiana and Hogansburg, New York, respectively. See "Business -- Development Activities -- New York," "Business -- Development Activities -- Missouri," and "Business -- Development Activities -- Indiana."


    In connection with its hotel operations, through Alpha Hotel, the Company provides management services to fourteen (14) hotels or motels. The Company provides management, financial, administrative and marketing services ("Management Services") to thirteen (13) of such hotels or motels primarily under a service agreement (the "Service Agreement") with Bryanston Group, Inc. ("Bryanston"). The Company provides Management Services to these thirteen (13) hotels on behalf of Bryanston (which is 50% owned by Mrs. Beatrice Tollman, the spouse of the Company's Chairman and co-Chief Executive Officer, and 50% owned by a trust for the benefit of a child of Mr. Monty D. Hundley, the Company's former President and co-Chief Executive Officer), pursuant to individual management agreements (the "Management Agreements"). The rights to provide the Management Services were acquired by the Company in partial consideration for the issuance of the Company's Common Stock to Bryanston. Such rights were recorded by the Company at no cost to the Company based on its predecessor's cost, which was $0. Pursuant to the Service Agreement, the Company is the sole provider to such hotels of Management Services required of Bryanston, and receives substantially all fees due to Bryanston under the Management Agreement. Under the Service Agreement, the Company is compensated for its services by receiving a percentage of total net revenues of the managed hotels. Additional fees may be earned from various incentive agreements and accounting fees. In addition, the Company provides Management Services to a hotel located in Myrtle Beach, South Carolina, under an agreement with the hotel's owner. All of the fourteen (14) hotels are "mid-priced," ranging between $40 and $70 per night, and all but one are operated as Days Inns hotels. In addition to the provision of such Management Services, the Company is seeking to expand its management of hotels through its marketing efforts. See "Business -- Hotel Operations," "Business -- Hotel Operations -- Marketing," and "Certain Transactions -- Bryanston."


    The Company was incorporated in Delaware on March 19, 1993, Alpha Gulf was incorporated in Delaware on May 4, 1993, Jubilation Lakeshore was incorporated in Mississippi on December 8, 1992, Alpha Missouri was incorporated in Delaware in Delaware on March 17, 1995, Alpha Monticello was incorporated in Delaware on May 30, 1996, Alpha Rising Sun was incorporated in Delaware on August 6, 1993, Alpha St. Regis was incorporated in Delaware on June 24, 1994, and Alpha Hotel was incorporated in Delaware on March 19, 1993. The Company's principal executive offices are located at 12 East 49th Street, New York, New York, 10017 and its telephone number is 212-750-3500.

                                  THE OFFERING

SECURITIES OFFERED


SELLING STOCKHOLDERS' SHARES....  2,542,095 shares of Common Stock which may be sold by the
                                  Selling Stockholders who have acquired or will acquire
                                  such shares from the Company as follows: (i) 689,469
                                  shares of Common Stock initially issued to an escrow agent on behalf of B.C. and certain shareholders of B.C. and
                                  subsequently transferred to B.C. and such shareholders in
                                  connection with the B.C. Agreement, (ii) 747,609 shares of
                                  Common Stock initially issued to an escrow agent on behalf of shareholders of the Cotton Club of Greenville, Inc. and subsequently transferred to such shareholders in
                                  connection with the acquisition by the Company of all of
                                  the issued and outstanding shares of Cotton Club of
                                  Greenville, Inc., (iii) 409,000 shares of Common Stock to
                                  be issued upon the exercise of options granted pursuant to the Company's 1993 Stock Option Plan, and (iv) 696,017
                                  shares of Common Stock issued to an escrow agent on behalf of Bally Gaming, Inc. in connection with the restructuring of the mortgage on the Company's gaming vessel, the Bayou
                                  Caddy's Jubilee Casino. An aggregate of 142,411 shares of
                                  Common Stock were previously sold pursuant to the
                                  Registration Statement of which this Prospectus forms a
                                  part and are no longer included in the number of shares
                                  offered hereby. See "Certain Transactions-Bayou Caddy
                                  Acquistion," "Plan of Distribution -- Selling
                                  Stockholders' Shares," and "Selling Stockholders."

                                  The Company may receive approximately $1,527,250 from
                                  certain Selling Stockholders upon the exercise of options
                                  for which the underlying shares are being registered
                                  hereunder. Based upon the current market price of the
                                  Company's Common Stock and the exercise prices of the
                                  options for which the underlying shares are being
                                  registered hereunder, the Company does not anticipate that the Selling Stockholders will exercise such options in the immediate future. See "Use of Proceeds."

                                  The exercise prices of the shares of Common Stock issuable upon the exercise of options, and the number of shares
                                  issuable, may be subject to adjustment in the event of a
                                  merger, stock split, stock dividend and similar
                                  transaction. See "Executive Compensation -- 1993 Stock
                                  Option Plan" and "Description of Securities."

COMMON STOCK OUTSTANDING AT THE
 DATE OF THIS PROSPECTUS........  13,478,325 Shares

AFTER THE OFFERING(1)...........  13,887,325 Shares

COMMON STOCK SYMBOLS............  NASDAQ: ALHY
                                  BSE: ALH

USE OF PROCEEDS.................  The Company may receive proceeds from certain Selling
                                  Stockholders upon the exercise of options for which the
                                  underlying shares are being registered hereunder which
                                  proceeds would be used for working capital purposes. See
                                  "Use of Proceeds."

RISK FACTORS....................  An investment in the Company's Common Stock involves a high degree of risk and should be made only after a
                                  careful consideration of the significant risk factors that may affect the Company. Such risks include special risks
                                  concerning the Company and its business, including among
                                  other risks, History of Losses; Explanatory Paragraph in
                                  Independent Auditor's Report, and Defaults in Outstanding
                                  Indebtedness; Loan Covenants and Security Interest. See
                                  "Risk Factors."

------------------------


(1) Assumes the issuance of all 2,542,095 shares of Common Stock being offered hereby.

                         SUMMARY FINANCIAL INFORMATION

    The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.


                                          NINE MONTHS
                                             ENDED
                                           SEPTEMBER           YEAR ENDING          PERIOD ENDING
                                              30,              DECEMBER 31,         DECEMBER 31,
                                          ------------  --------------------------  -------------

                                              1996          1995          1994          1993
                                          ------------  ------------  ------------  -------------

Statement of Earnings Data:
  Revenues..............................  $ 37,399,944  $ 30,520,276  $ 46,100,441   $   876,977
  Net loss..............................  $(22,680,829) $(17,993,633) $ (9,900,543)  $(4,704,714)
  Loss per share........................        $(1.71)       $(1.69)        $(.97)        $(.53)

Balance Sheet Data:
  Working capital (deficit).............  $(25,671,162) $(39,993,555) $(17,341,755)  $(9,535,249)
  Total assets..........................  $ 44,846,691  $ 66,773,492  $ 45,490,305   $47,201,031
  Total liabilities.....................  $ 43,087,252  $ 64,869,712  $ 32,347,801   $35,319,490
  Total stockholders' equity............  $  1,759,439  $  1,903,780  $ 13,142,504   $11,881,541

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

1. HISTORY OF LOSSES; EXPLANATORY PARAGRAPH IN INDEPENDENT AUDITOR'S REPORT.


    Since its inception, the Company has suffered significant losses from operations. The Company had net losses of $17,993,633 in the fiscal year ended December 31, 1995, $9,900,534 in the fiscal year ended December 31, 1994, and $4,704,714 in the fiscal year ended December 31, 1993, of which $13,103,928, $11,270,048 and $0, respectively, were incurred by the Jubilee Casino. The Company had net losses of $22,680,829, and $10,177,539 for the nine months ended September 30, 1996 and September 30, 1995, respectively, of which $1,958,501 and $8,611,999, respectively, were incurred by the Jubilee Casino. As of December 31, 1995 the Company has a working capital deficit of $39,993,555 and an accumulated deficit of $32,598,881. As a result of the material uncertainties relating to the Company's ability to continue as a going concern and fund its operations, the Company's independent auditors have included an explanatory paragraph in their report on the Company's financial statements addressing such uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."


2. CLOSING OF THE JUBILATION CASINO; POSSIBLE INABILITY TO MEET OBLIGATIONS TO CREDITORS.

    In July 1996 the Company began to implement its plans to close the Jubilation Casino during August 1996 due to the losses sustained and the expectation of continued losses of the Jubilation Casino. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company has had preliminary discussions with secured creditors of the Jubilation with regard to the liquidation of its secured obligations. There can be no assurance that the Jubilation will be able to repay all of its obligations to its creditors. In the event that the Jubilation is unable to repay its obligations to its creditors, the Jubilation may file a voluntary petition under the Bankruptcy Code, or creditors may initiate proceedings against the Jubilation thereby forcing the Jubilation into bankruptcy. In either event, creditors may assert claims against the Company seeking satisfaction of the Jubilation's debts. While the Company is not liable for the Jubilation's debts, there can be no assurance that creditors of the Jubilation will not assert claims against the Company, or that the Company will be able to successfully defend against any such claims. See "Business -- Casino Operations -- The Jubilation Casino."

3. GOVERNMENT REGULATION.

GENERAL

    The Company's ownership and operation of its properties are subject to regulation by federal, state and local governmental and regulatory authorities, including regulation relating to environmental protection. While the Company has not been the subject of any complaints or other formal or informal proceedings alleging any violations of government regulations, no assurance can be given that the Company is, or in the future will be, able to comply with, or continue to comply with current or future governmental regulations in every jurisdiction in which it conducts or will conduct its business operations without substantial cost or interruption of its operations, or that any present or future federal, state or local regulations may not restrict the Company's present and possible future activities. In the event that the Company is unable to comply with any such requirements, the Company could be subject to sanctions, which could have a materially adverse effect upon the Company's business. See "Business -- Government Regulation -- General," and "Business -- Casino Operations -- Current Operations."

LICENSING; LOSS OF GAMING LICENSE

    The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary on a state by state basis, but generally require the operator, each owner of a substantial interest (usually 5% or more) in the operator, members of the Board of Directors, each officer and all key personnel found suitable, and be approved, by the applicable governing body.

    The failure of any present, or future, person required to be approved to be, and remain qualified to hold a license could result in the loss of license. In almost all instances, the governing body has broad discretion in granting, renewing and revoking licenses. The loss or suspension of any license would have a material adverse effect on the Company. The requirement that the governmental body approve substantial shareholders, directors, officers and key personnel could discourage, delay or prevent a change in control of the Company.


    The operations of the Jubilee Casino and the Jubilation Casino are regulated by the Mississippi Commission. In October 1995, the Company's original licenses to operate the Jubilee Casino and the Jubilation Casino were renewed until December 1997. Each Mississippi gaming license has a term of two years and is subject to renewal. In July 1996, the Company began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company's license to operate the Jubilation Casino was withdrawn. The Company does not believe that the issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino will adversely affect the license to operate the Jubilee Casino since the Jubilee Casino is operating in compliance with applicable regulations, including regulations relating to issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino. There can be no assurance, however, that the issues raised by the Mississippi Commission will not adversely affect the license, or the renewal of the license, to operate the Jubilee Casino, or any future licenses for which applications may be submitted in Mississippi or elsewhere. In the event the Mississippi Commission were to revoke or fail to renew the Company's license to operate the Jubilee Casino, the Company's operations and financial condition would be materially adversely affected.


    The Company recently withdrew its application in Colorado since the Company does not intend to proceed with the acquisition for which such license was required.


    The Company applied for a gaming license in Missouri in the early part of 1995. At present the Company cannot predict when a final determination will be made regarding its license application in Missouri since the Missouri gaming authority (the "Missouri Commission") makes such determination at its discretion and is not required to do so within a fixed period of time. However, based upon discussions with the Missouri Commission, the Company does not anticipate receiving a final determination with respect to its license application within the next six months. The failure of the license to be granted could have a material adverse effect on the Company's expansion plans. See "Business -- Casino Operations -- Development Activities."

4. DEFAULTS IN OUTSTANDING INDEBTEDNESS; LOAN COVENANTS AND SECURITY INTEREST.

    The Company has incurred substantial indebtedness in connection with its operations and the acquisition of its casino properties; a substantial portion of this indebtedness is presently held by Bryanston, an affiliate of the Company. Substantially all of the Company's assets utilized in connection with its casino operations are pledged as security for these loans. The various loan documents contain covenants and restrictions which may limit or interfere with, the operation of the Company's business. See "Certain Transactions -- Bryanston."


    At September 30, 1996, the Company was in default of (i) its mortgage notes payable aggregating approximately $11,456,000 for non-payment, (ii) the equipment notes relating to the Jubilation Casino aggregating approximately $3,433,000 for the breach of several loan covenants and (iii) a loan payable to Bryanston of approximately $2,474,000 for non-payment. The Company received a waiver of the defaults of the loan payable and the 7,800,000 mortgage note payable to Bryanston through December 31, 1997. Accordingly, the mortgage note payable in the amount of $3,656,000 and the equipment notes payable ($3,433,000) relating to the Jubilation Casino, are reflected in current liabilities at September 30, 1996.


    In the event of a violation by the Company of any of the loan covenants, or upon the occurrence of any other events of default set forth in the loan documents, the lenders could exercise rights of foreclosure under the agreements, which would have a materially adverse effect on the Company's financial condition.


    While no default or acceleration has been declared by any of the lenders, no assurance can be given that a default will not be declared in the future. Declaration of a default would allow the lender whose indebtedness was in default to foreclose on any collateral for the loan and have a material adverse effect on the Company's business and operations.


5. INTENSE INDUSTRY COMPETITION.

MISSISSIPPI GAMING OPERATIONS


    The Company believes that its major market area is approximately 150 miles around the Jubilee Casino, based upon analysis of customer records completed by marketing and operational employees at the site. Within the market area of the Jubilee Casino there are presently 7 other casinos in operation and one additional casino in the planning stage. The Company is unaware of any progress on the planning of this additional casino. Two of the existing casinos is immediately adjacent to the Company's casino. Substantially all of these competitors have significantly greater financial, and other, resources than the Company and more experience in the gaming industry. It is likely that the intense competition in the Company's market area may limit the profitability of its operations, or even render them unprofitable.


    In addition, the Company experienced declining revenues during the year ended December 31, 1995 with respect to the operation of the Jubilation Casino. In management's opinion, this decline was due to the remote location of the Jubilation Casino and the increasing casino development in the Biloxi and Gulfport markets, which have proven more attractive to casino patrons. Due to the current level of competition and the anticipated increase in the competition around the Jubilation Casino, in July 1996, management began to implement its plans to close the Jubilation Casino during August 1996. Thereafter, on July 16, 1996 the Jubilation Casino was closed at the direction of the Mississippi Commission. In view of the conditions required to reopen and the earlier decision to close the Jubilation Casino, the Company determined not to reopen the Jubilation Casino. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Casino Operations."

HOTEL OPERATIONS

    There are many hotel management companies that provide services to hotels similar to the services provided by the Company. Many of the other companies are larger, better capitalized and have more experience in the management of hotels. While the Company believes that its management has expertise in operating major mid-market hotel franchises, economies of scale, innovative marketing strategies, there can be no assurance that the Company will be able to expand this segment of its business or that existing agreements will be renewed as they expire.

6. RELIANCE ON SIGNIFICANT CLIENTS; ADVERSE EFFECT OF TERMINATION OF AGREEMENTS.


    The Company provides Management Services to fourteen (14) hotels or motels. Of such hotels, twelve (12) for which the Company provides Management Services are owned by five companies. These five companies accounted for 22.6%, 18.5%, 17.1%, 17.0%, and 12.7% of revenues from hotel operations, respectively, in the Company's most recent fiscal year. The Management Agreements contain termination provisions which are consistent with hotel industry practice and may be terminated by either party due to an uncured default by the other party. One of the underlying Management Agreements is terminable at the discretion of the hotel owner, all are terminable upon a sale of the property by the owner and others are terminable if there is a material decrease in the hotel's operating results. The termination of a significant number of Management Agreements would have a material adverse effect on the Company's financial condition and results of operations.



    One of the management agreements, which accounted for 17.0% of Alpha Hotel's 1995 revenues, was terminated in 1995 due to the sale of the subject hotel and the new owner's termination of the agreement, as permitted by the terms of the agreement. One of the management agreements, which accounted for 12.7% of Alpha Hotel's 1995 revenues, expired in June 1996 and was not renewed by the owner. The remaining Management Agreements are terminable if there is a material decrease in the hotel's operating results and are all terminable on a sale of the property. In the first quarter of 1996, the Company entered into a Management Agreement to manage a hotel in Branson, Missouri, which was subsequently terminated due to the owner's inability to secure financing. If additional management agreements are not obtained during 1997, future revenues of Alpha Hotel will be impacted adversely.



    In addition, because almost all of the Company's current hotel management clients are sub-contracted through Bryanston, any failure on the part of Bryanston to continue its business operations or to maintain its Management Agreements would adversely affect the business, financial condition and results of operations of the Company. See "Business -- Hotel Operations."



    The Service Agreement pursuant to which the Company provides Management Services expire on various dates, subject to renewal if the underlying Management Agreements are renewed. The majority of the Management Agreements expire in the years 2001 and 2002. There can be no assurance that such agreements will be renewed. See "Business -- Hotel Operations."


7. DEPENDENCE ON SUCCESS OF MANAGED HOTELS.

    As the Company's hotel management revenues are based upon a percentage of an individual managed hotel's net revenues, any decline in a particular hotel's revenues because of a decrease in the number of hotel guests or other significant profit center, such as a hotel's restaurant or bar, would adversely affect the Company's results of operations. Furthermore, any downturn in general economic conditions, or of economic conditions in the localities where such managed hotels are located could likewise have an adverse effect on the Company's results of operations. See "Business -- Hotel Operations."

8. POSSIBLE INSUFFICIENCY OF LIABILITY INSURANCE.

    The Company maintains and intends to continue to maintain general liability insurance in amounts which management believes will be sufficient to cover casualty risks associated with the operation of its business, including fire property damage, personal injury, liquor liability, etc. At present, the Company is a defendant in two proceedings in each instance based upon the theory of "liquor liability" for the service of alcohol to a customer. The Company believes that its exposure in these two proceedings is adequately covered by the levels of insurance currently maintained. There can be no assurance, however, that such insurance will be adequate to cover unanticipated liabilities. See "Business -- Legal Proceedings."

9. TAXATION OF GAMING OPERATIONS.

    The Company believes that the prospect of significant additional revenue through taxation is one of the primary reasons why jurisdictions legalize gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the results of operations of the Company. Presently, the Company pays approximately 12% of gaming revenues in taxes and fees in Mississippi.

    With respect to any future operations in Missouri, the tax is 5% of the first $1,000,000, 12% of the next $2,000,000 and 20% of all adjusted gross receipts above $3,000,000. In addition there is a boarding tax of $1 payable to each of the local government and the state. See "Business -- Casino Operations -- Development Activities -- Alpha Missouri."

10. SEASONAL FLUCTUATIONS.

    The results of the casinos' operations have been seasonal, with the greatest activity occurring during the months of May through September. Consequently, the Company's operating results during the calendar quarters ending in December and March are not as profitable as those quarters ending in June and September, and losses result from time to time. The seasonal nature of the casinos' operations increases the risk that natural disasters or the loss of the casinos for any other reason during the May through September period would have a material adverse effect on the Company's financial condition and results of operations.

    The hotel industry is in general seasonal. Though the hotels that receive Management Services from the Company are distributed through various regions of the country, the revenues generated by such hotels are anticipated to be typically lower in the first and fourth quarters of each year. Since fees received by the Company are based on a percentage of the total net revenues generated by such hotels, the Company's operations are susceptible to seasonal variations.

11. CONFLICTS OF INTEREST.

    Mrs. Beatrice Tollman, the spouse of Mr. Stanley S. Tollman, the Chairman of the Board, President and Chief Executive Officer of the Company, is one of the principal owners of Bryanston. Certain conflicts of interest may arise with regard to the negotiation of agreements and business opportunities between the Company and Bryanston. Furthermore, Stanley S. Tollman is one of the principal owners of the Tollman-Hundley Hotel Group (the "T-H Hotel Group"), the constituent companies of which own or manage hotel properties containing an aggregate of 5,593 rooms and which may be in direct competition with hotels that receive Management Services from the Company. While Stanley S. Tollman and the T-H Hotel Group have entered into agreements with the Company pursuant to which each has agreed that any opportunity to provide Management Services to hotel properties owned by third-parties will be offered first to the Company for a period of five years commencing September 1, 1993 and the Company has established a policy that any agreements between the Company and Bryanston or the T-H Hotel Group must be approved by a majority of disinterested members of the Company's Board of Directors, there can be no assurance that conflicts of interest will not arise among such parties and the Company. See "Certain Transactions -- Bryanston."

12. DEPENDENCE UPON KEY PERSONNEL; ABSENCE OF FULL-TIME MANAGEMENT.

    The success of the Company is largely dependent upon the personal efforts of Mr. Stanley S. Tollman, its President and Chief Executive Officer. The Company does not maintain and does not intend to obtain a key employee life insurance policy on the life of Mr. Stanley S. Tollman. Although Mr. Stanley S. Tollman is only required to devote approximately 20% of his business time to the operations of the Company, the loss of the services of Mr. Stanley S. Tollman would have a material adverse effect on the prospects of the Company. In addition, although the casino operations are managed by full-time personnel, the Company and its hotel management operations are managed by individuals who also work for Bryanston." See "Management" and "Certain Transactions -- Bryanston."

13. NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES.


    Although the Company's Common Stock is quoted on NASDAQ and listed on the Boston Stock Exchange, there can be no assurance that the Company will be able to maintain such quotation or listing, or that, if maintained, a significant public market will be sustained. For continued listing on NASDAQ, a company, among other things, must have at least $2,000,000 in total assets and $1,000,000 in capital and surplus, and the listed security must have a minimum bid price of $1.00 per share. Recently, a proposal has been made to increase the continued listing criteria on NASDAQ. If implemented as proposed, stricter criteria for continued listing on NASDAQ would be imposed, including the implementation of a $2,000,000 net tangible assets test, higher public float and market value of public float criteria and the implementation of new corporate governance rules. No assurance can be given that such proposal will be adopted, or, if adopted, will be adopted in its current form. The Boston Stock Exchange's maintenance criteria require the Company to have total assets of at least $1,000,000 and total stockholders' equity of at least $500,000. At September 30, 1996 (unaudited), the Company had stockholders' equity of $1,759,439 and assets of $44,846,691. The Company has continued to operate at a loss through the date of this Prospectus.


    In the event the Common Stock were delisted from NASDAQ, trading, if any, would be conducted on the Boston Stock Exchange and in the over-the-counter market on the NASD's electronic bulletin board, in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Common Stock would be subject to Rules 15g1-15g6 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, a person with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the Offering to sell their securities in the secondary market.

    The Commission has also recently adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    While many NASDAQ-listed securities are covered by the definition of penny stock, transactions in a NASDAQ-listed security are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets ($5,000,000 if the issuer has not been in continuous operation for three years),

(ii) transactions in which the customer is an institutional accredited investor, or (iii) transactions that are not recommended by the broker-dealer. In addition, transactions in a NASDAQ security directly with a NASDAQ market-maker for such security are subject only to the sole market-maker disclosure, and the disclosure with respect to commissions to be paid to the broker-dealer and the registered representative.

    Finally, all NASDAQ securities would be exempt from the recently-adopted regulations regarding penny stocks if NASDAQ raised its requirements for continued listing so that any issuer with less than $2,000,000 in net tangible assets or stockholders' equity would be subject to delisting. These criteria are more stringent than the current NASDAQ maintenance requirements.

14. SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.


    The Company has 25,000,000 shares of Common Stock authorized, of which 13,478,325 are issued and outstanding. In addition, 409,000 shares may be issued upon the exercise of outstanding and currently exercisable options.



    Of the 13,478,325 shares of Common Stock currently issued and outstanding, 4,654,443 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in transactions not involving a public offering and are, as of November 5, 1995, eligible for sale under Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, after at least two years have elapsed from the sale by the Company or any affiliate of the restricted securities, can (along with any person with whom such individual is required to aggregate sales) sell, within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on NASDAQ or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months, after at least three years have elapsed from the sale by the Company or an affiliate of the restricted securities, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. The 4,654,443 shares are eligible for sale pursuant to Rule 144 by affiliates of the Company who are restricted as to the number of securities they can sell during any three-month period. Possible or actual sales of such Common Stock by stockholders of the Company under Rule 144 may have a depressive effect upon the price of the Common Stock, and could also render difficult the sales of Common Stock by investors. See "Description of Securities."


15. POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK.


    The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares, par value $.01 per share, of "blank check" preferred stock (the "Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. The Company has outstanding 738,163 shares of Series B Preferred Stock which is convertible into Common Stock (See "Certain Transactions -- Bryanston" and "Certain Transactions -- BP Group") and still has 261,837 shares of Preferred Stock available for issuance. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue the remaining Preferred Stock, or any Preferred Stock which becomes authorized but unissued after conversion into Common Stock, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that additional shares of Preferred Stock of the Company will not be issued at some time in the future. See "Description of Securities -- Preferred Stock" and "Certain Transactions -- Bryanston" and "Certain Transactions -- BP Group."

16. OTHER POSSIBLE ADVERSE EFFECTS OF PREFERRED STOCK


    The Company has 738,163 shares of Series B Preferred Stock outstanding. These shares were issued to Bryanston and BP Group, Ltd. ("BP"), a corporation wholly-owned by Ms. Patricia Cohen, a director of the Company (See "Certain Transactions -- Bryanston" and "Certain Transactions -- BP Group") in connection with the conversion of indebtedness owed by the Company to them. Each share of outstanding Series B Preferred Stock (i) entitles the holder to one vote; (ii) has a liquidation value of $29.00 per share; (iii) has a cash dividend rate of 10% of liquidation value, payable quarterly, which increases to 13% of liquidation value if the cash dividend is not paid within 30 days of the end of each fiscal year and in such event is payable in Common Stock valued at the then market price, and (iv) is convertible into eight shares of Common Stock. There are presently three debt instruments which prohibit the payment of cash dividends. Therefore, the Company, until payment in full of such indebtedness, will be required to pay a 13% Series B Preferred Stock dividend in Common Stock.



    The conversion of Series B Preferred Stock into Common Stock and/or the issuance of Common Stock in payment of the Series B Preferred Stock dividend, may dilute the value of the outstanding shares of Common Stock, may adversely affect the Company's ability to obtain equity capital, and, if such Common Stock was sold in the public market, when permitted by law, may adversely affect the market price of the Common Stock. See "Description of Securities" and "Dividend Policy."

                                USE OF PROCEEDS

    The Company may receive approximately $1,527,250 from certain Selling Stockholders upon the exercise of options for which the underlying shares are being registered hereunder. However, there can be no assurance that any or all of such options will be exercised particularly since the Company cannot redeem or cancel such options to encourage their exercise. Should such options be exercised, any proceeds derived therefrom will be used by the Company for working capital purposes, which may include the repayment of debt and/or payables, depending upon if and when any such funds are received. Based upon the current market price of the Company's Common Stock and the exercise prices of the options for which the underlying shares are being registered hereunder, the Company does not anticipate that the Selling Stockholders will exercise such options in the immediate future. See "Selling Stockholders."

                           CERTAIN MARKET INFORMATION

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


    The Company's Common Stock and its Redeemable Common Stock Purchase Warrants (the "Warrants") are traded on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("NASDAQ") and the Boston Stock Exchange under the symbols "ALHY" and "ALHYW," and "ALH" and "ALHW." The following table sets forth the high and low sale prices for Common Stock and Warrants as reported by NASDAQ.



                                                                  COMMON STOCK            WARRANTS
                                                              --------------------  --------------------
                                                                HIGH        LOW       HIGH        LOW
                                                              ---------  ---------  ---------  ---------

1996 QUARTERS
First.......................................................  $    3.25  $   2.375  $    7/16  $     1/8
Second......................................................       4.75       2.00        7/8      11/32
Third.......................................................      4.125       2.00      19/32        1/4
Fourth......................................................      2.375       1.25       9/16        1/4

1995 QUARTERS
First.......................................................  $   6.875  $   3.375  $    9/16  $   33/64
Second......................................................      4.250      2.250        3/8       3/16
Third.......................................................      4.375      2.215       7/16       5/32
Fourth......................................................      6.125       4.00       9/16       5/16

1994 QUARTERS
First.......................................................  $  18.251  $   11.75  $       7  $   4 5/8
Second......................................................     13.325      5.265      4 1/8      1 1/4
Third.......................................................       6.75       5.50      2 1/8        7/8
Fourth......................................................       7.50      4.625      1 1/4        5/8



    As of January 27, 1996, 13,478,325 shares of Common Stock and 738,163 shares of Preferred Stock of the Company were issued and outstanding. The outstanding shares of Common Stock were held of record by approximately 800 persons including ownership by nominees who may hold for multiple beneficial owners.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at September 30, 1996 and December 31, 1995, and as adjusted to reflect the satisfaction of the obligations for which the Selling Stockholders' Shares are being registered. This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included herein.



                                                                       ACTUAL AND AS ADJUSTED
                                                                 ----------------------------------
                                                                   SEPTEMBER 30,       DECEMBER 31,
                                                                       1996                1995
                                                                 -----------------     ------------
                                                                    (UNAUDITED)

Current portion of long-term debt................................ $      10,573,082    $ 27,319,666
Long-term debt, less current maturities.......................... $      13,598,400    $  2,311,751
Stockholders' Equity
Preferred Stock, $.01 par value, authorized 1,000,000 shares;
 738,163 issued and outstanding at September 30, 1996
 (unaudited)..................................................... $           7,382    $         --
  Common Stock, $.01 par value, authorized 17,000,000 shares;
    issued and outstanding 13,478,325 and 12,354,482 shares at
    September 30, 1996 (unaudited) and December 31, 1995,
    respectively................................................. $         134,782    $    123,544
  Capital in excess of par value................................. $      57,432,153    $ 32,779,117
  Common Stock subscribed........................................ $              --    $  1,600,000
  Accumulated deficit............................................ $     (55,814,878)   $(32,598,881)
  Total Stockholders' equity..................................... $       1,759,439    $  1,903,780
Total capitalization............................................. $      15,357,839    $  4,215,531

                                DIVIDEND POLICY



    The Company has not paid any dividends, cash or otherwise, since its inception. The Company plans to use earnings, if any, to fund growth and presently has no intention to pay any cash dividends in the foreseeable future. Pursuant to the terms of a loan to the Company currently held by Bryanston (the "Term Loan"), the Company may not pay cash dividends without the consent of Bryanston until the Term Loan is paid in full. Two additional debt instruments are subordinate to the Term Loan and also prohibit the payment of cash dividends until paid in full. These are: (i) equipment leases originally held by Bally and subsequently sold to General Electric Credit Corp. which had an aggregate balance of approximately $3,433,000 at September 30, 1996, accrues interest at rates of 12% and 12.75%, and mature in 1997 and (ii) a mortgage held by Caterpillar on the Jubilation Casino which had an outstanding balance of approximately $3,656,000 at September 30, 1996, accrues interest based upon the 30 day commercial paper rate and matures at May 1, 2000. See "Certain Transactions--Bryanston" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."



    The Company has 738,163 shares of Series B Preferred Stock outstanding, which (i) entitles the holders to one vote per share; (ii) has a liquidation value of $29.00 per share; (iii) has a cash dividend rate of 10% of liquidation value, payable quarterly, which increases to 13% of liquidation value if the cash dividend is not paid within 30 days at the end of each fiscal year and in such event is payable in Common Stock at the then market price and (iv) is convertible into eight shares of Common Stock. Since there are three debt instruments which prohibit the payment of cash dividends, the Company will be required to pay a 13% Series B Preferred Stock dividend in Common Stock. See "Description of Securities."

                            SELECTED FINANCIAL DATA



    Period ended December 31, 1993 and years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996.


(DOLLARS IN THOUSANDS)


                                                                                             MARCH 19, 1993
                                                                                                (DATE OF
                                                                                               INCEPTION)
                                              NINE MONTHS ENDED       YEAR ENDED DECEMBER          TO
                                                SEPTEMBER 30,                 31,             DECEMBER 31,
                                           ------------------------  ---------------------  -----------------
                                              1996         1995         1995       1994           1993
                                           -----------  -----------  ----------  ---------  -----------------
                                           (UNAUDITED)  (UNAUDITED)

Revenues.................................   $  37,400    $  22,313   $   30,520  $  46,100      $     877
Net Loss.................................   $ (22,681)   $ (10,177)  $  (17,994) $  (9,901)     $  (4,705)
Loss per common share....................   $   (1.71)   $   (0.99)  $    (1.69) $    (.97)     $    (.53)



                                                   SEPTEMBER 30,                 DECEMBER 31,
                                              ------------------------  -------------------------------
                                                 1996         1995        1995       1994       1993
                                              -----------  -----------  ---------  ---------  ---------
                                              (UNAUDITED)  (UNAUDITED)

Total assets................................   $  44,847    $  41,812   $  66,773  $  45,490  $  47,201
Long-term debt..............................   $  24,171    $  28,019   $  29,631  $  20,100  $  24,874
Mandatorily redeemable common stock.........   $      --    $      --   $      --  $     565  $      --
Stockholders' equity........................   $   1,759    $   3,530   $   1,904  $  13,143  $  11,882


      SEE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
          RESULTS OF OPERATIONS AND CONSOLIDATED FINANCIAL STATEMENTS.

                                    BUSINESS


    Alpha Hospitality Corporation (the "Company"), through its seven subsidiaries, is engaged in (i) the ownership and operation of gaming vessel the Bayou Caddy's Jubilee casino (the "Jubilee Casino"), located in Greenville, Mississippi, which is operated by the Company's subsidiary Alpha Gulf Coast, Inc. ("Alpha Gulf"), (ii) the pursuit of gaming licenses for additional casinos in various states (which is accomplished through the Company's subsidiaries Alpha Missouri, Inc. ("Alpha Missouri"), Alpha Monticello, Inc. ("Alpha Monticello"), Alpha Rising Sun, Inc. ("Alpha Rising Sun") and Alpha St. Regis, Inc. ("Alpha St. Regis"), and (iii) the provision of management services to hotels owned by third-parties (which is conducted through the Company's subsidiary Alpha Hotel Management Company, Inc. ("Alpha Hotel")). From December 1995 to July 16, 1996, the Company, through its subsidiary Jubilation Lakeshore, Inc. ("Jubilation Lakeshore"), formerly known as the Cotton Club of Greenville Inc. (the "Cotton Club"), operated a second gaming vessel, the Jubilation Casino.



    The Company was incorporated in Delaware on March 19, 1993, Alpha Gulf was incorporated in Delaware on May 4, 1993, Jubilation Lakeshore was incorporated in Mississippi on December 8, 1992, Alpha Missouri was incorporated in Delaware on March 17, 1995, Alpha Monticello was incorporated in Delaware on May 30, 1996, Alpha Rising Sun was incorporated in Delaware on August 6, 1993, Alpha St. Regis was incorporated in Delaware on June 24, 1994, and Alpha Hotel was incorporated in Delaware on March 19, 1993. The Company's principal executive offices are located at 12 East 49th Street, New York, New York, 10017 and its telephone number is 212-750-3500.


CASINO OPERATIONS

    CURRENT OPERATIONS


    From December 1995 through July 16, 1996, the Company operated two casinos in their respective new locations in an effort to increase return on such gaming assets. Although management is satisfied with the results of operation of the Jubilee Casino since the relocation, the Jubilation Casino continued to operate at a deficit. As a result, in July 1996 management began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. See "The Jubilation Casino."


    THE JUBILATION CASINO

    The Jubilation Casino, located in Lakeshore, near Waveland, Hancock County, Mississippi on the Gulf of Mexico, is owned and operated by the Company's wholly-owned subsidiary, Jubilation Lakeshore. In October 1995, the Company consummated the Cotton Club Acquisition through which it acquired the Jubilation Casino and certain additional assets that support its operation as a casino, including leasehold interests incidental to the ownership of the Jubilation Casino relating to its original location in Greenville, Mississippi. Specifically, the Company acquired 100% of the outstanding stock of Cotton Club, existing shareholder notes in the amount of approximately $8 million and certain additional assets of affiliates of Cotton Club, which support its operation as a casino. The Company paid to the shareholders of Cotton Club $2,404,898 in cash and $3,293,020 in notes and transferred $4,500,000 worth of its Common Stock, consisting of 782,609 shares valued at $5.75 per share, as determined by the closing bid price of the Common Stock as of the day prior to the closing of the transaction. Prior to the Cotton Club Acquisition, the Company applied for and received the required license renewals and approvals from the Mississippi

Commission. The operation of the Jubilation Casino is subject to state and local regulation. See "Business -- Government Regulation -- Licensing -- Mississippi."



    Following the consummation of the Cotton Club Acquisition, the Jubilation Casino was moved from Greenville to Lakeshore, where it reopened on December 21, 1995. Management believes that the Cotton Club Acquisition and the subsequent relocation of the Jubilation Casino to Lakeshore were consistent with its strategy to maximize the profitability of its gaming assets. In particular, management believed that the smaller Jubilation Casino could adequately service the existing Lakeshore market with substantially reduced cost of operations. However, based upon the Jubilation Casino's limited capacity, remote location and the increasing casino development in the Biloxi and Gulfport markets (which have proven more attractive to casino patrons), the Jubilation Casino was unable to overcome operating deficits. As a result, in July 1996 management began to implement its plans to close the Jubilation Casino during August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino.



    In connection with the plan to close the Jubilation Casino, management believes it has taken the appropriate action required by federal law with respect to providing notice of such closing to its employees. In connection with the closing of the Jubilation Casino, management updated its assessment of the realizability of the leasehold improvements and related assets of the Jubilation Casino. This resulted in an impairment loss of approximately $14,507,000 and stockholders' equity below the requirements for continued listing of the Company's securities on NASDAQ. In order to maintain continued listing on NASDAQ, the Company accepted proposals by Bryanston and BP to convert approximately $19,165,000 and $1,222,000, respectively, of debt to 693,905 and 44,258 shares of Series B Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Certain Transactions -- Bryanston" and "Certain Transactions -- BP Group."


    THE JUBILEE CASINO

    The Jubilee Casino, located in Greenville, Mississippi, is owned and operated by the Company's wholly-owned subsidiary Alpha Gulf. On May 14, 1993, pursuant to an asset purchase agreement among Alpha Gulf, B.C. of Mississippi, Inc. ("B.C.") (formerly known as Bayou Caddy, Inc.), and certain shareholders of B.C., the Company acquired B.C.'s leasehold interests under certain lease agreements and certain other assets incidental to the development and ownership of the Jubilee Casino. The Company proceeded with this acquisition because it gave the Company the opportunity to enter the casino business in Lakeshore, Mississippi, the original site of the Jubilee Casino. Moreover, B.C. had already initiated the process of obtaining requisite approvals for casino operation in Lakeshore, thereby expediting the Company's ability to conduct casino operations in Mississippi. See "Certain Transactions -- Bayou Caddy Acquisition."

    The Company initiated the Jubilee Casino's gaming operations on January 12, 1994, subsequent to its construction on a marine vessel in 1993, which construction received the requisite approvals from the U.S. Army Corps of Engineers and the Mississippi Department of Natural Resources. Prior to the initiation of the Jubilee Casino's gaming operations, the Company applied for and received the required license renewals and approvals from the Mississippi Commission. See "Business -- Government Regulation -- Licensing -- Mississippi."

    Following the Cotton Club Acquisition, the Company transferred the Jubilee Casino from Lakeshore to Greenville. The Jubilee Casino reopened in Greenville on November 17, 1995. The movement of the

Jubilee Casino to Greenville increased the capacity at Greenville and brought an upscale facility to the Greenville market. Management believed that the relocation of the Jubilee Casino to Greenville was an appropriate action designed to increase the return on the Company's gaming assets in Mississippi.

    The Jubilee Casino has 838 slot machines and 29 table games. In addition to its gaming activities, the Jubilee Casino includes a 175 seat buffet, a 350 seat showroom, a 98 seat restaurant and parking to accommodate 950 customer vehicles. In January 1996, the Company completed renovation of its leased restaurant facility at Greenville in order to give customers a dining alternative, offering fine dining in an elegant setting. Management believes that the Jubilee Casino, which offers an attractive casino environment and significant casino capacity, will be able to capture a significant portion of the Greenville market. In addition, the Company believes that its management's experience, together with ongoing entertainment and promotional efforts, will enable it to expand the market for the Jubilee Casino to areas outside of Greenville.

    DEVELOPMENT ACTIVITIES

    NEW YORK

    In March 1994, the Company entered into a joint venture agreement relating to the operation and development of a gaming facility located on the reservation of the St. Regis Mohawk Tribe of Hogansburg, New York (the "Tribe"). The Company does not intend to proceed with the project at Hogansburg, New York since the Company and the Tribe are exploring a more suitable arrangement relating to the development of a casino in Sullivan County, New York, as discussed below.


    On January 19, 1996, the Company, through its subsidiary, Alpha St. Regis, entered into a memorandum of understanding with Catskill Development, L.L.C. ("Catskill") regarding the development and management of a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. The development and management of this casino will be undertaken by Mohawk Management L.L.C., a company of which the Company's subsidiary Alpha Monticello owns 50%, and will be responsible for the day-to-day operations. It is intended that the casino will be owned by the Tribe and will be located on land to be placed in trust for the benefit of the Tribe. The Monticello Raceway is located 90 miles from New York City. The projected casino would be the closest casino to the metropolitan New York City area.


    The casino project is subject to approval by the U.S. Department of the Interior and its Bureau of Indian Affairs, the National Indian Gaming Commission and the Governor of the State of New York, as well as the execution of definitive agreements with the Tribe. It is contemplated that the Company will be required to contribute an amount preliminarily estimated at $250,000 toward the design, architectural and other costs of developing plans for the casino. Under the memorandum of understanding, Catskill and the Company commit to enter into a definitive agreement on the terms established in the memorandum, but there can be no assurance that such an agreement will ever be consummated. Bryanston is a 25% member of Catskill.


    Catskill purchased the 225 acre Monticello Raceway in June 1996. Catskill plans to continue Monticello's racing program and to explore other development at the site in addition to the St. Regis Mohawk Casino.



    On August 2, 1996, Mohawk Management L.L.C. executed an agreement with the Tribe for the management of the proposed casino. The Tribe has submitted the agreement to the National Indian Gaming Commission for its approval.


    MISSOURI

    In February 1995, the City of Louisiana, Missouri, designated the Company as the exclusive designee to enter into negotiations with the city to develop a riverboat gaming facility at the city's Mississippi River shoreline. The City of Louisiana is currently competing with other cities in Missouri for the next gaming license to be granted in the state. In the event that the state gaming authorities select Louisiana, Missouri as the locality to receive the next gaming license to be granted, the Company, as the city's exclusive designee, would be the recipient of such license. Consequently, the Company's wholly-owned subsidiary

Alpha Missouri entered into a lease agreement with the City of Louisiana relating to certain city-owned riverfront property required for the project. Except for certain preliminary payments to the city, the Company's obligation under the lease are conditioned on the grant a gaming license by the Missouri gaming authorities.


    Alpha Missouri has submitted to the Missouri Commission the initial applications for site approval and a gaming license. The Missouri Commission conducted meetings with the Company in the first quarter of 1996 at which time the Company presented its project for priority consideration. There are no objective criteria which the Missouri Commission is required to follow in making its determinations. However, based upon discussions with the Missouri Commission, the Company does not anticipate receiving a final determination with respect to its license application within the next six months. See "Risk Factors -- Licensing and Regulation."


    The City of Louisiana is located approximately 60 miles north of metropolitan St. Louis and 70 miles from Springfield, Illinois, that state's capital.

    The Company anticipates that it will provide a gaming vessel with a capacity of approximately 750 gaming positions. The project cost is presently expected to be approximately $20 million.

    COLORADO

    On January 25, 1995, the Company entered into an agreement to acquire all of the outstanding common stock of Doc Holliday, Inc. ("Doc Holliday"), the owner and operator of an 18,000 square foot casino in Central City, Colorado. In the fall of 1995, the Company filed the requisite forms with the Colorado Division of Gaming for approval of the Company's operation of Doc Holliday's casino in Central City, Colorado. Since the Company's due diligence investigation revealed that the acquisition was not in the best interests of the Company, in early 1996 the Company decided not to proceed with the acquisition and exercised its contractual right to terminate the agreement.

    INDIANA

    In February 1995, Alpha Rising Sun entered into two letters of intent with subsidiaries of Bally Entertainment Corporation ("Bally") to develop and manage a proposed casino and related upland development at the City of Rising Sun. Therefore, the Company, through its subsidiary Alpha Rising Sun, filed an application for a riverboat gaming license for the County of Ohio, City of Rising Sun, with the Indiana Gaming Commission in the first quarter of 1994. Since the license was awarded to another entity, the Company has discontinued its efforts to expand its casino operations in Indiana. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKETING


    The Company concentrates its sales, marketing and promotional activities for the Jubilee Casino in a target market within a 150 mile radius of the casino. The target markets are reached through a combination of billboards, radio, television, newspaper advertising, and direct mail. Also, casino brochures are placed in tourist information areas, local and regional hotels, restaurants and bars.


    The Company has developed an in-house mailing list in excess of 225,000 casino customers. These customers are made up of table game players and "Slot Club" members. Table game customers are identified through the casino's marketing representatives and their play is monitored to evaluate whether the customer warrants complimentary services provided by the casino. The award of complimentary services is consistent with standard industry practices and is based upon a customer's duration of play and average amount wagered. The "Slot Club" is an operation which allows the casino's computerized tracking system to identify customers, amount of play and other pertinent characteristics. The "Slot Club" is an ongoing promotion where members are issued cards and accumulate points based on the amount of their play. Such points are redeemable for food, beverages or merchandise. Tournaments for blackjack, craps and poker are held, along with other special events and promotions.

    The Company has established a bus program at the Jubilee Casino in order to facilitate travel to the casino from areas within a reasonable distance from the casino. The Company markets its bus program to generate business in areas extending both within and beyond the 150-mile radius of concentrated advertising. The marketing department coordinates with various tour groups, travel agencies and junket representatives who develop regular scheduled and chartered bus service to bring customers to the Jubilee Casino on a 24-hour basis.


    The Company seeks to maintain and upgrade its gaming vessel so that it is competitive in the industry. With the closing of the Jubilation Casino the Company has discontinued its marketing activities relating to the Jubilation Casino. See "Business -- Current Operations."


COMPETITION


    There are currently 17 casinos located on the Mississippi River. In the Greenville market, the Company's Jubilee Casino competes with the Las Vegas Casino and the Lighthouse Point Casino, which opened in November 1996. The opening of the Lighthouse Point Casino resulted in a decrease in the gaming revenues of the Jubilee Casino which is expected to be corrected as the marketing programs of the new Lighthouse Point Casino help to increase the total Greenville market. Since the opening of the new casino, the Jubilee Casino's fair share of the market, based on the number of player positions in the market, has improved. The Company believes that the Jubilee Casino is well-positioned to compete successfully with the two other casinos in the Greenville market. Approximately 60 miles south of Jubilee Casino is Vicksburg. Vicksburg has four casinos: the Isle of Capri, Harrahs Vicksburg, Ameristar, and Rainbow Casino. Approximately 110 miles south of Jubilee Casino is Natchez with the Lady Luck Natchez Casino. Approximately 90 miles north of the Jubilee Casino is Coahoma County with the Lady Luck Coahoma Casino. Tunica County is approximately 180 miles north of the Jubilee Casino and has eight casinos -- Harrahs Tunica, Sams Town, Fitzgeralds, Sheraton, Hollywood Casino, Circus Circus, Horseshoe Casino and Ballys. Since casinos within a 60 or 180 mile radius of the Jubilee Casino are not considered by the Company to be within its competitive market, the Company does not deem the casinos in Vicksburg, Coahoma County, or Tunica County to be among its competitors.



    The Company has remained competitive in the markets affecting the Jubilee Casino by keeping its gaming vessel well-maintained and by offering superior accommodations, entertainment programs and special events. In addition, the Company's advertising and marketing efforts have focused on maintaining the Company's presence in its market.



    Although the Jubilee Casino has remained competitive, the Jubilation Casino, located on the Mississippi Gulf Coast, was unable to compete satisfactory with the major casino developments in the Biloxi and Gulfport markets. This resulted in management's decision to close the Jubilation Casino during August 1996. See "Casino Operations -- Current Operations -- The Jubilation Casino."


    Louisiana approved unlimited stakes riverboat gaming in 1993 and set aside up to 15 licenses for issuance. The first of the New Orleans area riverboats opened in December 1993. A land-based casino in downtown New Orleans was also approved and its temporary facility opened in May 1995. That casino closed in December 1995 and filed for protection from creditors under Chapter 11 of the Bankruptcy Act. The Company understands that there are on-going discussions between the owner of the New Orleans casino, the State of Louisiana, City of New Orleans, and the casino's bondholders concerning the possible reorganization of that casino.

SEASONAL FLUCTUATIONS

    The results of the casinos' operations have been seasonal, with the greatest activity occurring during the fair weather months of May through September. Consequently, the Company's operating results during the calendar quarters ended in December and March are not as profitable as those quarters ending in June and September, and losses result from time to time. The seasonal nature of the casinos' operations increases the risk that natural disasters or the loss of the casinos for any other reason during the May through September period would have a material adverse effect on the Company's financial condition and results of operations.

GOVERNMENT REGULATION

    GENERAL

    The Company's ownership and operation of its properties are subject to regulation by federal, state and local governmental and regulatory authorities, including regulation relating to environmental protection. While the Company has not been the subject of any complaints or other formal or informal proceedings alleging any violations of government regulations, no assurance can be given that the Company is, or in the future will be, able to comply with, or continue to comply with current or future governmental regulations in every jurisdiction in which it conducts or will conduct its business operations without substantial cost or interruption of its operations, or that any present or future federal, state or local regulations may not restrict the Company's present and possible future activities. In the event that the Company is unable to comply with any such requirements, the Company could be subject to sanctions, which could have a materially adverse effect upon the Company's business. See "Business -- Government Regulation -- General," and "Business -- Casino Operations -- Current Operations."

    LICENSING

    The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary on a state by state basis, but generally require the operator, each owner of a substantial interest (usually 5% or more) in the operator, members of the Board of Directors, each officer and all key personnel found suitable, and be approved, by the applicable governing body. The failure of any present, or future, person required to be approved to be, and remain qualified to hold a license could result in the loss of license.

MISSISSIPPI

    GENERAL

    The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, primarily the licensing and regulatory control of the Mississippi Commission and the Mississippi State Tax Commission (collectively, the "Mississippi Authorities").

    The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Authorities; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and to extensive interpretation by the Mississippi Commission in view of their recent adoption. Changes in Mississippi law or regulations may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on the Company and the Company's Mississippi gaming operations.

    The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Mississippi Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of January 1, 1996, dockside gaming was permissible in 9 of the 14 eligible counties in the state and gaming operations had commenced in Adams, Hancock, Harrison, Tunica and Warren counties. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi.

    REGISTRATION AND LICENSING

    The Company, a registered publicly-traded holding company under the Mississippi Act, is required periodically to submit detailed financial and operating reports to the Mississippi Authorities and to furnish any other information that the Mississippi Authorities may require. The Company and any subsidiary of the Company that operates a casino in Mississippi (a "Gaming Subsidiary"), is subject to the licensing and regulatory control of the Mississippi Commission. If the Company is unable to continue to satisfy the registration requirements of the Mississippi Act, the Company and its Gaming Subsidiaries cannot own or operate gaming facilities in Mississippi. Each Gaming Subsidiary must obtain gaming licenses from the Mississippi Commission to operate casinos in Mississippi. A gaming license is issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations and physical inspection of casinos prior to opening. A license for the operation of each of the casinos was granted by the Mississippi Commission.

    Gaming licenses are not transferable, are initially issued for a two-year period and are subject to periodic renewal. No person may receive any percentage of profits from a gaming subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Commission.

    LICENSING OF OFFICERS, DIRECTORS AND EMPLOYEES

    Officers, directors and certain key employees of the Company and its Gaming Subsidiaries must be found suitable or be licensed by the Mississippi Commission, and employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. In addition, any person having a material relationship or involvement with the Company may be required to be found suitable or be licensed, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a license for any cause that it deems reasonable. Changes in licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a license, the Mississippi Commission has jurisdiction to disapprove a change in corporate officers. The Mississippi Commission has the power to require any Gaming Subsidiary and the Company to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

    INVESTIGATION OF HOLDERS OF SECURITIES AND OTHERS

    Mississippi law requires any person who acquires beneficial ownership of more than 5% of the Common Stock to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of the Common Stock, as reported in filings under the Exchange Act, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a company's stock. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. Representatives of the Mississippi Commission have indicated that institutional investors may only be required to file summary information in lieu of a suitability finding.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of the Company beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. The Company is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or its Gaming Subsidiaries, the Company: (i) pays the unsuitable person any dividend or other distribution upon the voting securities of the Company; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;
(iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or
(iv) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

    The Company may be required to disclose to the Mississippi Commission upon request the identities of the holders of any debt securities. In addition, the Mississippi Commission under the Mississippi Act may, in its discretion, (i) require disclosure of holders of debt securities of corporations registered with the Mississippi Commission, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

    REQUIRED RECORDS

    The Company must maintain a current stock ledger in Mississippi that the Mississippi Commission may examine at any time. If any securities of the Company are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company must also render maximum assistance in determining the identity of the beneficial owner.

    The Mississippi Act requires that the certificates representing securities of a publicly-traded corporation (as defined in the Mississippi Act) bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. The Mississippi Commission has the power to impose additional restrictions on the holders of the Company's securities at any time.

    APPROVAL OF CORPORATE MATTERS AND FOREIGN GAMING OPERATIONS

    Substantially all loans, leases, sales of securities and similar financing transactions by a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. Changes in control of the Company through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without the prior approval of the Mississippi Commission.

    The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other takeover defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly-traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Commission before the Company may make exceptional repurchases of voting securities above the current market price of its Common Stock (commonly called "greenmail") or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Commission if the Company adopts a plan of recapitalization proposed by its Board of Directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of the Company.

    Neither the Company nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Authorities to have access to information concerning the out-of-state gaming operations of the Company and its affiliates.

    SANCTIONS

    If the Mississippi Commission were to decide that a Gaming Subsidiary had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke the license of the Gaming Subsidiary. In addition, the Gaming Subsidiary, the Company and the persons involved could be subject to substantial fines for each separate violation. Because of such violation, the Mississippi Commission could appoint a supervisor to operate the casino facilities, and, under certain circumstances, earnings generated during the supervisor's appointment (except the reasonable rental value of the casino facilities) could be forfeited to the State of Mississippi. Limitations, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's and the Gaming Subsidiary's gaming operations.


    On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. The Company does not believe that the issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino will adversely affect the license to operate the Jubilee Casino since the Jubilee Casino is operating in compliance with applicable regulations, including regulations relating to issues raised by the Mississippi Commission regarding the operation of the Jubilation Casino. There can be no assurance, however, that the issues raised by the Mississippi Commission will not adversely affect the license, or the renewal of the license, to operate the Jubilee Casino, or any future licenses for which applications may be submitted in Mississippi.


    FEES AND TAXES

    License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the counties and cities in which a Gaming Subsidiary's operations will be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino or (iii) the number of tables games operated by the casino. The license fee payable to the State of Mississippi based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and less than $134,000 per month, and 8% of gaming receipts over $134,000. The foregoing license fees are allowed as a credit against the Company's Mississippi income tax liability for the year paid.

    MISSOURI AND NEW YORK

    Missouri law and the Federal Indian Gaming Law (as it relates to the Company's proposed operation in New York), each provide for a comprehensive, detailed scheme for the control of gaming operations in the state and the issuance of licenses for gaming, both to gaming facilities and to persons involved in certain gaming related activities. With respect to the Company's compact with the Tribe relating to the proposed casino to be built in Sullivan County, New York, the State of New York has provided for regulation of Indian gaming casinos through the New York State Racing and Wagering Board. Each of the supervising governmental agencies is authorized to promulgate rules and regulations applicable to the administration of gaming related laws.

    In connection with its proposed operations in Missouri, the Company has commenced the application and approval process with the Missouri Gaming Commission. The Company does not anticipate receiving a final determination with respect to its license application within the next twelve months. In connection with its proposed operations in New York, the Company is preparing the documentation required to be filed with the National Indian Gaming Commission.

HOTEL OPERATIONS

    GENERAL


    Through Alpha Hotel, the Company provides Management Services to fourteen
(14) hotels or motels. The Company provides Management Services to thirteen (13) of such hotels or motels primarily under Service Agreements with Bryanston. The Company provides Management Services to these thirteen (13) hotels on behalf of Bryanston (which is 50% owned by Mrs. Beatrice Tollman, the spouse of the Company's Chairman and co-Chief Executive Officer, and 50% owned by a trust for the benefit of a child of Mr. Monty D. Hundley, the Company's former President and co-Chief Executive Officer), pursuant to individual Management Agreements. The rights to provide the Management Services were acquired by the Company in partial consideration for the issuance of the Company's Common Stock to Bryanston. Such rights were recorded by the Company at no cost to the Company based on its predecessor's cost, which was $0. Pursuant to the Service Agreement, the Company is the sole provider to such hotels of Management Services required of Bryanston, and receives substantially all fees due to Bryanston under the Management Agreements. In addition, the Company provides Management Services to one hotel located in Myrtle Beach, South Carolina under an agreement with the hotel's owner. All of the fourteen (14) hotels are "mid-priced," ranging between $40 and $70 per night, and all but one are operated as Days Inns.


    The Company and Bryanston have designed a financial management system whereby all accounting information is processed in a centralized accounting office in Hopewell Junction, New York. The system includes management of all cash, accounts payable and receivable, and generates detailed monthly financial statements. The Company provides each property with standardized forms and procedures in order that all accounting in the management system is uniform. In connection with the Service Agreement, effective September 1, 1993, the Company entered into an expense reimbursement agreement (the "Expense Reimbursement Agreement") with Bryanston for the use of certain office space at its Hopewell Junction, New York facility in connection with the Company's hotel management operations. Pursuant to the terms of the Expense Reimbursement Agreement, the Company reimburses Bryanston on a monthly basis for its share of rent, office expenses and direct payroll. The Expense Reimbursement Agreement allows for cost-effective centralization and management of the Company's operations, partly based on the Service Agreement and partly based on the fact that Bryanston, which employs some of the Company's employees, is also based at the Hopewell Junction office. See "Certain Transactions" and "Management."


    Under the Service Agreement, the Company is compensated for its services in an amount equal to a percentage of total net revenues of the managed hotels (net of 1% of aggregate revenue retained by Bryanston). Such percentages range from 2% to 5%. Additional fees are earned from various incentive agreements and accounting fees. The Management Agreements typically have a term of 10 years and most have specified renewal terms. The majority of the initial terms expire in the years 2001 and 2002. The Management Agreements contain termination provisions that are consistent with hotel industry practice and may be terminated by either party due to an uncured default by the other party. One of the Management Agreements is terminable at the discretion of the hotel owner and others are terminable if there is a material decrease in the hotel operating results or upon sale of the property. Management Agreements may also be terminated upon the sale of the managed hotels. Since January 1, 1991, nine Management Agreements have been terminated, six of which were terminated due to the sale of the subject hotels two of which were terminated due to the conversion of the subject hotels to different hotels and one of which was not renewed by the owner upon expiration of the agreement's term. In eight of the nine cases the new owners exercised their rights to terminate the agreements upon the occurrence of the above-stated events.

    As indicated above, many of the managed hotels are operated as Days Inns by arrangement with Bryanston, which is a Days Inns licensee. The terms of Bryanston's license provide for a special, partial exemption from the Days Inns license fees, which is ordinarily 8% of total net revenue for each of the hotels for which the Company provides management services. Each of the managed hotels is charged applicable fees for marketing and reservation service, but is exempt from the so-called "basic fee" of 5% since the elimination of the "basic fee" reduces the license fee to 3%, such reduction is economically significant to such hotels, and is favorable to the Company since the arrangement acts is an incentive for Days Inn licensees to enter into management agreements with the Company. The term of the special exemption is equal to the term of the related Management Agreement, including any extensions for which provision is made therein, plus a further five-year term (intended to cover a possible future extension). The discount is not available, however, for any hotels other than those hotels currently operated by Bryanston. There is no discretion in the licenser, absent breach, to eliminate or modify the discount.

    The Company's hotel management operations are organized under a regional management structure. The overall hotel operation is supervised by the president of Alpha Hotel and regional executives are utilized to oversee and monitor the operations. The Company believes this type of organization, coupled with extensive operational systems and procedures, is the most effective way to provide management services for the hotels. In addition to the regional managers, the Company has a support staff comprised of accounting, marketing, sales and supervisory personnel. This comprehensive support staff helps ensure that all of the managed hotels maximize potential revenue and profit opportunities by implementing financial controls, marketing the Company's services to existing and potential clients, and advising on programs related to hotel management services.


    The fourteen hotels for which the Company currently provides Management Services are:



                                                                                              MANAGEMENT
                                                                                 NUMBER        AGREEMENT        RENEWAL
                                                                                   OF         TERMINATION     TERMINATION
NAME AND LOCATION                                                                 ROOMS          DATE            DATE
-----------------------------------------------------------------------------  -----------  ---------------  -------------

Days Inn-Scottsdale, Scottsdale, AZ..........................................         167           2001            None
Days Inn-Clearwater, Clearwater, FL..........................................         117           2001            None
Days Inn-Buena Vista, Orlando, FL............................................         245           2002            None
Days Inn-Downtown, Atlanta, GA...............................................         262           2012            2022
Days Inn-Savannah, Savannah Bay, GA..........................................         253           2001            None
Days Inn-Lakeshore, Chicago, IL..............................................         580           2006            2021
Days Inn-Kankakee, Kankakee, IL..............................................          98           2007            None
Days Inn-Henderson, Henderson, KY............................................         115           2002            None
Days Inn-University, Minneapolis, MN.........................................         130           2001            None
Days Inn-Roseville, Roseville, MN............................................         114           2001            None
Days Inn-Plymouth, Plymouth, MN..............................................         113           2001            None
Days Inn-Butler, Butler, PA..................................................         133           2001            None
Days Inn-Madisonville, Madisonville, KY......................................         141           2002            None
Sheraton -- Myrtle Beach, SC.................................................         219           2004            None
                                                                                    -----
                                                                                    2,687
                                                                                    -----
                                                                                    -----

    The Company is seeking additional management contracts directly with hotel owners who own properties in appropriate locations, allowing the Company to expand and benefit from the limited incremental costs of adding additional management activities. To date, the Company has only engaged in preliminary negotiations with such hotel owners.

    SIGNIFICANT CLIENTS


    Twelve of the hotels for which the Company provides Management Services are owned by five companies. These five companies accounted for 22.6%, 18.5%, 17.1%, 17.0% and 12.7% of Alpha Hotel's revenues in its most recent fiscal year. The Management Agreements contain termination provisions which are consistent with hotel industry practice and may be terminated by either party due to an uncured default by the other party. One of the management agreements, which accounted for 17.0% of Alpha Hotel's 1995 revenues, was terminated in 1995 due to the sale of the subject hotel and the new owner's termination of the agreement, as permitted by the terms of the agreement. One of the management agreements, which accounted for 12.7% of Alpha Hotel's 1995 revenues, expired in June 1996 and was not renewed by the owner. The remaining Management Agreements are terminable if there is a material decrease in the hotel's operating results and are all terminable on a sale of the property. In the first quarter of 1996, the Company entered into Management Agreement to manage a hotel in Branson, Missouri which was subsequently terminated due to the owner's inability to secure financing. If additional management agreements are not obtained during 1997, future revenues of Alpha Hotel will be impacted adversely. In addition, because substantially all of the Company's current hotel management clients are sub-contracted through Bryanston, any failure on the part of Bryanston to continue its business operations or to maintain its Management Agreements would adversely affect the business, financial condition and results of operations of the Company.


    COMPETITION

    There are many hotel management companies that provide management services to hotels similar to the services provided by the Company. Many of such companies are larger and better capitalized and have more experience in the management of hotels. However, the Company believes that its expertise in operating major mid-market hotel licensees, economies of scale, its innovative marketing strategies and favorable arrangements between Bryanston and the Days Inn licensee will enable it to maintain a competitive position. The favorable arrangements with Days Inn extend for the duration of the Service Agreement, plus five years, and, absent breach, there is no discretion in the licenser to eliminate or to modify the discount. The discount is not available, however, for any hotels other than those hotels currently operated by Bryanston, which may inhibit the Company's ability to attract additional management clients. See "Business -- Hotel Operations -- General."

    The Company's advertising and marketing strategies enable the Company to remain competitive in the markets affecting its hotel operations. In addition, the Company's reputation of providing competent management services help maintain the Company's presence in this market. The terms of the Service Agreement also enable the Company to offer competitive rates for its services. See "Business -- Hotel Operations -- General".

    MARKETING

    The Company engages in marketing efforts at a national level and directs such marketing activities toward a wide range of affiliated and non-affiliated hotel facilities. The Company's marketing efforts for its hotel operations are focussed on maintaining and expanding its existing client base. In order to further develop existing accounts, as well as procure additional accounts, the Company works to maintain and improve its relationships with its existing clients. Besides actively soliciting business from these sources, the Company makes efforts to maintain a public awareness of its management services.

    SEASONAL FLUCTUATIONS

    The hotel industry in general seasonal. Though the hotels that receive Management Services from the Company are distributed through various regions of the country, the revenues generated by such hotels are anticipated to be typically lower in the first and fourth quarters of each year. Since fees received by the Company are based on a percentage of the total net revenues generated by such hotels, the Company's operations are susceptible to seasonal variations.

EMPLOYEES


    In connection with its casino operations, as of September 30, 1996 the Company employed approximately 1,065 employees, of which 908 are full-time employees. Management considers its employment relations to be satisfactory. In connection with the closing of the Jubilation Casino and pursuant to the Workers Adjustment and Retraining Notification Act, the Company provided the 320 employees of the Jubilation Casino with notice of its plans to close the Jubilation Casino within 60 days of the anticipated closing date, as required under the act. Therefore, management believes it has taken appropriate action required by federal law with respect to providing notice of the closing of the Jubilation Casino to the employees of the Jubilation Casino. See "Casino Operations."


    In connection with its hotel operations, although not directly employed by the Company, 1,030 individuals engaged in the operations of managed hotels are employed by Bryanston and Atlantic Shore Resort, the owner of the hotel located in Myrtle Beach, South Carolina, and are supervised by the Company. Approximately 15% of the 951 Bryanston employees are unionized. The Company believes that Bryanston's relations with its unions are satisfactory.

PROPERTIES

    The Company maintains its executive office at leased premises located at 12 East 49th Street, New York, New York, 10017. This lease expires December 31, 2004.

CASINO OPERATIONS


                                                   APPROXIMATE
      LOCATION             PRINCIPLE USE              AREA               OWNED/LEASED              EXPIRES
---------------------  ---------------------  ---------------------  ---------------------  ---------------------
Hancock County         Mooring site of        25 acres               Leased                 July 21, 2001 with
 Waveland, MS          casino vessel                                                        option to extend 2
                                                                                            five year terms

Hancock County         Rights to adjoining    1,250 waterfront feet  Leased                 (1)
 Waveland, MS          waters to the mooring
                       site of casino vessel

Hancock County         Sign location,         3 acres                Leased                 April 30, 2003 with
 Waveland, MS          warehousing and                                                      option to purchase
                       parking

Hancock County         Accounting office      1 acre                 Leased                 June 30, 1998 with
 Waveland, MS                                                                               option to extend 3
                                                                                            five year terms and
                                                                                            right of first
                                                                                            refusal to purchase

Washington County      Customer parking       2.0 acres              Owned                  --
 Greenville, MS

Washington County      Mooring site of        1,000 waterfront feet  Leased                 December 29, 1997
 Greenville, MS        casino vessel                                                        with option to extend
                                                                                            3 five year terms

Washington County      Accounting offices     10,000 square feet     Leased                 December 1, 1998 with
 Greenville, MS        and warehouse                                                        option to extend two
                                                                                            years


------------------------


(1) In December 1996, the State of Mississippi terminated the lease for nonpayment of rent and agreed to allow the Company until March 31, 1997 to remove the Jubilation Casino from the mooring site. In the event that the Jubilation Casino is not removed from the mooring site by March 31, 1997, it will be deemed forfeited to the state. Management believes that there are other mooring sites readily available and is in the process of selecting a mooring site for the relocation of the Jubilation Casino.



    The Company considers its property to be suitable and adequate for its present needs. In connection with the closing of the Jubilation Casino, the realizability of the capital leasehold and improvements related to the Jubilation Casino was reassessed. This resulted in an impairment loss of approximately $14,507,000 and stockholders' equity below the requirements for continued listing of the Company's securities on NASDAQ. In order to avoid NASDAQ delisting, the Company accepted proposals from Bryanston and BP to convert certain debt owed to such entities into equity in the Company. See "Business -- Casino Operations," "Certain Transactions -- Bryanston," "Certain Transactions -- BP Group," "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LEGAL PROCEEDINGS


    In October 1994, Alpha Gulf was named as a defendant in an action brought in the United States District Court for the Southern District of Mississippi (Susan
E. Wolff, et al v. James C. Zamecnik, et al. on the theory of "liquor liability" for the service of alcohol to a customer, who subsequently was involved in an automobile collision with the Plaintiff. The principle theory of liability against Alpha Gulf is based on its service of alcohol to a customer when it knew, or should have known, he was intoxicated and then allowed him to drive his automobile from the casino. The Company was named as an additional defendant in May 1995 based primarily on the allegation that it is the alter-ego of its subsidiary, and secondarily on the theory of liquor liability. The Plaintiff initially sought $20,000,000. Early in the litigation Plaintiff sought a default judgment against Alpha Gulf relating to evidence that was destroyed. The court denied the motion, but granted Plaintiff attorney's fees, in an amount to be determined, but to date not yet determined. The Plaintiff also initiated a declaratory judgment action in the same court against Alpha Gulf and its insurance carriers seeking a determination as to the liability of such carriers under the insurance policies issued by the carriers to Alpha Gulf and the Company for any damages found against Alpha Gulf in the primary litigation up to the policy limits. The declaratory judgment action appears to have been brought in response to issues raised by the primary insurance carrier as to timely notice of the incident and possible spoilation of evidence. Subsequently, the primary insurance carrier initiated its own declaratory judgment action against Alpha Gulf and the Company (Commerce & Industry Company v. Alpha Gulf Coast, Inc. and Alpha Hospitality Corporation, Inc.: United States District Court for the Southern District of Mississippi, Jackson Division) seeking a determination that it is not liable under the subject insurance policy. The Company has been dismissed from this litigation and the declaratory judgment action instituted by Plaintiff was dismissed in June 1996. In addition, a settlement has been reached between Plaintiff and the Company's insurance carrier with respect to the underlying personal liability action in the amount of $5,125,000, with respect to all issues relating to the underlying personal liability action. The principal insurance carrier which has paid the settlement has asserted in the declaratory judgment action that Alpha Gulf has an obligation to reimburse it for payment of the settlement amount, which dispute is being litigated. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements.


    In January 1996, the Company was named as a defendant in an action brought in the Circuit Court of Hinds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc.; Dycre vs Alpha Gulf Coast, Inc.; Johnston vs Alpha Gulf Coast, Inc.; Rainey vs Alpha Gulf Coast, Inc.). Based on the theory of "liquor liability" for the service of alcohol to a customer, Plaintiffs alleged that on January 16, 1995, a vehicle operated by Mr. Amos collided with a vehicle negligently operated by Mr. Rainey, an individual that was served alcoholic beverages by the Company. Plaintiffs alleged that they suffered personal injuries and seek compensatory damages aggregating $17.1 million and punitive damages aggregating $37.5 million. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk referred to in this paragraph is adequately covered by insurance.


    In August 1996, Alpha Gulf was named as a defendant in an action brought in the United States District Court for the Southern District of Mississippi (Joseph R. Cure, Joseph E. Cure, Jr., Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollot vs. Alpha Gulf Coast, Inc.) for alleged past due and future accelerated rentals and other costs under an operating lease relative to real property located in Lakeshore, Mississippi. Plaintiffs seek past due rentals of approximately $967,000 and future rentals of $800,000 annually through March 31, 2000 and $950,000 annually through July 31, 2011. The consolidated financial statements include a provision for the liability on past due rents of $627,000 at September 30, 1996. The ultimate outcome of this litigation cannot presently be determined as this case is in the early phases of discovery. Accordingly, no provision for liability to the Company, except as mentioned above, that may result upon adjudication has been made in the accompanying consolidated financial statements.



    In September 1996, the Company and Alpha Gulf were named as defendants in an action brought in the Circuit Court of Hancock County, Mississippi (Durward Dunn, Inc. vs. Alpha Hospitality Corporation; Durward Dunn, Inc. vs. Alpha Gulf Coast, Inc.) for alleged failure to make payments pursuant to a construction contract. Plaintiff seeks actual and compensatory damages of approximately $1,200,000. The consolidated financial statements include a provision for the liability of $928,000 for this contract at September 30, 1996. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company, except as mentioned above, that may result upon adjudication has been made in the accompanying consolidated financial statements.



    In December 1996 the Company and Alpha Gulf were named as defendants in an action brought in the United States District Court for the Southern District of New York (Bally Gaming, Inc. v. Alpha Hospitality Corp. and Alpha Gulf Coast, Inc.) for allegedly engaging in conduct which would impair the collateral held as security for certain financial obligations. Such conduct includes the failure to pay certain monetary obligations unrelated to the obligations secured by the collateral. Defendants seek specific performance of particular actions defendants believe are necessary to protect the collateral that secures the financial obligations, unspecified damages and attorney's fees, among other things. The ultimate outcome of this case cannot presently be determined as this case is in its preliminary stages.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

CASINO OPERATIONS

    MISSISSIPPI


    On May 14, 1993, the Company acquired certain of the assets of B.C., including B.C.'s leasehold interests under certain lease agreements, certain other assets incidental to the development and ownership of the Jubilee Casino, and B.C.'s interest in certain related license applications, approvals and permits. The Jubilee Casino commenced gaming operations in Lakeshore, near Waveland, Hancock County, Mississippi, on January 12, 1994. In October 1995, the Company consummated the Cotton Club Acquisition, through which it acquired the Jubilation Casino in its original location in Greenville, Mississippi. Immediately following the Cotton Club Acquisition, the Company relocated the Jubilee Casino to Greenville, and the Jubilation Casino to Lakeshore. Management believed that these relocations were appropriate in order to increase the return on the Company's gaming assets, since management believed that the Jubilee Casino would better serve the larger Greenville market, and that the Jubilation Casino would adequately serve the smaller Lakeshore market. The Jubilee Casino reopened in Greenville on November 17, 1995, and the Jubilation Casino reopened in Lakeshore on December 21, 1995. In July 1996, the Company began to implement its plans to close the Jubilation Casino during August 1996 due to the Jubilation Casino being unable to overcome operating deficits. Considering the impact of the aforementioned factor, management updated its assessment of the realizability of the leasehold improvements and related assets of the Jubilation Casino. In accordance with its accounting policy for long-lived assets, effective for the second quarter ended June 30, 1996, management recorded an impairment loss of approximately $14,507,000 to property and equipment. Since this recordation would result in the reduction of stockholders' equity to a level below the requirements for continued listing of the Company's securities on NASDAQ, the Company accepted proposals by Bryanston and BP to convert an aggregate of approximately $20,387,000 of debt owed by the Company to Bryanston and BP into shares of the Company's Series B Preferred Stock. Thereafter, on July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Mississippi Commission. As a result of that meeting, the non-working capital issues raised by the Mississippi Commission have been resolved to the Mississippi Commission's satisfaction. However, the Mississippi Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino. See "Certain Transactions -- Bryanston" and "Certain Transactions -- BP Group."


    RESULTS OF OPERATIONS -- ALPHA GULF


    The following table sets forth the statement of operations for the Alpha Gulf's Jubilee Casino's operations before intercompany charges and income taxes for the nine months ended September 30, 1996

(unaudited) and for the years ended December 31, 1995 and 1994 and the period May 3, 1993 (date of inception) to December 31, 1993 (in thousands):


                                                                                                PERIOD MAY 3, 1993
                                                  NINE MONTHS ENDED           YEAR ENDED             (DATE OF
                                                    SEPTEMBER 30,            DECEMBER 31,           INCEPTION)
                                               ------------------------  ---------------------  ------------------
                                                  1996         1995         1995       1994            1993
                                               -----------  -----------  ----------  ---------  ------------------

                                               (UNAUDITED)  (UNAUDITED)

Revenues:
  Casino.....................................   $  27,901    $  19,312   $   25,713  $  41,344      $   --
  Food, beverage and other...................         794          966        1,122      1,921              19
                                               -----------  -----------  ----------  ---------         -------
  Total revenues.............................      28,695       20,278       26,835     43,265              19
                                               -----------  -----------  ----------  ---------         -------
Operating expenses:
  Casino.....................................       9,770        9,785       14,933     20,989
  Food, beverage and other...................       1,053        1,286          729      1,223
  Selling, general and administration........      12,417       10,832       15,190     20,769          --
                                               -----------  -----------  ----------  ---------         -------
  Total operation expenses...................      23,240       21,903       30,852     42,981          --
                                               -----------  -----------  ----------  ---------         -------
  Income (loss) from operations..............       5,455       (1,625)      (4,017)       284              19
                                               -----------  -----------  ----------  ---------         -------
Other expenses:
  Interest...................................       1,537        1,601        2,178      2,317             375
  Other non-operating........................                    2,431        2,620      1,535           5,439
  Depreciation and amortization..............       3,622        2,963        4,161      3,763          --
                                               -----------  -----------  ----------  ---------         -------
  Total other expense........................       5,159        6,995        8,959      7,615           5,814
                                               -----------  -----------  ----------  ---------         -------
Income (loss) before intercompany charges and
 deferred income tax credit..................   $     296    $  (8,620)  $  (12,976) $  (7,331)     $   (5,795)
                                               -----------  -----------  ----------  ---------         -------
                                               -----------  -----------  ----------  ---------         -------


    YEARS ENDED DECEMBER 31, 1995 AND 1994:

    Alpha Gulf generated revenues of $26,835,000 and $43,265,000 in 1995 and 1994, respectively. The Jubilee Casino revenues were $25,713,000 and $41,344,000 in 1995 and 1994, respectively. Food, beverage, retail and other revenues were $1,122,000 and $1,921,000 in 1995 and 1994, respectively. The Company experienced declining revenues during the year ended December 31, 1995. To overcome such declining revenues, management attempted many different marketing programs, some of which showed moderate results. However, upon the acquisition of the Jubilation Casino, and the leasehold interests incidental to the ownership of the Jubilation Casino relating to its original location in Greenville, Mississippi, the Company announced plans to relocate the Jubilee Casino to Greenville so that the larger Jubilee Casino could better serve the larger Greenville market, and thereby combat the declining revenues. This relocation caused the Jubilee Casino to close for four weeks, reopening on November 17, 1995 in Greenville. During its first six weeks of operations in Greenville, the Jubilee Casino had casino revenues of $5,270,000 compared to $3,787,000 of gaming revenue achieved by its predecessor's gaming vessel at this site during the same period in 1994.

    Alpha Gulf's casino operating expenses were $14,933,000 and $20,989,000, for the fiscal years ended December 31, 1995 and 1994, respectively, which amounts, constituted 58% and 51% of casino revenues during each respective period. The increase in casino expenses as a percentage of revenue (7%) was due to the combination of the cost, payroll and overhead of food and beverage, provided gratuitously to customers, not decreasing at the same rate as revenues (4%) and other operating expenses not decreasing at the same rate as revenues (3%). Food, beverage, retail and other expenses were $729,000 and $1,223,000 for the fiscal years ended December 31, 1995 and 1994, respectively, which amounts constituted 65% and 64% of food, beverage, retail and other revenues during each respective period. Food and beverage revenue does not include the retail value of food and beverage of approximately $3,514,000 and $4,884,000 provided gratuitously to customers for the fiscal years ended December 31, 1995 and 1994, respectively. The reduced casino expenses incurred in 1995 when compared to 1994 of approximately $6,000,000 was the results of the following factors, (i) reduced gaming taxes of $1,876,000 due to reduced gaming revenue, and (ii) management's reduction of staffing levels to more closely match the volume of business. The reduction of food, beverage and other costs are directly related to the reduced volume of business.


    Selling, general and administrative expenses consists primarily of payroll and related benefits of approximately $5,700,000 and $7,300,000, marketing and advertising of approximately $4,200,000 and $6,200,000, and occupancy costs of approximately $1,100,000 and $3,500,000 for the fiscal years ended December 31, 1995 and 1994, respectively. The reduced payroll and related costs of $1,600,000 was a direct result of management's cost cutting measures instituted during the first quarter of 1995. The $2,000,000 reduction in marketing and advertising was principally the result of management focusing on marketing programs that had previously demonstrated successful results and elimination of unsuccessful programs. The reduction of occupancy costs of $2,400,000 is primarily due to the renegotiated terms of the Lakeshore ground lease and reduced insurance costs. Other non-operative expenses of $2,620,000, $1,535,000 and $5,439,000 for the fiscal years ended December 31, 1995, 1994, and 1993, respectively, consist primarily of pre-opening and development costs.


    Interest expense was primarily related to the first mortgage on the gaming vessel, equipment financing and various capitalized leases.

    Depreciation and amortization was $4,161,000 and $3,763,000 in 1995 and 1994, respectively. The increase was directly related to a corresponding increase in capital expenditures.


    NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995:



    Alpha Gulf generated revenues of $28,695,000 and $20,278,000 in 1996 and 1995, respectively. Casino revenues were $27,901,000 and $19,312,000 in 1996 and 1995, respectively. Food, beverage and other revenues were $794,000 and $966,000 in 1996 and 1995, respectively. This increase in casino revenues is primarily due to the relocation of the Jubilee Casino from Lakeshore, Mississippi to Greenville, Mississippi in November 1995. During this period the Jubilee Casino achieved 50% market share in the Greenville market. In addition the Greenville market increased by 4.2% over the same period last year.



    At the locations referred to above, Alpha Gulf's casino operating expenses were $9,770,000 and $9,785,000 (35% and 51% of casino revenues) in 1996 and
1995, respectively. Food, beverage and other expenses were $1,053,000 and $1,286,000 (133% of food, beverage and other revenues) in 1996 and 1995, respectively.



    The reduced casino expenses in 1996 when compared to 1995 of $15,000 was the net result of reduced staffing levels ($246,000), the decrease in the costs related to food and beverages provided gratuitously to customers ($820,000), which is the direct result of the reduction of gratuitous food and beverages provided to casino customers and the related costs thereto, an increase in gaming taxes ($965,000) and an increase in customer slot payouts ($419,000), which are directly related to increased revenues and a decrease in operating expenses ($333,000), which is the result of management operating more efficiently.



    Food and beverage revenue does not include the retail value of food and beverage of approximately $2,232,000 and $2,788,000 provided gratuitously to customers in 1996 and 1995, respectively.



    The reduction of food, beverage and other costs are directly related to the reduced volume of food and beverage revenues.



    Selling, general and administrative expenses consists of payroll and related costs of approximately $4,249,000 and $4,456,000, marketing and advertising of approximately $4,985,000 and $2,720,000, occupancy costs of approximately $1,914,000 and $2,309,000, and operating expenses of approximately $1,537,000 and $1,348,000 in 1996 and 1995, respectively. The reduced payroll and related costs of $207,000 was a direct result of management's cost-cutting measures instituted during the first quarter of 1995. The $2,265,000 increase in marketing and advertising is directly related to the increased volume of business and management's introduction of marketing programs focused on identifying new customers.

The reduction of occupancy costs of $395,000 is primarly due to reduced insurance costs. The increase in operating expenses of $189,000 was directly related to the increased volume of business.



    Interest expense was primarily related to the first mortgage on the gaming vessel, equipment financing and various capitalized leases.



    Depreciation and amortization was $3,622,000 and $2,963,000 in 1996 and 1995, respectively. The increase was the direct result of an increase in capital expenditures related to the relocation of the gaming vessel to Greenville, Mississippi and the purchase of equipment and fixtures.



    FUTURE OPERATIONS -- ALPHA GULF



    Alpha Gulf's Jubilee Casino operating results have improved since its relocation to Greenville. The gaming revenues achieved to date by the Jubilee Casino in Greenville far exceed the revenues of its predecessor gaming vessel at that site. Alpha Gulf's casino operations in Greenville have become a major factor in the Greenville market and has helped to expand that market.



    A third gaming vessel opened November 6, 1996 in Greenville. Historically, addition of gaming facilities expands local gaming markets in Mississippi. It is unknown at this time what impact this third gaming vessel will have on the Greenville casino market. Management believes that this third gaming vessel will negatively impact Alpha Gulf's current market achievement but to what extent this act will have on future revenues is uncertain at this time.


    RESULTS OF OPERATIONS -- JUBILATION LAKESHORE

    The Company acquired the Jubilation Casino on October 26, 1995. The Jubilation Casino's operations in Greenville was terminated on October 30, 1995. After its relocation to Lakeshore, the Jubilation Casino reopened for business on December 21, 1995. The following table sets forth the statement of operations for the Company's Jubilation Casino operations before intercompany charges and deferred tax credits for the nine months ended September 30, 1996 (unaudited) and for the period October 26, 1995 (date of acquisition) to December 31, 1995 (in thousands):



                                                                                                                    OCTOBER 26,
                                                                                                                       1995
                                                                                              NINE MONTHS       (DATE OF INCEPTION)
                                                                                          ENDED SEPTEMBER 30,     TO DECEMBER 31,
                                                                                                 1996                  1995
                                                                                          -------------------   -------------------
                                                                                              (UNAUDITED)

Revenues:
  Casino................................................................................       $  6,913               $   806
  Food, beverage and other..............................................................            303                    16
                                                                                               --------               -------
    Total revenues......................................................................          7,216                   822
                                                                                               --------               -------
Expenses:
  Casino................................................................................          3,559                   797
  Food, beverage and other..............................................................            381                    89
  Selling, general and administrative...................................................          6,641                 1,718
                                                                                               --------               -------
    Total operating expenses............................................................         10,581                 2,604
                                                                                               --------               -------
Loss from operations....................................................................         (3,365)               (1,782)
                                                                                               --------               -------
Other expenses (Income):
  Interest..............................................................................            748                   120
  Other non-operating...................................................................                                  223
  Write-off of leasehold improvements...................................................         14,507
  Depreciation and amortization.........................................................          1,166                   333
                                                                                               --------               -------
    Total other expenses................................................................         16,421                   676
                                                                                               --------               -------
Loss before intercompany charges and deferred tax credit................................       $(19,786)              $(2,458)
                                                                                               --------               -------
                                                                                               --------               -------



    NINE MONTHS ENDED SEPTEMBER 30, 1996



    The Jubilation Casino experienced a loss from operations of $3,365,000 during the nine months ended September 30, 1996. During the second quarter of 1996, management became uncertain as to whether the Jubilation Casino would be profitable during the remainder of fiscal 1996. Management reduced operating costs and monitored the operation very closely. To overcome the Jubilation Casino's declining revenues, the Company would have to construct additional amenities which would require a substantial investment of funds. Since revenues did not improve during May and June 1996, which are part of the peak season, a continued decline was expected by management in the third quarter. Therefore, on July 2, 1996, the Company notified the Mississippi Gaming Commission (the "Commission") and the employees of the Jubilation Casino of its plans to close the Jubilation Casino by the end of August 1996. In connection with the plan to close the Jubilation Casino, the realizability of the capital leasehold and improvements related to the Jubilation Casino were reassessed. Effective for the quarter ended June 30, 1996, management recorded an impairment loss of $14,507,000 to property and equipment, representing the unamortized balance of these leasehold improvements.



    On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Commission which raised certain issues with regard to the operation of the Jubilation Casino and asserted that the working capital available to the Jubilation Casino was not sufficient. On July 17, 1996, representatives of Jubilation Lakeshore met with the Commission. As a result of that meeting, the non-working capital issues raised by the Commission have been resolved to the Commission's satisfaction. However, the Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino.

CASINO DEVELOPMENT

    INDIANA -- ALPHA RISING SUN

    Alpha Rising Sun proposed to build a destination resort hotel, entertainment and riverboat casino facility located in Rising Sun, Ohio County, Indiana. This project was awarded to another developer in 2nd quarter 1995.

    During 1994, $260,000 preopening costs were incurred in this project.

    During 1995, Alpha Rising Sun was not selected to be the casino developer on its proposed site in Indiana. Accordingly, all costs (approximately $914,000 in 1995) associated with this project has been expensed.

    NEW YORK -- ALPHA ST. REGIS


    In March 1996, the Company entered into a joint venture agreement relating to the operation and development of a gaming facility located on the reservation of the St. Regis Mohawk Tribe of Hogansburg, New York. Upon formation of the joint venture, the Company paid $485,000 for the reimbursement of certain expenses and would have been obligated for an additional $400,000 upon approval by the Tribe. The Company believes that upon receiving the Class 3 gaming license, there will be funds available through the public debt or equity markets to complete this project, however, there can be no assurance that such funds will be available or, if available, will be on terms acceptable to the Company. However, the Company does not intend to proceed with the project at Hogansburg, New York, since the Company and the tribe are exploring a more suitable arrangement relating to the development of a casino in Sullivan County, New York, as discussed below.


    In 1994, St. Regis incurred $509,000 in expenses related to a proposed Class 3 casino located on the St. Regis Mohawk Reservation in Hogansburg, New York.


CASINO DEVELOPMENT



    NEW YORK -- ALPHA MONTICELLO



    On January 19, 1996, the Company, through its subsidiaries, entered into a memorandum of understanding with Catskill Development, L.L.C. ("Catskill") regarding the development and management of a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. The development and management of this casino will be undertaken by Mohawk Management L.L.C., of which the Company's wholly-owned subsidiary, Alpha Monticello, owns 50%, and will be responsible for the day-to-day operations. It is intended that the casino will be owned by the St. Regis Mohawk Tribe and will be located on land to be placed in trust for the benefit of the Tribe.



    On August 2, 1996, Mohawk Management L.L.C. executed an agreement with the St. Regis Mohawk Tribe for the management of the proposed casino referred to above. The Tribe has submitted this agreement to the National Indian Gaming Commission for its approval.



    During 1996 and 1995, Alpha Monticello incurred approximately $516,000 and $20,000, respectively, of costs primarily associated with its participation with Catskill.



    During 1996, Alpha Monticello incurred $496,000 related to corporate expenditures for casino development.



    MISSOURI -- ALPHA MISSOURI



    Alpha Missouri has not commenced operations. Alpha Missouri has applications pending for site approval and a gaming license with respect to the development of a riverboat gaming facility in Louisiana, Missouri. It has incurred development costs of approximately $87,000 and $179,000 in 1996 and 1995, respectively, related to its proposed development of a riverboat casino in Louisiana, Missouri.

    During 1996, Alpha Missouri also incurred $496,000 related to corporate expenditures for casino development.


    HOTEL MANAGEMENT -- ALPHA HOTEL


    The following table sets forth selected financial data of Alpha Hotel for the nine months ended September 30, 1996 (unaudited) and for the years ended December 31, 1995, 1994 and 1993 (1993 includes eight months of the Company's predecessor Bryanston Group, Inc.) (in thousands).


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                            ------------------------  -------------------------------
                                                               1996         1995        1995       1994       1993
                                                            -----------  -----------  ---------  ---------  ---------

                                                            (UNAUDITED)  (UNAUDITED)

Income Statement Data:
  Management fees.........................................   $   1,489    $   2,035   $   2,863  $   2,835  $   3,091
                                                            -----------  -----------  ---------  ---------  ---------
Operating expenses:
  Direct payroll and related expenses.....................         885          931       1,236      1,474      1,291
  Selling, general and administrative.....................          78          182         276        236        550
                                                            -----------  -----------  ---------  ---------  ---------
                                                                   963        1,113       1,512      1,710      1,841
                                                            -----------  -----------  ---------  ---------  ---------
Income from management fees before intercompany charges
 and income taxes.........................................   $     526    $     922   $   1,351  $   1,125  $   1,250
                                                            -----------  -----------  ---------  ---------  ---------
                                                            -----------  -----------  ---------  ---------  ---------


RESULTS OF OPERATIONS

    GENERAL

    Effective as of September 1, 1993, the Company, through its subsidiary Alpha Hotel, entered into a Service Agreement with respect to hotels managed by Bryanston Group, Inc. Hotel Division.

    DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994:

    Total management fees increased during the year ended December 31, 1995 compared to the twelve months ended December 31, 1994 by approximately $28,000 (1.0%). The increase was principally the result of increases in the hotels' gross revenues on which the management fees are based. The factors that influence such gross revenues are general economic conditions, competitive changes in geographic regions, foreign exchange rates relative to the strength of the U.S. dollar, the price of gasoline, air fares and general weather conditions.

    Direct payroll and related costs decreased 16.1% to $1,236,000 for the year ended December 31, 1995 from $1,474,000 for the year ended December 31, 1994. The decrease was the result of reduced central office staff due to operating efficiencies achieved.

    Selling, general and administrative expenses increased to $276,000 for the year ended December 31, 1995 from $236,000 for the year ended December 31, 1994. This increase is a result of travel to the managed hotels by regional and corporate management and costs incurred to obtain additional management contracts.

    In 1995, Alpha Hotel entered into a management agreement for a Sheraton Hotel in Myrtle Beach, South Carolina directly with the hotel owner.

    DECEMBER 31, 1994 COMPARED TO DECEMBER 31, 1993:

    Total management fees decreased during the year ended December 31, 1994 compared to the twelve months ended December 31, 1993 by approximately $256,000 (8.3%). This net decrease in total hotel management fees was the result of a decrease in revenues due to the loss of three management agreements during 1993 and one during 1994 (all of which related to the hotels) and the addition of a management agreement for a property under receivership for the first three months of 1993, and the increase in management fees of $156,000 from the hotels subject to ongoing management agreements. This increase in management fee revenues of $156,000 resulted from increases in the hotels' gross revenues on which the management fees are based. The factors that influence such gross revenues are general economic conditions, competitive changes in geographic regions, foreign exchange rates relative to the strength of the U.S. dollar, the price of gasoline, air fares and general weather conditions.

    Direct payroll and related costs increased 14.1% to $1,473,666 for the year ended December 31, 1994 from $1,291,582 for the year ended December 31, 1993. The increase was the result of a mid-year increase in salaries and wages of 3% to 4% for the office personnel.

    Selling, general and administrative expenses decreased to $235,238 for the year ended December 31, 1994 from $549,917 for the year ended December 31, 1993. This decrease is a result of the office rent allocation, increase in reserve for bad debt and travel to the managed hotels by regional and corporate management.


RESULTS OF OPERATIONS



    NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995:



    Total management fees decreased during the nine months ended September 30, 1996 compared to the nine months ended September 30, 1995 by approximately $546,000 (26.8%). The decrease was principally from the net result of $54,000 increase in fees from continuing management agreements and a decrease of $600,000 related to the loss of five management agreements (which related to hotels whose ownership changed) and one management agreement which expired. The increase in fees earned was the result of increases in the hotels' gross revenues on which the management fees are based. The factors that influence such gross revenues are general economic conditions, competitive changes in geographic regions, foreign exchange rates relative to the strength of U.S. dollar, the price of gasoline, air fares and general weather conditions.



    Direct payroll and related costs decreased 4.9% to $885,000 for the nine months ended September 30, 1996 from $931,000 for the nine months ended September 30, 1995. This decrease was the result of a reduction in staffing to accommodate the decrease in management contracts being serviced.



    Selling, general and administrative expenses decreased to $78,000 for the nine months ended September 30, 1996 from $182,000 for the nine months ended September 30, 1995. This decrease is a result of office relocation to a less expensive area.



LIQUIDITY AND CAPITAL RESOURCES



    For the nine months ended September 30, 1996, the Company achieved net cash provided by operating activities of $859,000. During this period, the Company experienced a net loss of $22,681,000. The positive aggregate net cash flow from operating activities resulted from non-cash expenses of $20,159,000 and a positive net change in operating assets and liabilities of $3,418,000. Non-cash expenses primarily consisted of depreciation and amortization of $4,788,000, debt conversion fee of $1,019,000 and the write-off of the Lakeshore leasehold improvements of $14,507,000. The change in operating assets and liabilities primarily consisted of a decrease in prepaid insurance of $1,670,000, a decrease in other current assets of $1,085,000, a decrease in accounts payable and other accrued expenses of $1,097,000 and an increase in accrued payroll and related liabilities of $1,137,000.



    Cash used in investing activities of $2,290,000 consisted of $1,421,000 in purchases of property and equipment primarily related to the relocation of casinos to each of their current sites and $869,000 in payments for deposits and other assets primarily attributable to $607,000 in deferred costs relating to casino development in Missouri and New York.

    Cash provided by financing activities of $476,000 was attributable to $3,220,000 in net advances under the $20,000,000 non-revolving promissory note with Bryanston and the principal reduction of notes payable and long-term debt of approximately $2,850,000.



    In October 1994, Alpha Gulf was named as a defendant in an action brought in the United States District Court for the Southern District of Mississippi (Susan
E. Wolff, et al v. James C. Zamecnik, et al. on the theory of "liquor liability" for the service of alcohol to a customer, who subsequently was involved in an automobile collision with the Plaintiff. The principle theory of liability against Alpha Gulf is based on its service of alcohol to a customer when it knew, or should have known, he was intoxicated and then allowed him to drive his automobile from the casino. The Company was named as an additional defendant in May 1995 based primarily on the allegation that it is the alter-ego of its subsidiary, and secondarily on the theory of liquor liability. The Plaintiff initially sought $20,000,000. Early in the litigation Plaintiff sought a default judgment against Alpha Gulf relating to evidence that was destroyed. The court denied the motion, but granted Plaintiff's attorney fees in an amount to be determined, but to date not yet determined. The Plaintiff also initiated a declaratory judgment action in the same court against Alpha Gulf and its insurance carriers seeking a determination as to the liability of such carriers under the insurance policies issued by the carriers to Alpha Gulf and the Company for any damages found against Alpha Gulf in the primary litigation up to the policy limits. The declaratory judgment action appears to have been brought in response to issues raised by the primary insurance carrier as to timely notice of the incident and possible spoilation of evidence. Subsequently, the primary insurance carrier initiated its own declaratory judgment action against Alpha Gulf and the Company (Commerce & Industry Company v. Alpha Gulf Coast, Inc. and Alpha Hospitality Corporation, Inc.: United States District Court for the Southern District of Mississippi, Jackson Division) seeking a determination that it is not liable under the subject insurance policy. The Company has been dismissed from this litigation and the declaratory judgment action instituted by Plaintiff was dismissed in June 1996. In addition, a settlement has been reached between Plaintiff and the Company's insurance carrier with respect to the underlying personal liability action in the amount of $5,125,000, with respect to all issues relating the underlying personal liability action. The principal insurance carrier which has paid the settlement has asserted in the declaratory judgment action that Alpha Gulf has an obligation to reimburse it for payment of the settlement amount, which dispute is being litigated. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements.


    In January 1996, the Company was named as a defendant in an action brought in the Circuit Court of Hinds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc.; Dycre vs Alpha Gulf Coast, Inc.; Johnston vs Alpha Gulf Coast, Inc.; Rainey vs Alpha Gulf Coast, Inc.). Based on the theory of "liquor liability" for the service of alcohol to a customer, Plaintiffs alleged that on January 16, 1995, a vehicle operated by Mr. Amos collided with a vehicle negligently operated by Mr. Rainey, an individual that was served alcoholic beverages by the Company. Plaintiffs alleged that they suffered personal injuries and seek compensatory damages aggregating $17.1 million and punitive damages aggregating $37.5 million. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk referred to in this paragraph is adequately covered by insurance.


    In August 1996, Alpha Gulf was named as a defendant in an action brought in the United States District Court for the Southern District of Mississippi (Joseph R. Cure, Joseph E. Cure, Jr., Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollot vs. Alpha Gulf Coast, Inc.) for alleged past due and future accelerated rentals and other costs under an operating lease relative to real property located in Lakeshore, Mississippi. Plaintiffs seek past due rentals of approximately $967,000 and future rentals of $800,000 annually through March 31, 2000 and $950,000 annually through July 31, 2011. The consolidated financial statements include a provision for the liability on past due rents of $627,000 at September 30, 1996. The ultimate outcome of this litigation cannot presently be determined as this case is in the early phases of discovery. Accordingly, no provision for liability to the Company, except as mentioned above, that may result upon adjudication has been made in the accompanying consolidated financial statements.

    In September 1996, the Company and Alpha Gulf were named as defendants in an action brought in the Circuit Court of Hancock County, Mississippi (Durward Dunn, Inc. vs. Alpha Hospitality Corporation; Durward Dunn, Inc. vs. Alpha Gulf Coast, Inc.) for alleged failure to make payments pursuant to a construction contract. Plaintiff seeks actual and compensatory damages of approximately $1,200,000. The consolidated financial statements include a provision for the liability of $928,000 for this contract at September 30, 1996. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company, except as mentioned above, that may result upon adjudication has been made in the accompanying consolidated financial statements.



    In December 1996 the Company and Alpha Gulf were named as defendants in an action brought in the United States District Court for the Southern District of New York (Bally Gaming, Inc. v. Alpha Hospitality Corp. and Alpha Gulf Coast, Inc.) for allegedly engaging in conduct which would impair the collateral held as security for certain financial obligations. Such conduct includes the failure to pay certain monetary obligations unrelated to the obligations secured by the collateral. Defendants seek specific performance of particular actions defendants believe are necessary to protect the collateral that secures the financial obligations, unspecified damages and attorney's fees, among other things. The ultimate outcome of this case cannot presently be determined as this case is in its preliminary stages.



    Effective June 26, 1996 the Company issued 738,163 shares of its Series B Preferred Stock (convertible into Common Stock of the Company on the basis of eight common shares per preferred share) to (a) liquidate a loan payable of approximately $1,283,000 (including accrued interest of approximately $41,000 and a transaction fee of approximately $61,000); and (b) partially liquidate the non-revolving promissory note issued to Bryanston. The amount of the Bryanston note liquidated was approximately $20,123,000 (including a transaction fee of approximately $958,000). The principal amount of approximately $1,416,000 plus accrued interest remain outstanding under the Bryanston note.



    At September 30, 1996, the Company was in default of (i) its mortgage notes payable aggregating approximately $11,456,000 for non-payment, (ii) the equipment notes relating to the Jubilation Casino aggregating approximately $3,433,000 for the breach of several loan covenants and (iii) a loan payable to Bryanston of approximately $2,474,000 for non-payment. The Company received a waiver of the defaults of the loan payable and the $7,800,000 mortgage note payable to Bryanston through December 31, 1997. Accordingly, the mortgage note payable in the amount of $3,656,000 and the equipment notes payable ($3,433,000), relating to the Jubilation Casino, are reflected in current liabilities at September 30, 1996.



    The Company continues to suffer significant losses from operations and has a working capital deficit and accumulated deficit. In addition, the Company was not in compliance with certain long-term debts which are included in current liabilities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management has minimized continuing losses from the Jubilation Casino by closing the operation in July 1996. Management is currently working with the Jubilation Casino's unsecured creditors regarding future payment of its obligations. Management is also in discussion with the Jubilation Casino's secured creditors in an attempt to settle its outstanding obligations.



    Management's plans include operating the Jubilee Casino profitably and maintaining positive cash flow. Management is currently seeking a source of refinancing its Jubilee Casino debt. There is no assurance that a source for refinancing will be obtained. Management will also be seeking sources of financing for casino development projects, if certain approvals are received. Management believes that financing will be available, however, there are no assurances that financing will be obtained.

                                   MANAGEMENT

    The table below sets forth certain information with respect to the directors and executive officers of the Company.


NAME                                                       AGE                    POSITION WITH THE COMPANY
-----------------------------------------------------      ---      -----------------------------------------------------

Stanley S. Tollman...................................          65   Chairman of the Board, President and Chief Executive
                                                                    Officer
Sanford Freedman.....................................          60   Vice President, Secretary and Director
Howard D. Zukerman...................................          50   Vice President and Assistant Secretary
Thomas W. Aro........................................          53   Vice President and Director
Brett G. Tollman.....................................          34   Vice President and Director
James A. Cutler......................................          45   Treasurer, Chief Financial Officer and Director
Patricia Cohen.......................................          43   Director
Matthew B. Walker....................................          46   Director


    STANLEY S. TOLLMAN has served as Chairman of the Board of Directors and Co-Chief Executive Officer of the Company since its formation. Since March 1995 Mr. Tollman has served as President and Chief Executive Officer. He served as Chairman of the Tollman-Hundley Hotel Group from 1979 to June 1996. He currently serves as Chairman of Bryanston Group, Inc., a hotel management company, and of Trafalgar Tours International, a tour operator. He has also served as Chairman of the Board of Directors of Buckhead America Corporation, which was formerly the franchiser of Days Inns hotels.

    SANFORD FREEDMAN has served as a Director, Vice President and Secretary of the Company from its formation until October 29, 1993 and was re-elected to those positions on February 1, 1994. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1983, and served as a Director, Executive Vice President and Secretary of Bryanston Group, Inc. from 1983 through March 1996.

    HOWARD D. ZUKERMAN currently serves as the Company's Vice President and Assistant Secretary, positions he held from March 1993 through October 1993, and from February 1994 to date. Mr. Zukerman serves as the Senior Vice President of the Tollman-Hundley Hotel Group, a position he has held since 1985.

    THOMAS W. ARO has served as a Director of the Company since February 1, 1994 and a Vice President of the Company since its formation. Mr. Aro also serves as Chairman of the Board of Directors and Chief Executive Officer of the Company's subsidiary Alpha Gulf Coast, Inc. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1982, and Executive Vice President of the Bryanston Group, Inc.

    BRETT G. TOLLMAN served as a Vice President of the Company from its formation until October 29, 1993 and was re-elected to that position and was elected a Director of the Company on February 1, 1994. Mr. Tollman also serves as President of the Company's subsidiary, Alpha Hotel Management Company, Inc. He has served as Executive Vice President of the Tollman-Hundley Hotel Group from 1984 to June 1996 and currently serves as Executive Vice President and Secretary of Bryanston Group, Inc. He is also a Director of HMG Worldwide Corporation, a publicly held corporation. Mr. Tollman is the son of Stanley S. Tollman, the Chairman and Chief Executive Officer of the Company.

    JAMES A. CUTLER has served as Treasurer and Chief Financial Officer of the Company since its formation. He also served as Secretary of the Company from October 29, 1993 to February 1, 1994. Mr. Cutler was elected a Director of the Company on June 12, 1995. He served as Senior Vice President and Treasurer of the Tollman-Hundley Hotel Group until June 1996 and currently serves as Executive Vice President and Chief Financial Officer of Bryanston Group, Inc.

    PATRICIA COHEN was elected a Director of the Company on February 1, 1994. She is a principal shareholder of Westfield Financial Corporation, one of the underwriters of the Company's initial public offering and has been engaged for more than the past five years as a private investor. Westfield Financial Corporation is no longer operating as a broker-dealer.

    MATTHEW WALKER has served as a director of the Company since December 4, 1995, when he was elected by the Board to fill the vacancy resulting from the resignation of Charles Gargano in September 1995. He is an independent businessman involved in international business ventures including the Brazilian based Walker Marine Oil Supply Business, which he has been a consultant to since 1988. Mr. Walker co-founded the Splash Casino in Tunica, Mississippi in February 1993, where he remained employed until October 1995. In February 1994, he co-founded the Cotton Club Casino in Greenville, Mississippi, where he remained employed and a shareholder of until October 1995. In addition, since 1972, Mr. Walker has been involved in numerous real-estate transactions in the capacity of consultant, and has managed E.B. Walker & Son Lumber Company, a family-owned lumber business based in Alabama, since such time.

    Each Director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his/her successor is duly elected by the Stockholders. Vacancies and newly created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of Directors then in office. Officers are elected by and serve at the pleasure of the Board of Directors. Directors are reimbursed for expenses incurred in connection with the performance of their duties.

                    CERTAIN PROCEEDINGS INVOLVING MANAGEMENT


    Bryanston was formerly known as Buckhead Hotel Management Company, Inc. ("BHMC"), and prior to February 1, 1992, BHMC was known as Days Inns Management Company, Inc. BHMC was formerly a subsidiary of Buckhead America Corp. ("BAC") which, prior to February 1, 1992, was known as Days Inn of America, Inc. Messrs. Stanley S. Tollman, Thomas W. Aro, Brett G. Tollman, Sanford Freedman and James
A. Cutler, each directors and/or officers of the Company, were officers and/or directors of BAC and certain of its subsidiaries.


    On September 27, 1991, BAC, BHMC and certain affiliates and subsidiaries thereof filed petitions for protection from creditors under the Bankruptcy Code, commencing proceedings in the United States Bankruptcy Court, in the District of Delaware (the Bankruptcy Court). ("In re Buckhead America Corporation, et al., f/k/a Days Inn of America Inc. et al., Debtors'-case numbers 91-978 through 91-986.)


    The Plan of Reorganization for BAC and its subsidiaries was filed and approved in December 1992 and became effective on December 28, 1992. Under the Plan of Reorganization, BHMC assigned certain assets related to its business of hotel management and was relieved of certain obligations not related to its business of hotel management.


    Messrs. Stanley S. Tollman and Sanford Freedman are limited partners in and directors and officers of the corporate general partner of Pacific Shore Associates Limited Partnership ("Pacific Shore"). Messrs. Brett G. Tollman and James A. Cutler are officers of the corporate general partner of Pacific Shore. In connection with and in response to a foreclosure proceeding instituted by the first deed of trust holder of the hotel owned by Pacific Shore, it filed a voluntary petition under the Bankruptcy Code, Case No. La-91-81347-KL in the United States Bankruptcy Court for the Central District of California. Subsequently, the Bankruptcy Court lifted the automatic stay in the proceeding, thereby allowing foreclosure, and dismissed the Chapter 11 proceeding.


    Messrs. Stanley S. Tollman, Brett G. Tollman and Sanford Freedman were limited partners of six limited partnerships, each of which was the owner of an individual hotel, which filed Chapter 11 proceedings in 1991. Mr. Stanley S. Tollman was the stockholder of the corporate general partners of the limited partnerships. Messrs. Stanley S. Tollman, Brett G. Tollman, Sanford Freedman, James A. Cutler and Howard Zukerman were directors and/or officers of such corporate general partners. The six hotels, together with a seventh which is the subject of a pending foreclosure proceeding in the state courts of Florida, which has been withdrawn, received mortgage financing from Security Pacific Commercial Mortgage Trust VII (the "Trust") which was formed for the purpose of financing the seven hotels. The

Trust defaulted on its debt obligations and Financial Security Assurance, which had guaranteed the obligations of the Trust, proceeded to initiate foreclosure proceedings against the seven hotels. Faced with the threat of foreclosure, the six limited partnerships filed for protection under the Bankruptcy Code. With regard to five of the bankruptcy proceedings, the Bankruptcy Court lifted the bankruptcy stay and permitted foreclosure sales of the hotels. With regard to the sixth hotel, a Plan of Reorganization has been approved by the Bankruptcy Court, which approval has been appealed by the lender to the U.S. District Court. The U.S. District Court confirmed the decision below and the lender has further appealed to the U.S. Appellate Court for the Fifth District.



    Kissimmee Lodge, Ltd. ("KLL"), a Florida limited partnership, filed a Chapter 11 proceeding in the United States Bankruptcy Court for the Middle District of Florida. The proceeding was filed to prevent the imminent foreclosure of the Days Suites hotel owned by KLL. Messrs. Stanley S. Tollman, Brett G. Tollman and Sanford Freedman hold limited partnership interests in KLL and Mr. Stanley S. Tollman is a stockholder of the corporate general partner of KLL. Messrs. Stanley S. Tollman, Howard Zukerman and James A. Cutler were directors and or officers of such corporate general partner. The Plan of Reorganization was confirmed by the Bankruptcy Court and has been declared effective.


    Emeryville Days Limited Partnership ("Emeryville"), a California limited partnership filed a Chapter 11 proceeding in the United States Bankruptcy Court for the Eastern District of California in May 1996. The proceeding was filed to prevent the imminent foreclosure of the Days Inn hotel owned by Emeryville. Messrs. Stanley S. Tollman, Brett G. Tollman and Sanford Freedman hold limited partnership interests in Emeryville and Mr. Stanley S. Tollman is a stockholder of the corporate general partner of Emeryville. Messrs. Stanley S. Tollman, Howard Zukerman and James A. Cutler were directors and/or officers of such corporate general partner.

                             EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS


    The Company and Mr. Stanley S. Tollman entered into an employment agreement dated June 1, 1993, whereby Mr. Stanley S. Tollman agreed to serve as Chairman of the Board and Co-Chief Executive Officer of the Company for a term of three years from the date of the agreement. Thereafter, the agreement is automatically renewable for successive 12 month periods, unless either party shall advise the other on 90 days written notice of his or its intention not to extend the term of the employment. The agreement has been renewed until June 1, 1997. Mr. Stanley S. Tollman's employment agreement provides for a salary in the amount of $250,000 per year, none of which has been paid under the agreement since the date thereof. The unpaid salary accumulates and the Company does not pay any interest or other penalty thereon. The agreement provides for Mr. Stanley S. Tollman to devote no less than 20% of his business time to the affairs of the Company and its subsidiaries. The agreement contains a non-disclosure provision pursuant to which Mr. Stanley S. Tollman agrees not to use or disclose any information, knowledge or data relating to or concerning the Company's operations, sales, business or affairs to any individual or entity, other than the Company or its designees, except as required in connection with the business and affairs of the Company. The agreement also contains a limited non-competition clause pursuant to which Mr. Stanley S. Tollman has agreed not to own, manage, operate, or otherwise be connected with any entity or person (other than Bryanston or Alpha Hotel) (i) that renders management services to hotels of the same kind, class and character, as the hotels for which Alpha Hotel provides management services or (ii) that owns, manages or operates a gaming casino within a 100 mile radius of the Jubilation Casino.


CONSULTING AGREEMENTS


    The Company and Mr. Sanford Freedman entered into a consulting agreement dated March 1, 1996, whereby Mr. Freedman agreed to render consulting services to the Company with respect to development activities relating to the Company's casino and hotel operations. Mr. Freedman's services as Secretary and Director of the Company do not relate to the Company's development activities and are not compensated under the consulting agreement. Mr. Freedman serves as an independent contractor at will pursuant to the agreement and will be compensated at the rate of $300 - $350 per hour. The agreement may be terminated at any time by either party. The Company has indemnified Mr. Freedman against any claims, losses, expenses or liabilities, including reasonable attorney fees, Mr. Freedman may incur arising out of the performance of any services rendered by Mr. Freedman pursuant to the agreement.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    The Compensation Committee of the Board of Directors consists of Patricia Cohen and Sanford Freedman. There is no insider participation on the Compensation Committee.



                           BOARD COMPENSATION REPORT



EXECUTIVE COMPENSATION POLICY



    CASH COMPENSATION. The Company's executive officers, other than Stanley S. Tollman, are not directly compensated by the Company based upon the Compensation Committee's determination that compensation is not prudent at this time given the Company's financial position. When, and if, the Company's financial position improves, the Compensation Committee would establish and review the compensation of executive officers and employee compensation plans. However, all of the Company's executive officers provide management, financial and administrative services, through the Company's subsidiary Alpha Hotel, on behalf of Bryanston. Bryanston directly compensates the Company's executive officers for such services and, pursuant to the terms of the Expense Reimbursement Agreement between the Company and Bryanston, the Company reimburses Bryanston on a monthly basis for direct payroll. The Compensation Committee does not determine the compensation paid by Bryanston to the Company's executive officers for providing these services on behalf of Bryanston, as such compensation is solely determined by Bryanston.

    EQUITY COMPENSATION. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term.



CHIEF EXECUTIVE OFFICER COMPENSATION



    The compensation of Stanley S. Tollman, the Chief Executive Officer, is set forth in an employment agreement between the Company and Mr. Tollman, which provides for a salary in the amount of $250,000 per year, none of which has been paid under the agreement. The unpaid salary accumulates and the Company does not pay any interest or other penalty thereon. The terms of the employment agreement were determined based upon Stanley S. Tollman's ability to establish and retain a strong management team and to develop and implement the Company's business plans. The Company also appraised its financial position and reviewed compensation levels of chief executive officers at comparable companies with the Company's industry.



                                          Patricia Cohen
                                          Sanford Freedman
                                          Members of the
                                          Compensation Committee



CORPORATE PERFORMANCE GRAPH



    The following graph shows a comparison of cumulative total stockholder returns from November 5, 1993 through September 30, 1996 for the Company, the Russell 2000 Index ("Russell") and the Dow Jones Entertainment and Leisure -- Casino Index ("DJ Casinos").



    [The graph shows that the cumulative stockholder returns for such investment in the Company, Russell and DJ Casinos resulted in values of $172, $100 and $101, respectively, on December 31, 1993; values of $78, $98 and $77, respectively, on December 31, 1994; values of $47, $126 and $103, respectively, on December 31, 1995; and values of $26, $140 and $121, respectively, on September 30, 1996.]



    The graph assumes the investment of $100 in the Company's Common Stock on November 5, 1993 and the investment of $100 in Russell and DJ Casinos on October 31, 1993, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth all cash compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993, paid to the Company's Chief Executive Officer, the four other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total compensation exceeded $100,000 per annum, and up to two persons whose compensation exceeded $100,000 during the above fiscal years, although they were not executive officers at the end of such years.

                                                                                   RESTRICTED
                                                                                      STOCK                            ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR     SALARY(1)      BONUS         AWARDS         OPTIONS/SARS     COMPENSATION
-------------------------------------------  ---------  ----------  -----------  ---------------  -----------------  -------------

Stanley S. Tollman,                               1995  $  250,000          --       -- -- --          -- -- --           --
  Chairman of the Board of                        1994  $  250,000          --                                            --
  Directors, Co-Chief                             1993  $  250,000          --                                        $  31,250(2)
  Executive Officer

Monty D. Hundley,                                 1995  $   62,500          --       -- -- --          -- -- --           --
  President and Co-Chief                          1994  $  250,000          --                                            --
  Executive Officer                               1993  $  250,000          --                                        $  31,250(2)

------------------------

(1) No portions of the cash salaries to which each of the Co-Chief Executive Officers were entitled were paid during the periods indicated; the expense, and liability, have been accrued, without interest.

(2) Represents shares of the Company's Common Stock equal to $31,250 issued as additional compensation.

(3) As of March 23, 1995, Mr. Hundley resigned as an officer and director of the Company as which time Mr. Hundley waived any present or future claim to all accrued and unpaid salaries.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    During the last completed fiscal year, the Company did not grant any options or stock appreciation rights to any Named Executive Officers.

1993 STOCK OPTION PLAN

    The purpose of the 1993 Stock Option Plan is to provide additional incentive to the officers and employees of the Company who are primarily responsible for the management and growth of the Company. Each option granted pursuant to the 1993 Stock Option Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." The following description of the 1993 Stock Option Plan is qualified in its entirety by reference to the 1993 Stock Option Plan.

ADMINISTRATION OF THE PLAN

    The 1993 Stock Option Plan is administered by a Stock Option Committee consisting of Messrs. Freedman and Walker and Ms. Cohen which determines whom among those eligible will be granted options, the time or times at which options will be granted, the number of shares to be subject to options, the durations of options, any conditions to the exercise of options and the manner in and price at which options may be exercised. The Stock Option Committee is authorized to amend, suspend or terminate the 1993 Stock Option Plan, except that it cannot without stockholder approval (except with regard to adjustments resulting from changes in capitalization) (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the 1993 Stock Option Plan; (ii) permit the grant of a stock option under the 1993 Stock Option Plan with an option price less than 100% of the fair market value of the shares at the time such option is granted; (iii) change the eligibility requirements for participation in the 1993 Stock Option Plan; (iv) extend the term of any option or the period during which any option may be granted under the 1993 Stock Option Plan; or (v) decrease an option exercise price (although an option may be canceled and new option granted at a lower exercise price).

SHARES SUBJECT TO THE PLAN

    The 1993 Stock Option Plan provides that options may be granted with respect to a total of 900,000 shares of Common Stock, subject to adjustment upon certain changes in capitalization without receipt of consideration by the Company. In addition, if the Company is involved in a merger, consolidation, dissolution or liquidation, the options granted under the 1993 Stock Option Plan will be adjusted or, under certain conditions, will terminate, subject to the right of each option holder to exercise his option or a comparable option substituted at the discretion of the Company prior to such event. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for the purposes of the 1993 Stock Option Plan. All of the 409,000 shares of Common Stock underlying options granted pursuant to the 1993 Stock Option Plan are being registered in this Registration Statement.

PARTICIPATION

    Any employee is eligible to receive incentive stock options or non-qualified stock options granted under the 1993 Stock Option Plan. Non-employee directors may not receive stock options.

OPTION PRICE

    The exercise price of each option will be determined by the Stock Option Committee, or the Board of Directors until such committee is constituted, but may not be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the option on the date the option is granted.

TERMS OF OPTIONS

    The Stock Option Committee, or the Board of Directors until such committee is constituted, shall, in its discretion, fix the term of each option, provided that the maximum term of each option shall be 10 years. Incentive stock options granted to an employee who owns over 10% of the total combined voting power of all classes of stock of the Company shall expire not more than five years after the date of grant. The 1993 Stock Option Plan provides for the earlier expiration of options of a participant in the event of certain terminations of employment.

RESTRICTIONS ON GRANT AND EXERCISE

    An option may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the option holder, may be exercised solely by him. The aggregate fair market value (determined at the time the option is granted) of the shares as to which an employee may first exercise incentive stock options in any one calendar year may not exceed $100,000. The Stock Option Committee, or the Board of Directors until such committee is constituted, may impose other conditions to exercise as it deems appropriate.

OPTION GRANTS

    There were no options granted to either of the named executive officers in the fiscal year ended December 1, 1995. Options to purchase 409,000 shares of Common Stock have been granted to employees to date.

                              CERTAIN TRANSACTIONS

BAYOU CADDY ACQUISITION

    Pursuant to an asset purchase agreement dated as of May 14, 1993 among Alpha Gulf, B.C. of Mississippi, Inc. ("B.C.") (formerly known as Bayou Caddy, Inc.) and certain stockholders of B.C., the Company acquired certain of the assets of B.C., including B.C.'s leasehold interests under certain lease agreements, certain other assets incidental to the development and ownership of the Jubilee Casino, and B.C.'s interest in certain related license applications, approvals and permits. As part of the purchase, the Company assumed liabilities aggregating approximately $1,100,000. The purchase price was $3,500,000, which was evidenced by a promissory note that bore interest at the rate of 10% per annum and was convertible into shares of Alpha Gulf (the "B.C. Note"). Pursuant to an agreement also dated May 14, 1993 among B.C., the Company, Stanley S. Tollman and Monty D. Hundley, the Alpha Gulf shares into which the B.C. Note was convertible were further convertible into shares of Company's Common Stock upon the happening of certain events. On November 15, 1995, the Company, Alpha Gulf and B.C. entered into an agreement (the "B.C. Agreement") under which (i) the B.C. Note was deemed converted on February 1, 1994 and (ii) B.C. received rights which, upon the effective date of the Registration Statement of which this Propsectus is a part, entitle B.C. to receive 791,880 shares of the Company's Common Stock. As contemplated by the B.C. Agreement, B.C. subsequently distributed rights to receive 700,000 of the shares of Company Common Stock to its shareholders and retained rights to receive 91,880 of such shares. The conversion of the B.C. Note into 791,880 shares was determined in accordance with a formula contained in the May 14, 1993 agreements that allowed for conversion of the note into 12% of the shares of the Company's Common Stock held by Messrs. Tollman and Hundley at the time the Company notified B.C. of its election to convert. In order to avoid further dilution to the Company's stockholders, and to enhance its position in the Company, Bryanston agreed to contribute a number of its shares of the Company's Common Stock to the Company in order to help satisfy the number of shares of Common Stock into which the B.C. Note converted. In accordance therewith, Bryanston made a capital contribution to the Company of 716,881 shares of Common Stock of the Company owned by Bryanston, which the Company is currently holding as treasury stock until the issuance to B.C. and the B.C. shareholders, promptly after the effective date of the Registration Statement.

BRYANSTON

    In connection with the formation of the Company and the initial capitalization of the Company, Bryanston (i) contributed $626,004 in cash to the Company in exchange for 3,564,987 shares of the Company's Common Stock, valued at 17.6 CENTS per share, (ii) entered into the Service Agreements, and (iii) loaned the Company $4,009,740 (the "Bryanston Loan"). The Company utilized the $626,004 and the proceeds of the Bryanston Loan for the development and construction of the Jubilee Casino.

    Under the Service Agreement, effective as of September 1, 1993, between Alpha Hotel and Bryanston, the Company provides Management Services to hotels and motels on behalf of Bryanston. Bryanston is an affiliate of the Company, and Beatrice Tollman, Mr. Stanley S. Tollman's spouse, is a 50% stockholder of Bryanston. The Service Agreement, which is co-terminus with the last to expire of the Bryanston Management Agreements, states that the Company will provide certain management services for hotels managed by Bryanston for certain unaffiliated owners. Pursuant to the Service Agreement, Bryanston receives a fee of 1% of the aggregate compensation paid to the Company pursuant to the Management Agreements. The Bryanston Hotel Division is the provider of direct services to all managed hotels pursuant to the Management Agreements with the individual hotels. Through its subsidiary Alpha Hotel, the Company provides management, financial, administrative and marketing services on behalf of Bryanston. Pursuant to the Management Agreements, the Company is compensated for its services in an amount equal to a percentage of total net revenues of the managed hotels, ranging between 2% and 5%. In connection with the Service Agreement, effective September 1, 1993, the Company entered into an expense reimbursement agreement (the "Expense Reimbursement Agreement") with Bryanston for the use of certain office space at its Hopewell Junction, New York facility in connection with the Company's hotel management operations. Pursuant to the terms of the Expense Reimbursement Agreement, the Company reimburses Bryanston on a monthly basis for its share of rent, office expenses and direct payroll.


    The Bryanston Loan had an initial interest rate of 12% per annum and payment is subordinated to payment of the Term Loan, described below. A portion of principal and accrued interest in the aggregate amount of $1,012,500 was repaid from the proceeds of the Company's initial public offering (the "IPO") and principal and accrued interest in the aggregate amount of $1,206,355 was repaid from the proceeds of the underwriters' over-allotment option exercised in connection with the IPO. The balance of the Bryanston Loan ($1,972,532) accrued interest at the rate of 12% per annum, which accrued until the second anniversary of the opening of the Jubilee Casino, and thereafter, together with such accrued interest amount ($501,294), interest accrues at the rate of 9% per annum, payable quarterly in equal installments over a 10-year period, and will be prepaid pro rata with the BP Loan, described below, from the proceeds of the exercise, if any, of the Company's outstanding warrants and the HFS Options, described below, provided the Company is current under the Term Loan. At September 30, 1996 and December 31, 1995, the principal balance (which includes accrued interest through the second anniversary) was $2,473,826 and accrued interest at September 30, 1996 was $133,104.


    In August and October 1993, Bryanston advanced a bridge loan (the "Bryanston Bridge Loan"), in the aggregate amount of $7,419,000, which was also applied to the development and construction of the Jubilee Casino. The Bryanston Bridge Loan bore interest at the rate of 10% per annum from the date advanced and was originally due and payable on the earlier of October 31, 1993 or the closing of the IPO. A portion of the principal and accrued interest on the Bryanston Bridge Loan, in the aggregate amount of $3,625,000, was repaid from the proceeds of the Term Loan and a $4,000,000 bridge loan (the "HFS Bridge Loan") from HFS Gaming Corp. ("HFS") (which was repaid from the proceeds of the IPO), and the balance was repaid from the proceeds of the IPO.

    As of January 1, 1994, Bryanston agreed to loan the Company up to $9,000,000 (the "Initial Working Capital Loan") to meet working capital requirements of the Company. The note bore interest at price rate plus 2%, per annum, and had a maturity date of December 31, 1995. On December 31, 1994 the Company authorized the issuance of 625,222 shares of its preferred stock, valued at $6.625 per common share, in settlement of $8,284,196 due Bryanston, pursuant to the Initial Working Capital Loan, which amount includes approximately $349,000 of accrued interest. In October 1995, the 625,222 shares of preferred stock were converted into 1,250,444 shares of the Company's Common Stock.

    On November 15, 1995, the Company, Alpha Gulf and B.C. entered into the B.C. Agreement under which (i) the B.C. Note was deemed converted on February 1, 1994, and (ii) B.C. received rights which, upon the effective date of the Registration Statement of which this Prospectus is a part, entitle B.C. to receive 791,880 shares of the Company's Common Stock. Bryanston agreed to contribute 716,881 shares of Common Stock of the Company owned by Bryanston, in order to help satisfy the number of shares of Common Stock into which the B.C. Note converted. Bryanston agreed to make this capital contribution to the Company in order to avoid further dilution to the Company's stockholders and to enhance its position in the Company.


    As of January 5, 1995, Bryanston agreed to loan the Company up to $20,000,000 (the "Working Capital Loan") to meet the working capital requirements of the Company. Therefore, the Company is obligated under a $20,000,000 non-revolving promissory note ($1,415,796 and $17,360,861 outstanding at September 30, 1996 and December 31, 1995, respectively) with Bryanston. The note, which bears interest at prime rate (8.25% at September 30, 1996 and December 31, 1995) plus 2%, is payable at the lesser of the outstanding principal amount or $2,000,000 per annum through December 31, 1999. Beginning 1996, interest accrued monthly is due and payable by the following month. All remaining principal and accrued interest (approximately $503,000) shall be due on December 31, 2000. Additionally, commencing May 1, 1996 and for each of the next succeeding three years thereafter, the Company will be required to make additional principal payments equal to "Available Cash Flow of Maker" as defined in the note to mean an amount equal to the consolidated annual net income of the Company before depreciation but after provision for taxes and principal payments on account of all debt, less an amount equal to the sum of (a) an annual replacement reserve equal to 3% of the consolidated revenues of the Company and its subsidiaries, excluding Alpha Hotel, and (b) $1,000,000.


    On September 22, 1995, Bryanston purchased an outstanding loan to the Company (the "Term Loan") which was then held by HFS, having a balance of $7,800,000 from HFS, which was in default at such time. The Company received the Term Loan from HFS in the original principal amount of $8,000,000 for a five-year term, in October 1993. The Term Loan bears interest at a rate of 10% per annum and requires monthly payments of principal and interest through November 1998. The Term Loan is secured by a first preferred ship mortgage on the Jubilee Casino. As consideration for Bryanston purchasing the Term Loan (which was then in default), and for Bryanston agreeing to make the Working Capital Loan, in October 1995, the Company issued 347,826 shares of Common Stock, valued at $4.50 per share, and an option to purchase 347,826 shares of Common Stock at an exercise price of $4.50 per share, to Bryanston. In addition, Bryanston acquired 96,429 shares of the Company's Common Stock from an affiliate of HFS. At September 30, 1996 and December 31, 1995, the balance due on the Term Loan is $7,800,000 and accrued interest is $1,030,724 and $446,789, respectively.


    As of November 1, 1995, Bryanston had sold all of the Common Stock of the Company it had previously held.


    Since the Company began to implement its plans to close the Jubilation Casino in July 1996, the Company updated its assessment of the realizability of the leasehold improvements and related assets of the Jubilation Casino. This resulted in an impairment loss of approximately $14,507,000 and would have reduced stockholders' equity below the requirements for continued listing of the Company's securities on NASDAQ. In order to avoid the delisting of the Company's securities from NASDAQ, Bryanston proposed that the Company convert the Working Capital Loan into Series B Preferred Stock, which would enable the Company to maintain its NASDAQ listing. Therefore, effective June 26, 1996, Bryanston converted the amount due on the Working Capital Loan (approximately $19,165,000) into shares of the Company's Preferred Stock. The Company was charged a 5% transaction fee (approximately $958,000), which was also converted into shares of the Company's Series B Preferred Stock. The conversion was effective June 26, 1996 and the total of approximately $20,123,000 converted into 693,905 shares of Series B Preferred Stock based on the fair market value of the Company's Common Stock on the date of conversion ($3.625). Each share of outstanding Series B Preferred Stock (i) entitles the holder to one vote; (ii) has a liquidation value of $29.00 per share; (iii) has a cash dividend rate of 10% of liquidation value, which increases to 13% of liquidation value if the cash dividend is not paid within 30 days of the end of each fiscal year and in such event is payable in Common Stock valued at the then market price; and (iv) is convertible into eight shares of Common Stock.


BP GROUP

    BP advanced $1,927,759 to the Company, representing the proceeds of the BP loan (the "BP Loan"). The BP Loan had an initial interest rate of 12% per annum and payment is subordinated to payment of the Term Loan. Principal and accrued interest in the aggregate amount of $487,500 was repaid from the proceeds of the Company's IPO and principal and accrued interest in the aggregate amount of $575,560 was repaid from the proceeds of the underwriters' over-allotment option. The balance of the BP Loan, $864,699, accrues interest at the rate of 12% per annum, which shall accrue until the second anniversary of the opening of the Jubilee Casino, and thereafter, together with such accrued interest, at the rate of 9% per annum, payable quarterly in equal installments over a 10-year period, and will be prepaid, pro rata with the Bryanston Loan, from the proceeds of the exercise, if any, of the Company's outstanding warrants and the HFS Options, provided the Company is current under the Term Loan.

    BP also advanced a bridge loan (the "BP Bridge Loan") in the amount of $2,200,000, which was applied to the development of the Casino. The BP Bridge Loan bore interest at the rate of 10% per annum from the date advanced and was originally due and payable on the earlier of October 31, 1993 or the closing of the Offering. The BP Bridge Loan was repaid in full, from the proceeds of the Term Loan and the HFS Bridge Loan, which was repaid by the Company from the proceeds of the IPO.

    In July 1993 Ms. Cohen, a director of the Company and the sole stockholder of BP, contributed $511,961 to the capital of the Company for which she was issued 1,544,182 shares of Common Stock valued at 33.2 CENTS per share.

    Ms. Cohen was also a principal stockholder of Westfield Financial Corporation, one of the underwriters of the Company's IPO. Westfield Financial Corporation is no longer operating as a broker-dealer.


    Since the Company began to implement its plans to close the Jubilation Casino in July 1996, the Company updated its assessment of the realizability of the leasehold improvements and related assets of the Jubilation Casino. This resulted in an impairment loss of approximately $14,507,000 and would have reduced stockholders' equity below the requirements for continued listing of the Company's securities on NASDAQ. In order to avoid the delisting of the Company's securities from NASDAQ, BP proposed that the Company convert the BP Loan into Series B Preferred Stock, which would enable the Company to maintain its NASDAQ listing. Therefore, effective June 26, 1996, BP converted the amount due on the BP Loan (approximately $1,222,000) into shares of the Company's Series B Preferred Stock. The Company was charged a 5% transaction fee (approximately $61,000), which was also converted into shares of the Company's Series B Preferred Stock. The conversion was effective June 26, 1996, and the total of approximately $1,283,000 was converted into 44,258 shares of Preferred Stock based on the fair market value of the Company's Common Stock on the date of conversion $3.625). The terms of the Series B Preferred Stock issued to BP are identical to those of the Series B Preferred Stock issued to Bryanston in June 1996.


    All current transactions between the Company, and its officers, directors and principal stockholders or any affiliates thereof are, and in the future such transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            OWNERSHIP OF SECURITIES


    The following table sets forth certain information as of January   , 1997
with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock and Series B Preferred Stock of the Company, each officer and director of the Company and all officers and directors as a group. Unless otherwise indicated, the address of each such person or entity is c/o Alpha Hospitality Corporation, 12 East 49th Street, New York, New York, 10017.



                                                                                                        PERCENT OF
                                                                        NUMBER OF   PERCENT OF CLASS    CLASS AFTER
TITLE OF CLASS                      NAME AND ADDRESS                    SHARES (1)   BEFORE OFFERING     OFFERING
----------------------------------  ----------------------------------  ----------  -----------------  -------------

Common Stock
  $.01 Par Value..................  Stanley S. Tollman(2)(3)..........     498,975            3.7%             3.6%
                                    Beatrice Tollman(3)(11)...........   1,815,890           13.5             13.1
                                    Sanford Freedman(4)...............     271,158            2.0              1.9
                                    Thomas W. Aro(5)..................     100,200            0.7              0.7
                                    Brett G. Tollman(6)...............     493,078            3.6              3.5
                                    James A. Cutler(7)................     116,320            0.9              0.8
                                    Howard Zukerman(8)................      84,208            0.6              0.6
                                    Patricia Cohen(9).................   1,483,046           11.0             10.4
                                    Matthew Walker....................     145,632            1.1              1.0
                                    Bally Gaming, Inc.(10)............     696,017            5.2              5.0
                                      6601 South Bermuda Road
                                      Las Vegas, Nevada
                                    Bryanston Group, Inc.(11).........   5,899,066           30.4             29.8
                                      1886 Route 52
                                      Hopewell Junction, NY
                                    All officers and directors as a
                                      group (8 persons)(2)(4-9).......   3,192,617           22.7             22.0
Series B Preferred Stock
  $.01 Par Value..................  Bryanston Group, Inc.(11).........     693,905           94.0             94.0
  1886 Route 52
  Hopewell Junction, NY
                                    BP Group, Ltd.(12)................      44,258            6.0              6.0
                                      6 Danton Lane South
                                      Lattington, NY


------------------------


 (1) Each person exercises sole voting and dispositive power with respect to the shares reflected in the table, except for those shares issuable upon the exercise of options, which shares cannot be voted until the options are exercised by the holders. Includes shares of Common Stock which may be acquired upon exercise of options or conversion of convertible securities which are presently exercisable or convertible, or become exercisable or convertible within 60 days.



 (2) Represents 498,975 shares owned by the Tyler Windfield Hundley Living Trust of which trust Mr. Tollman is the sole trustee. Mr. Tollman exercises voting power with respect to such shares. Tyler Windfield Hundley is the son of Monty D. Hundley, a former officer and director of the Company who resigned from such positions as of March 23, 1995.



 (3) As to Stanley S. Tollman, does not include 1,815,890 shares of Common Stock owned by Stanley S. Tollman's spouse, Beatrice Tollman. As to Beatrice Tollman, does not include 498,975 shares of Common Stock beneficially owned by Stanley S. Tollman, her spouse. Stanley S. Tollman and Beatrice Tollman, in the aggregate, beneficially own 2,314,865 shares of Common Stock, which represents 17.2% of the class outstanding. Mr. and Mrs. Tollman each disclaim beneficial ownership of the shares beneficially owned by each other.

 (4) Includes options granted to Mr. Freedman to purchase 60,000 shares of the Company's Common Stock, all of which are currently exercisable and none of which have been exercised.



 (5) Includes options granted to Mr. Aro to purchase 60,000 shares of the Company's Common Stock, all of which are currently exercisable and none of which have been exercised.



 (6) Includes options granted to Mr. Brett G. Tollman to purchase 60,000 shares of the Company's Common Stock, all of which are currently exercisable and none of which have been exercised.



 (7) Includes options granted to Mr. Cutler to purchase 40,000 shares of the Company's Common Stock, all of which are currently exercisable and none of which have been exercised. Does not include 4,000 shares owned by Mr. Cutler's children of which he disclaims beneficial ownership.



 (8) Includes options granted to Mr. Zukerman to purchase 35,000 shares of the Company's Common Stock, all of which are currently exercisable and none of which have been exercised.



 (9) Represents (i) 1,128,982 shares of Common Stock owned by Patricia Cohen and
     (ii) 354,064 shares of Common Stock issuable upon conversion of 44,258 shares of Series B Preferred Stock owned by BP, a company of which Patricia Cohen is the sole stockholder.



(10) Represents a portion of the 701,017 shares issued to an escrow agent on behalf of Bally in connection with the restructuring of the mortgage on the Jubilee Casino.



(11) As to shares of Common Stock held by Bryanston, includes (i) 5,551,240 shares of Common Stock issuable upon conversion of 693,905 shares of Series B Preferred Stock and (ii) options granted to Bryanston to purchase 347,826 shares of Common Stock, all of which are currently exercisable. Bryanston is an affiliate of the Company, and Beatrice Tollman, Stanley S. Tollman's spouse, is a 50% stockholder of Bryanston. Bryanston and Beatrice Tollman each disclaim beneficial ownership of the shares beneficially owned by each other.



(12) Patricia Cohen, a director of the Company, is the sole stockholder of BP.

                              SELLING STOCKHOLDERS


    The 2,542,095 of the Selling Stockholders' Shares to which this Prospectus relates may be sold by the Selling Stockholders who have acquired or will acquire such shares from the Company (i) upon the exercise of issued and outstanding options granted pursuant to the Company's 1993 Stock Option Plan (the "Plan"), or (ii) in connection with acquisition agreements or debt restructuring agreements. An aggregate of 142,411 shares of Common Stock were previously sold pursuant to the Registration Statement of which this Prospectus forms a part and are no longer included in the number of shares offered hereby. The Company will not receive any of the proceeds from the sales of the Selling Stockholder's Shares, but will receive the exercise price upon the exercise of options by certain Selling Stockholders. There can be no assurance that any or all of such options will be exercised. Pursuant to the Plan, options for up to 900,000 shares of Common Stock may be granted, of which options to purchase 409,000 shares have been issued to date, all of which are being offered hereby. Of such 409,000 options, 385,000 options have an exercise price of $3.25 per share and 24,000 options have an exercise price of $11.50 per share.


    The Selling Stockholders received registration rights with respect to the shares offered hereunder pursuant to verbal or written agreements with the Company. All costs, expenses and fees in connection with the registration of the Selling Stockholders' Shares will be borne by the Company. All brokerage commission, if any, attributable to the sale of Selling Stockholders' Shares by Selling Stockholders will be borne by such Selling Stockholders.


    The following table sets forth (a) the name of each Selling Stockholder and relationship to the Company; (b) the number of shares of Common Stock beneficially owned by each Selling Stockholder before this offering; (c) the number of shares beneficially owned by each Selling Stockholder that were initially registered pursuant to the Registration Statement of which this Prospectus forms a part; (d) the number of shares beneficially owned by each Selling Stockholder registered hereunder that may be sold pursuant to this Prospectus; the number of shares of Common Stock and the percentage of the total class of Common Stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale of all of the Selling Stockholders' Shares.



                                                                      NUMBER OF SHARES
                                                                       OF COMMON STOCK       NUMBER OF SHARES OF
                                                NUMBER OF SHARES   -----------------------       COMMON STOCK
                                                 OF COMMON STOCK    REGISTERED                BENEFICIALLY OWNED
                                                  BENEFICIALLY          IN                   AFTER THIS OFFERING
   SELLING STOCKHOLDER AND RELATIONSHIP TO        OWNED BEFORE         THIS       OFFERED   ----------------------
                    COMPANY                     THIS OFFERING(1)     OFFERING     HEREBY     NUMBER      PERCENT
----------------------------------------------  -----------------  ------------  ---------  ---------  -----------
Sanford Freedman(2)...........................         271,158          60,000      60,000    211,158         1.6%
  (Vice President, Secretary
  and Director)
Brett G. Tollman(2)...........................         458,973          60,000      60,000    398,973         1.0%
  (Vice President and
  Director)
Howard D. Zukerman(2).........................          84,208          35,000      35,000     49,208       *
  (Vice President and
  Assistant Secretary)
Thomas W. Aro(2)(7)...........................         102,840          62,640      62,640     40,200       *
(Vice President and
  Director)
James A. Cutler(2)(7).........................         116,320          42,640      41,320     75,000       *
  (Chief Financial Officer)
Victor Appleby(2).............................          28,400          18,000      18,000     10,400       *
  (Employee)
Charlie Goldman(2)............................          18,000          18,000      18,000          0       *
  (Employee)
Gavin Tollman(2)..............................          18,300          18,000      18,000        300       *
  (Employee)

                                                                      NUMBER OF SHARES
                                                                       OF COMMON STOCK       NUMBER OF SHARES OF
                                                NUMBER OF SHARES   -----------------------       COMMON STOCK
                                                 OF COMMON STOCK    REGISTERED                BENEFICIALLY OWNED
                                                  BENEFICIALLY          IN                   AFTER THIS OFFERING
   SELLING STOCKHOLDER AND RELATIONSHIP TO        OWNED BEFORE         THIS       OFFERED   ----------------------
                    COMPANY                     THIS OFFERING(1)     OFFERING     HEREBY     NUMBER      PERCENT
----------------------------------------------  -----------------  ------------  ---------  ---------  -----------
Thomas Wilson(2)..............................          18,000          18,000      18,000          0       *
  (Employee)
Craig Kendziera(2)............................          12,300          12,000      12,000        300       *
  (Employee)
Jeffrey Crowley(2)............................          54,500          10,000      10,000     45,820       *
  (Employee)
Robert Steenhuisen(2).........................           8,000           8,000       8,000          0       *
  (Employee)
Thomas Damewood(2)............................           8,000           8,000       8,000          0       *
  (Employee)
Peter Rost(2).................................           5,000           5,000       5,000          0       *
  (Employee)
Alice Abalos(2)...............................           5,300           5,000       5,000        300       *
  (Employee)
Betty Drake(2)................................           6,300           5,000       5,000      1,300       *
  (Employee)
Margaret O. Young(2)..........................           5,000           5,000       5,000          0       *
  (Employee)
Paul Hitselberger(3)..........................           3,334           5,000       5,000          0       *
  (Employee)
Kevin Kurpick(3)..............................           3,334           5,000       5,000          0       *
  (Employee)
Thaddeus Rickards(3)..........................           3,334           5,000       5,000          0       *
  (Employee)
Ann Williams(3)...............................           1,667           2,500       2,500          0       *
  (Employee)
Sherry Kosack(3)..............................           1,667           2,500       2,500          0       *
  (Employee)
Danka Maricic(3)..............................           1,733           2,000       2,000        400       *
  (Employee)
Kenneth Terry(3)..............................           1,300           1,500       1,500        300       *
  (Employee)
Claudia Bowman(3).............................             333             500         500          0       *
  (Employee)
Sherry D. Myers(4)............................          33,741          33,741      33,741          0       *
Ronald L. Miller(4)...........................          33,726          33,726      33,726          0       *
Richard L. Miller(4)..........................          33,726          33,726      33,726          0       *
James B. Sonnier(4)...........................           2,661           2,661       2,661          0       *
John R. Boggs(4)..............................           3,150           3,150       3,150          0       *
Matthew Walker(4).............................         145,632         145,632     145,632          0       *
Clifton C. Inge(4)............................          58,907          58,907      58,907          0       *
Clifton C. Inge, Jr.(4).......................          15,521          15,521      15,521          0       *
Ashley Inge(4)................................          15,521          15,521      15,521          0       *
Marguerite Berrigan(4)........................          15,652          15,652      15,652          0       *
Levee Land Co.(4).............................          15,320          15,320      15,320          0       *
Corinna Hansen(4).............................          17,391          17,391      17,391          0       *
Thomas B. Bender(4)...........................          33,266          33,266      23,266          0       *
Frank G. Terrell, Jr.(4)......................         119,544         119,544      94,544          0       *
Francis Miller(4).............................           6,373           6,373       6,373          0       *
Casino River Vessels(4).......................          21,375          21,375      21,375          0       *
Charles R. Crovo(4)...........................           1,575           1,575       1,575          0       *

                                                                      NUMBER OF SHARES
                                                                       OF COMMON STOCK       NUMBER OF SHARES OF
                                                NUMBER OF SHARES   -----------------------       COMMON STOCK
                                                 OF COMMON STOCK    REGISTERED                BENEFICIALLY OWNED
                                                  BENEFICIALLY          IN                   AFTER THIS OFFERING
   SELLING STOCKHOLDER AND RELATIONSHIP TO        OWNED BEFORE         THIS       OFFERED   ----------------------
                    COMPANY                     THIS OFFERING(1)     OFFERING     HEREBY     NUMBER      PERCENT
----------------------------------------------  -----------------  ------------  ---------  ---------  -----------
M. Delacy Crovo(4)............................           1,575           1,575       1,575          0       *
Dina G. Bender(4).............................          39,085          39,085      39,085          0       *
Hand Arendall, L.L.C. (as agent)(4)...........         168,868         168,868     168,868          0       *
Bally Gaming, Inc.(5).........................         701,017         701,017     696,017          0       *
B.C. of Missisippi(6).........................          91,880          91,880      91,880          0       *
John E. Kingsbury(6)..........................         121,397         121,397     121,397          0       *
Jon R. Turner(6)..............................          71,313          71,313      71,313          0       *
David Altman(6)...............................          13,424          13,424      13,424          0       *
Hyun Sil Enomoto(6)...........................          15,840          15,840      15,840          0       *
Jin Ho Kang(6)................................          15,840          15,840      15,840          0       *
James D. and Cherie Kingsbury(6)..............          11,880          11,880      11,880          0       *
Merle A. and Sharon A. Reed(6)................          10,560          10,560      10,560          0       *
Patricia C. Derry(6)..........................           2,640           2,640       2,640          0       *
Kyong Soon Cho(6).............................          47,520          47,520      47,520          0       *
Eugene J. and Patricia A. Lang(6).............          39,105          39,105      20,105          0       *
Michael Bach(6)...............................           1,320           1,320       1,320          0       *
Roger L. and Carol J. Johnson(6)..............           2,640           2,640       2,640          0       *
Alvin H. Bishop, Jr.(6).......................          10,560          10,560      10,560          0       *
James Gavin(6)................................           5,280           5,280       5,280          0       *
Keiko S. Palmero(6)...........................           7,260           7,260       7,260          0       *
Ray Eaton(6)..................................          29,700          29,700       5,000          0       *
Robert M. James(6)............................          65,313          65,313      37,202          0       *
Stuart Schube(6)..............................          13,200          13,200           0          0       *
William Lady(6)...............................          14,080          14,080      14,080          0       *
James M. Lady(6)..............................          14,080          14,080           0          0       *
Steven Lady(6)................................          14,080          14,080      14,080          0       *
Mas Hiraike(6)................................           4,078           4,078       4,078          0       *
David and Karen Uyekawa(6)....................           2,000           2,000       2,000          0       *
Ronald Hirano(6)..............................             960             960         960          0       *
Katsuyi and Yasoyo Kawakubo(6)................           4,078           4,078       4,078          0       *
Ralph and Barbara Myers(6)....................           4,078           4,078       4,078          0       *
Leo Benavidez(6)..............................           2,000           2,000       2,000          0       *
Carl Feldman(6)...............................           4,078           4,078       4,078          0       *
Thomas Nishi(6)...............................           8,236           8,236       8,236          0       *
Craig and Mable Takenska(6)...................           4,078           4,078       4,078          0       *
Adrianne Tong(6)..............................           6,157           6,157       6,157          0       *
Robert and Dorothy Takasugi(6)................          10,315          10,315      10,315          0       *
Masayoshi and June Morioka(6).................           3,039           3,039       3,039          0       *
Domingo and Pauline Sauceda(6)................             960             960         960          0       *
Alice Brzkcy(6)...............................           4,078           4,078       4,078          0       *
Gary and Susan Zimmerman(6)...................           2,000           2,000           0          0       *
Stacy Hobson(6)...............................           3,039           3,039       3,039          0       *
Yami and Yasuyo Serizawa(6)...................           4,078           4,078       4,078          0       *
Jon Robert Takasugi(6)........................           2,000           2,000       2,000          0       *
Leslie Takasugi(6)............................           2,000           2,000       2,000          0       *
James Fitzsimons(6)...........................           4,078           4,078       4,078          0       *
The Sandra S. Monaldi Living Trust(6).........           7,920           7,920       7,920          0       *
Michael D. and Jospeh Cure, Cynthia C.
  Rutherford and Susan Gollott(6).............          84,438          84,438      84,438          0       *

------------------------

*   represents less than 1% of the total outstanding shares of Common Stock.

(1) Includes all shares of Common Stock obtainable by the Selling Stockholder upon exercise of options granted pursuant to the Plan. Such options are exercisable as set forth in footnotes 2 and 3 below.

(2) Includes the shares of Common Stock issuable upon the exercise of options. One third of such Selling Stockholders' options vested on June 10, 1994, one third vested on December 10, 1994 and the remainder vested on June 10, 1995.

(3) Includes the shares of Common Stock issuable upon the exercise of options. One-third of such Selling Stockholders' options vested on December 10, 1994, one-third vested on June 10, 1995 and the remainder vested on December 10, 1995.


(4) Represents the portion 782,609 shares issued initially to an escrow agent on behalf of the former shareholders of the Cotton Club and subsequently to the Selling Stockholder in connection with the Cotton Club Acquisition.


(5) Represents shares issued to an escrow agent on behalf of Bally Gaming, Inc. in connection with the restructuring of the mortgage on the Jubilee Casino.


(6) Represents the portion of the 791,880 shares of Common Stock issued to the Selling Stockholder in connection with the B.C. Agreement.


(7) Includes 2,640 shares of Common Stock issued to the Selling Stockholder in connection with the B.C. Agreement.

                              PLAN OF DISTRIBUTION


    The securities offered hereby are the 2,542,095 Selling Stockholders' Shares. An aggregate of 142,411 shares of Common Stock were previously sold pursuant to the Registration Statement of which this Prospectus forms a part and are no longer included in the number of shares offered hereby.


SELLING STOCKHOLDERS' SHARES

    The 2,684,506 of the Selling Stockholders' Shares to which this Prospectus relates may be sold by the Selling Stockholders who have acquired or will acquire such shares from the Company (i) upon the exercise of issued and outstanding options granted pursuant to the Company's 1993 Stock Option Plan (the "Plan"), or (ii) in connection with acquisition agreements or debt restructuring agreements. The Company will not receive any of the proceeds from any sales by Selling Stockholders of Selling Stockholders' Shares, but will receive the exercise price upon the exercise of options by the Selling Stockholders. See "Selling Stockholders."

    The Selling Stockholders' sales of shares of Common Stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market or the Boston Stock Exchange, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders' may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

    Because the Selling Stockholders may each be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of its shares, the Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Rule 10b-6 under the Exchange Act until its participation in that distribution is completed.

    At the time a particular offer of Selling Stockholders' Shares, made by or on behalf of any of the Selling Stockholders, to the extent such offer constitutes as distribution under the Securities Act, a supplement to this Prospectus will be distributed which will set forth the type and number of securities being offered by such Selling Stockholders and the terms of such offering, including the name or names and addresses of any underwriters, dealers or agents, the purchase price paid by any underwriter for securities purchased from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

    The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Selling Stockholders' Shares. However, all brokerage commissions, if any, attributable to the sale of such shares by holders thereof will be borne by such holders.

                           DESCRIPTION OF SECURITIES

COMMON STOCK


    The authorized capital stock of the Company includes 25,000,000 shares of Common Stock, $.01 par value per share. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and non-assessable, and all shares of Common Stock offered hereby and underlying the Warrants and Options, when issued, will be fully paid and non-assessable.


    The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors.

PREFERRED STOCK


    The Company is authorized to issue up to 1,000,000 shares, $.01 par value, of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. The Company has outstanding 738,163 shares of Series B Preferred Stock which is convertible into Common Stock and still has 261,837 shares of Preferred Stock available for issuance. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue the remaining Preferred Stock, or any Preferred Stock which becomes authorized but unissued after conversion into Common Stock, with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Any authorized but unissued Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any additional shares of its Preferred Stock.


    For a description of the issued and outstanding shares of Preferred Stock see "Certain Transactions -- Bryanston" and "Certain Transactions -- BP Group."

TRANSFER AND WARRANT AGENT

    The Company's transfer agent for the Common Stock and warrant agent for the Warrants is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10007.

                        SHARES ELIGIBLE FOR FUTURE SALE


    The Company has 25,000,000 shares of Common Stock authorized, 13,478,325 of which are issued and outstanding. In addition, 409,000 shares may be issued upon the exercise of outstanding and currently exercisable options.



    Of the 13,478,325 shares of Common Stock currently issued and outstanding, 4,654,443 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in transactions not involving a public offering and are, as of November 5, 1995, eligible for sale under Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, after at least two years have elapsed from the sale by the Company or any affiliate of the restricted securities, can (along with any person with whom such individual is required to aggregate sales) sell, within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the

Common Stock is quoted on NASDAQ or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months, after at least three years have elapsed from the sale by the Company or an affiliate of the restricted securities, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. The 4,654,443 shares of Common Stock are eligible for sale pursuant to Rule 144 by affiliates of the Company who are restricted as to the number of securities they can sell during any three-month period. Possible or actual sales of such Common Stock by stockholders of the Company under Rule 144 may have a depressive effect upon the price of the Common Stock currently outstanding, and could also render difficult the sales of Common Stock by investors.


                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Certificate of Incorporation of the Company provides that no director of the Company shall be liable to the Company for monetary damages for breach of fiduciary duty or care as a director except for liability for breach of the director's duty of loyalty, for acts not in good faith, intentional misconduct or knowing violations of law, for unlawful payment of dividends or stock purchases or redemptions or for transactions in which the directors derived an improper personal benefit. The By-Laws of the Company provide for the indemnification of officers and directors to the fullest extent permitted by Delaware law. The Company does not have directors' and officers' liability insurance but may secure such insurance in the future.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS


    Certain legal matters, including the legality of the issuance of the Selling Stockholders' Shares being offered hereby, are being passed upon for the Company by Gersten, Savage, Kaplowitz, Fredericks, & Curtin, LLP, 101 East 52nd Street, New York, New York 10022, special counsel to the Company.


                                    EXPERTS

    The financial statements included in this Prospectus have been audited by Rothstein, Kass & Company, P.C., independent certified public accountants, Roseland, New Jersey, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission ("Commission") a registration statement (as amended, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, NW, Washington, DC, 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Except for material contracts or portions thereof accorded confidential treatment, all registration statements are available for public inspection, during business hours, at the principal office of the Commission in Washington, D.C. Electronic registration statements made through the Electronic Data

Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http:\\www.sec.gov).

    The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511, and at 7 World Trade Center, New York, New York, 10048. Copies of such materials can also be obtained by written request to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, at prescribed rates.

    The Company's Common Stock is listed on NASDAQ and the BSE at the offices of NASDAQ at 1735 K Street, NW, Washington, DC, 20006 or the offices of the BSE at 1 Boston Place, Boston, Massachusetts, 02108, and the Company's periodic reports, proxy statements, and other information can be inspected at NASDAQ and the BSE at the offices of NASDAQ at 1735 K Street, NW, Washington, DC, 20006 or the offices of the BSE at 1 Boston Place, Boston, Massachusetts, 02108.

                         INDEX TO FINANCIAL STATEMENTS


                ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

Independent Auditors Report........................................        F-2
Consolidated Balance Sheets........................................        F-3
Consolidated Statements of Operations..............................        F-4
Consolidated Statements of Stockholders Equity.....................        F-5
Consolidated Statements of Cash Flows..............................      F-6-7
Notes to Consolidated Financial Statements.........................     F-8-23

                            BRYANSTON GROUP, INC.

Independent Auditors Report........................................       F-24
Statement of Income Before Taxes...................................       F-25
Notes to Financial Statement.......................................    F-26-27

                       COTTON CLUB OF GREENVILLE, INC.

Independent Auditors' Report.......................................       F-28
Balance Sheets.....................................................       F-29
Statements of Operations...........................................       F-30
Statements of Shareholders' Deficit................................       F-31
Statements of Cash Flows...........................................       F-32
Notes to Financial Statements......................................    F-33-38

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Alpha Hospitality Corporation and Subsidiaries
New York, New York

    We have audited the accompanying consolidated balance sheets of Alpha Hospitality Corporation and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and the period March 19, 1993 (date of inception) to December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alpha Hospitality Corporation and Subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended and the period March 19, 1993 (date of inception) to December 31, 1993, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered significant losses from operations and has a working capital deficit and an accumulated deficit at December 31, 1995. In addition, the Company was not in compliance with certain long-term debt which is included in current liabilities. Management's plans in regard to these matters are also described in Note 14. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    As discussed in Note 9 to the consolidated financial statements, the Company is a defendant in lawsuits involving automobile accidents, wherein plaintiffs are seeking compensatory and punitive damages. The ultimate outcome of such litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying consolidated financial statements.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule listed on Page S-1 is presented for purposes of complying with the Securities and Exchange Commissions's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ Rothstein, Kass & Company, P.C.
-------------------------------

Roseland, New Jersey

February 16, 1996, except for Note 15 as

  to which the date is March 29, 1996

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                           DECEMBER 31,
                                                                 SEPTEMBER 30,   --------------------------------
                                                                     1996             1995             1994
                                                                ---------------  ---------------  ---------------
                                                                  (UNAUDITED)
                                                     ASSETS

CURRENT ASSETS:
  Cash, including restricted cash of $272,042 and $63,837 in
    1996 and 1995, respectively...............................  $     1,360,534  $     2,315,719  $     1,179,605
  Accounts receivable, less allowance for doubtful accounts of
    $432,000, $353,708 and $35,000 in 1996, 1995 and 1994,
    respectively..............................................          220,376          702,800        1,091,594
  Inventories.................................................          320,139          536,221          671,151
  Prepaid insurance...........................................          306,768        1,796,132        1,044,139
  Other current assets........................................           82,955        1,349,535          380,777
                                                                ---------------  ---------------  ---------------
    Total current assets......................................        2,290,772        6,700,407        4,367,266
PROPERTY AND EQUIPMENT, less accumulated depreciation and
 amortization of $16,226,846, $13,385,041 and $3,765,486 in
 1996, 1995 and 1994, respectively............................       40,931,796       59,254,914       40,069,549
OTHER ASSETS, deposits and other..............................        1,624,123          818,171        1,053,490
                                                                ---------------  ---------------  ---------------
                                                                $    44,846,691  $    66,773,492  $    45,490,305
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt........................  $    10,573,082  $    27,319,666  $    10,026,377
  Notes payable...............................................        2,177,714        3,815,887          880,051
  Accounts payable and other accrued expenses.................        9,260,716       10,709,533        8,097,396
  Accrued payroll and related liabilities.....................        3,999,458        2,848,876        2,705,197
  Preferred dividend payable..................................          535,168        --               --
  Due to affiliate, current maturity..........................        1,415,796        2,000,000
                                                                ---------------  ---------------  ---------------
    Total current liabilities.................................       27,961,934       46,693,962       21,709,021
                                                                ---------------  ---------------  ---------------
LONG-TERM DEBT, less current maturities.......................       13,598,400        2,311,751       10,073,870
                                                                ---------------  ---------------  ---------------
DUE TO AFFILIATE, less current maturity, including accrued
 interest of $503,138.........................................          503,138       15,863,999
                                                                ---------------  ---------------  ---------------
AMOUNT DUE UNDER REDEMPTION AGREEMENT, including accrued
 interest of $235,136.........................................        1,023,780
                                                                ---------------  ---------------  ---------------
MANDATORILY REDEEMABLE COMMON STOCK, $.01 par value, 96,429
 shares issued in 1994........................................                                            564,910
                                                                ---------------  ---------------  ---------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, authorized 1,000,000
    shares, 738,163 and 625,222 issued in 1996 and 1994,
    respectively..............................................            7,382                             6,252
  Common stock, $.01 par value, authorized 17,000,000 shares,
    13,478,325, 12,354,482 and 10,225,000 shares issued in
    1996, 1995 and 1994, respectively.........................          134,782          123,544          102,250
  Capital in excess of par value..............................       57,432,153       32,779,117       27,639,250
  Common stock subscribed.....................................                         1,600,000
  Accumulated deficit.........................................      (55,814,878)     (32,598,881)     (14,605,248)
                                                                ---------------  ---------------  ---------------
    Total stockholders' equity................................        1,759,439        1,903,780       13,142,504
                                                                ---------------  ---------------  ---------------
                                                                $    44,846,691  $    66,773,492  $    45,490,305
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                   MARCH 19,
                                                                                                   1993 (DATE
                                                                                                       OF
                                                NINE MONTHS                                        INCEPTION)
                                            ENDED SEPTEMBER 30,       YEARS ENDED DECEMBER 31,         TO
                                        ---------------------------  ---------------------------  DECEMBER 31,
                                            1996          1995           1995           1994          1993
                                        ------------  -------------  -------------  ------------  ------------
                                        (UNAUDITED)    (UNAUDITED)

REVENUES:
  Casino..............................  $ 34,813,979  $  19,311,595  $  26,518,657  $ 41,343,854   $   --
  Food and beverage...................       852,605        862,756      1,008,940     1,713,057
  Hotel management fees...............     1,489,378      2,035,114      2,863,345     2,835,234      858,500
  Retail and other....................       243,982        103,279        129,334       208,296       18,477
                                        ------------  -------------  -------------  ------------  ------------
    Total revenues....................    37,399,944     22,312,744     30,520,276    46,100,441      876,977
                                        ------------  -------------  -------------  ------------  ------------
COSTS AND EXPENSES:
  Casino..............................    13,328,639     10,321,127     15,034,903    20,994,854
  Food and beverage...................     1,434,193      1,285,594        789,086     1,113,093
  Hotel management costs..............       934,070      1,091,606      1,511,786     1,710,060      633,315
  Retail and other....................                                      21,101       103,276
  Selling, general and
    administration....................    20,323,590     11,925,757     17,610,997    21,269,076       44,894
  Interest expense....................     3,529,106      2,033,856      3,213,228     3,014,989      375,335
  Depreciation and amortization.......     4,788,078      2,963,404      4,508,947     3,776,262
  Pre-opening and development costs...       216,530        437,882      1,290,312     2,303,365    5,394,147
  Debt conversion fee.................     1,019,369
  Write-off of Lakeshore leasehold and
    improvements......................    14,507,198
  Financial advisory services fees....                                   1,690,000
  Relocation expense..................                                     412,492
  Buy-out of marketing
    agreement.........................                    1,500,000      1,500,000
  Write-off of unamortized
    discount..........................                      931,057        931,057
  Compensation to stockholders........                                                                500,000
  Settlement of assumed
    liabilities.......................                                                                350,000
                                        ------------  -------------  -------------  ------------  ------------
    Total costs and expenses..........    60,080,773     32,490,283     48,513,909    54,284,975    7,297,691
                                        ------------  -------------  -------------  ------------  ------------
LOSS BEFORE DEFERRED INCOME TAX
 EXPENSE (CREDIT).....................   (22,680,829)   (10,177,539)   (17,993,633)   (8,184,534)  (6,420,714)
DEFERRED INCOME TAX EXPENSE
 (CREDIT).............................                                                 1,716,000   (1,716,000)
                                        ------------  -------------  -------------  ------------  ------------
NET LOSS..............................  $(22,680,829) $ (10,177,539) $ (17,993,633) $ (9,900,534)  $(4,704,714)
                                        ------------  -------------  -------------  ------------  ------------
                                        ------------  -------------  -------------  ------------  ------------
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING (IN THOUSANDS)...........        13,292         10,321         10,617        10,225        8,833
                                        ------------  -------------  -------------  ------------  ------------
                                        ------------  -------------  -------------  ------------  ------------
LOSS PER COMMON SHARE.................  $      (1.71) $       (0.99) $       (1.69) $       (.97)  $     (.53)
                                        ------------  -------------  -------------  ------------  ------------
                                        ------------  -------------  -------------  ------------  ------------


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                     PREFERRED STOCK           COMMON STOCK         CAPITAL IN     COMMON
                                  ----------------------  -----------------------   EXCESS OF       STOCK      ACCUMULATED
                                    SHARES      AMOUNT       SHARES      AMOUNT     PAR VALUE    SUBSCRIBED      DEFICIT
                                  -----------  ---------  ------------  ---------  ------------  -----------  -------------

Sales of common stock...........      --       $  --         4,250,000  $  42,500  $  1,720,001  $   --       $    --
Stock exchanged for services....                                                        540,000
Issuance of shares in connection
 with 2 for 1 stock split.......                             4,250,000     42,500       (42,500)
Sales of common stock...........                             1,725,000     17,250    12,811,499
Sale of options.................                                                      1,455,005
Net loss........................                                                                                 (4,704,714)
                                  -----------  ---------  ------------  ---------  ------------  -----------  -------------
Balances, December 31, 1993.....                            10,225,000    102,250    16,484,005                  (4,704,714)
Conversion of long-term debt....                                                      2,882,926
Stock issued for settlement of
 note payable and accrued
 interest payable...............      625,222      6,252                              8,277,944
Mandatorily redeemable common
 stock accretion................                                                         (5,625)
Net loss........................                                                                                 (9,900,534)
                                  -----------  ---------  ------------  ---------  ------------  -----------  -------------
Balances, December 31, 1994.....      625,222      6,252    10,225,000    102,250    27,639,250                 (14,605,248)

Conversion of preferred stock to
 common stock...................     (625,222)    (6,252)    1,250,444     12,504        (6,252)
Common stock issued pursuant to
 acquisition....................                               782,609      7,826     4,492,174
Common stock exchanged for
 financial advisory services....                                                         90,000    1,600,000
Mandatorily redeemable common
 stock accretion................                                                        (50,805)
Exercise of options.............                                96,429        964       614,750
Net loss........................                                                                                (17,993,633)
                                  -----------  ---------  ------------  ---------  ------------  -----------  -------------
Balances, December 31, 1995.....                            12,354,482    123,544    32,779,117    1,600,000    (32,598,881)
Common stock issued for payment
 of long-term debt..............                               701,017      7,010     2,446,551
Issuance of subscribed common
 stock..........................                               347,826      3,478     1,596,522   (1,600,000)
Issuance of common stock on
 converted long-term debt.......                                75,000        750          (750)
Preferred stock issued in
 settlement of long-term debt...       42,151        422                              1,221,948
Preferred stock issued in
 settlement of due to
 affiliate......................      660,862      6,609                             19,158,391
Preferred stock issued in
 settlement of debt conversion
 fee............................       35,150        351                              1,019,018
Amount due under redemption
 agreement......................                                                       (788,644)
Preferred dividend accrued......                                                                                   (535,168)
Net loss........................                                                                                (22,680,829)
                                  -----------  ---------  ------------  ---------  ------------  -----------  -------------
Balances, September 30, 1996
 (unaudited)....................      738,163  $   7,382    13,478,325  $ 134,782  $ 57,432,153  $   --       $ (55,814,878)
                                  -----------  ---------  ------------  ---------  ------------  -----------  -------------
                                  -----------  ---------  ------------  ---------  ------------  -----------  -------------


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                                  MARCH 19,
                                                                NINE MONTHS                                     1993 (DATE OF
                                                            ENDED SEPTEMBER 30,      YEARS ENDED DECEMBER 31,   INCEPTION) TO
                                                         --------------------------  -------------------------  DECEMBER 31,
                                                             1996          1995          1995         1994          1993
                                                         ------------  ------------  ------------  -----------  -------------
                                                         (UNAUDITED)   (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................  $(22,680,829) $(10,177,539) $(17,993,633) $(9,900,534) $ (4,704,714)
                                                         ------------  ------------  ------------  -----------  -------------
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Brokerage commission...............................                                                               40,000
    Common stock issued in exchange for financial advi-
      sory services....................................                                 1,690,000                    500,000
    Depreciation and amortization......................     4,788,078     2,963,404     4,508,947    3,776,262
    Write-off of deferred costs, Rising Sun............                                   459,928
    Provision for losses on accounts receivable........                                   255,000       35,000
    Imputed interest on long-term debt.................                     213,703                    336,920       505,680
    Amortization of deferred finance costs.............                      51,867
    Write-off of capitalized costs related to
      Indiana..........................................                     592,414
    Write-off of unamortized discount on mortgage note
      payable..........................................                     931,057
    Gain on sales of property and equipment............                      (6,641)
    Capital lease restructuring........................      (267,683)
    Debt conversion fee................................     1,019,369
    Write-off of Lakeshore leasehold and
      improvements.....................................    14,507,198
    Bad debt expense...................................       113,685
    Deferred income tax expense (credit)...............                                              1,716,000    (1,716,000)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable.......       369,132       125,116       248,368     (886,034)     (240,560)
      (Increase) decrease in inventories...............       216,082       (22,581)      200,799     (488,479)     (182,672)
      (Increase) decrease in prepaid insurance.........     1,669,853       694,476      (230,850)     968,514
      (Increase) decrease in other current assets......       902,091       (34,146)     (813,736)     514,715      (750,032)
      Increase (decrease) in accounts payable and other
        accrued expenses...............................      (913,889)      598,269     1,527,398    3,893,329     7,418,525
      Increase (decrease) in accrued payroll and
        related liabilities............................     1,138,178       281,031      (186,474)   2,431,108       274,089
                                                         ------------  ------------  ------------  -----------  -------------
        Total adjustments..............................    23,542,094     6,387,969     7,659,380   12,297,335     5,849,030
                                                         ------------  ------------  ------------  -----------  -------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES....       861,265    (3,789,570)  (10,334,253)   2,396,801     1,144,316
                                                         ------------  ------------  ------------  -----------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..................    (1,422,459)     (689,897)   (3,716,978)  (3,139,651)  (27,886,679)
  Cash acquired in connection with purchase of
    leasehold interest.................................                                                               11,041
  Cash acquired in connection with purchase of Cotton
    Club...............................................                                   543,100
  Proceeds from sales of property and equipment........                      23,573
  Proceeds from and payments for deposits and other
    assets.............................................      (869,994)     (204,184)      300,258     (713,039)     (291,227)
                                                         ------------  ------------  ------------  -----------  -------------
NET CASH USED IN INVESTING ACTIVITIES..................    (2,292,453)     (870,508)   (2,873,620)  (3,852,690)  (28,166,865)
                                                         ------------  ------------  ------------  -----------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from affiliate..............................     3,219,935     5,560,880    17,863,999
  Payments on construction and equipment notes
    payable............................................                                  (280,452)  (4,845,810)
  Proceeds from sales of common stock..................                                                           14,241,250
  Proceeds from sale of options........................                                                            1,455,005
  Proceeds from notes payable..........................        61,538                     248,181   12,279,232    29,967,521
  Payments on notes payable............................    (1,250,007)     (418,414)     (857,399)  (3,994,904)
  Proceeds from long-term debt.........................        43,692                   8,190,632
  Payments on long-term debt...........................    (1,599,155)     (666,805)  (10,820,974)  (1,998,939)  (17,445,312)
                                                         ------------  ------------  ------------  -----------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES..............       476,003     4,475,661    14,343,987    1,439,579    28,218,464
                                                         ------------  ------------  ------------  -----------  -------------
NET INCREASE (DECREASE) IN CASH........................      (955,185)     (184,417)    1,136,114      (16,310)    1,195,915
CASH, beginning of period..............................     2,315,719     1,179,605     1,179,605    1,195,915       --
                                                         ------------  ------------  ------------  -----------  -------------
CASH, end of period....................................  $  1,360,534  $    995,188  $  2,315,719  $ 1,179,605  $  1,195,915
                                                         ------------  ------------  ------------  -----------  -------------
                                                         ------------  ------------  ------------  -----------  -------------

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                                                                                                  MARCH 19,
                                                                NINE MONTHS                                     1993 (DATE OF
                                                            ENDED SEPTEMBER 30,      YEARS ENDED DECEMBER 31,   INCEPTION) TO
                                                         --------------------------  -------------------------  DECEMBER 31,
                                                             1996          1995          1995         1994          1993
                                                         ------------  ------------  ------------  -----------  -------------
                                                         (UNAUDITED)   (UNAUDITED)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION, cash
 paid for interest during
 the period............................................  $  2,187,994  $    617,826  $  1,035,498  $ 1,889,212  $    623,024
                                                         ------------  ------------  ------------  -----------  -------------
                                                         ------------  ------------  ------------  -----------  -------------
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND
 FINANCING ACTIVITIES: 4
  Capital lease restructuring, includes accrued
    interest of $74,571................................  $    267,683
                                                         ------------
                                                         ------------
  Common stock issued for payment of long-term debt....  $  2,453,561
                                                         ------------
                                                         ------------
  Amount due under redemption agreement, includes
    accrued interest of $235,136.......................  $  1,023,780
                                                         ------------
                                                         ------------
  Preferred stock issued in settlement of long-term
    debt, includes $41,222 of accrued interest and a
    $61,119 transaction fee............................  $  1,283,489
                                                         ------------
                                                         ------------
  Preferred stock issued in settlement of amount due to
    affiliate, includes a transaction fee of
    $958,250...........................................  $ 20,123,250
                                                         ------------
                                                         ------------
  Write-off of Indiana capitalized costs...............                $    592,414
                                                                       ------------
                                                                       ------------
  Write-off of unamortized discount on mortgage note
    payable............................................                $    931,057
                                                                       ------------
                                                                       ------------
  Accounts payable and accrued interest capitalized to
    long-term debt.....................................                $  1,708,220
                                                                       ------------
                                                                       ------------
  Note payable capitalized to long-term debt...........                $    153,332
                                                                       ------------
                                                                       ------------
  Accrued interest capitalized to debt.................                              $  1,765,005  $   213,802
                                                                                     ------------  -----------
                                                                                     ------------  -----------
  Common stock exchanged for financial advisory
    services...........................................                              $  1,690,000               $    540,000
                                                                                     ------------               -------------
                                                                                     ------------               -------------

Acquisition of casino:
  Fair value of net assets acquired....................                              $ 21,880,810
  Fair value of liabilities assumed....................                                17,380,810
                                                                                     ------------
  Equity investment....................................                              $  4,500,000
                                                                                     ------------
                                                                                     ------------
Convertible debt exercised.............................                                            $ 2,882,926
                                                                                                   -----------
                                                                                                   -----------
Capitalization of accounts payable for common stock....                                            $   559,286
                                                                                                   -----------
                                                                                                   -----------
Note payable and accrued interest exchanged for
 preferred stock.......................................                                            $ 8,284,196
                                                                                                   -----------
                                                                                                   -----------
Equipment recorded pursuant to obligations under
 capital lease and financing agreements................                                            $    89,000  $  8,998,000
                                                                                                   -----------  -------------
                                                                                                   -----------  -------------
Liabilities assumed in connection with purchase of
 leasehold interest:
  Fair value of net assets acquired....................                                                         $  3,844,786
  Convertible note payable issued, less discount of
    $1,166,097.........................................                                                           (2,333,903)
  Equity investment by certain stockholders............                                                             (350,000)
                                                                                                                -------------
Liabilities assumed....................................                                                         $  1,160,883
                                                                                                                -------------
                                                                                                                -------------
Capitalization of interest during construction.........                                                         $    900,000
                                                                                                                -------------
                                                                                                                -------------


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- NATURE OF BUSINESS


    Alpha Hospitality Corporation and Subsidiaries (the Company) was incorporated in Delaware on March 19, 1993 and has adopted a December year end. The Company owns and operates dockside casinos located in Lakeshore and Greenville, Mississippi. In addition, the Company provides services for the management of hotels and motels located nation-wide.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    OPERATIONS AND PRINCIPLES OF CONSOLIDATION -- In 1993, the Company formed three wholly-owned subsidiaries, Alpha Gulf Coast, Inc. (Alpha Gulf), which commenced operations in January 1994 to own and operate the Lakeshore casino (SEE NOTE 3), Alpha Hotel Management Company, Inc. (Alpha Hotel), which commenced operations in September 1993 to provide hotel management services, and Alpha Rising Sun, Inc. (Alpha Rising Sun), which has not commenced operations. In 1994 and 1995, the Company formed Alpha St. Regis, Inc. (St. Regis) and Alpha Missouri, Inc. (Missouri), wholly-owned subsidiaries, respectively, which both have not commenced operations. Additionally, the Company acquired Cotton Club of Greenville, Inc. (subsequently renamed Jubilation Lakeshore, Inc. (Lakeshore) (SEE NOTE 3)) in November 1995, which owned and operated a casino located in Greenville, Mississippi. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.


    In May 1996 (unaudited), the Company formed Alpha Monticello, Inc. ("Alpha Monticello"), which has not commenced operations.


    CASH -- The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not incurred any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

    INVENTORIES -- Inventories, which primarily consist of food and beverage and uniforms, are stated at the lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives:

                                                                                  ESTIMATED
ASSETS                                                                          USEFUL LIVES
-----------------------------------------------------------------------------  ---------------

Barge and improvements.......................................................        20 years
Leasehold and improvements...................................................     10-20 years
Gaming equipment.............................................................       5-7 years
Furniture, fixtures and equipment............................................       5-7 years
Transportation equipment.....................................................         3 years

    PRE-OPENING AND DEVELOPMENT COSTS -- The Company incurs start-up costs in connection with start-up casino operations and joint ventures. The Company's policy is to expense pre-opening and development costs as incurred.

    LOSS PER COMMON SHARE -- Loss per common share is based on the weighted average number of common shares outstanding. In 1993, weighted average common shares outstanding include 8,500,000 shares issued within one year of the Company's initial public offering (IPO), with an issue price less than the IPO price. The Company's common stock subscribed is included in the computation and the outstanding stock options and warrants are excluded from the computation since they would have an

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

antidilutive effect on loss per common share. All references to the number of shares and per share amounts have been adjusted for the stock split (SEE NOTE
11).

    INCOME TAXES -- The Company complies with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, and based on enacted tax laws and rates to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    The Company does not provide for deferred taxes on the unremitted earnings of its wholly-owned subsidiaries since, under existing tax laws, its investment could be liquidated tax-free. As a result, any excess outside financial basis over tax basis will not be expected to result in taxable income upon reversal and thus will not be a temporary difference.

    CASINO REVENUE -- Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses.


    PROMOTIONAL ALLOWANCES -- Promotional allowances primarily consist of food and beverage furnished gratuitously to customers. Revenues do not include the retail amount of food and beverage of approximately $2,942,000 (unaudited), $3,514,000 and $4,884,000 for the nine months ended September 30, 1996 and the years ended 1995 and 1994, respectively, provided gratuitously to customers. The cost of these items of $2,621,000 (unaudited), $4,308,000 and $5,138,000 for the nine months ended September 30, 1996 and the years ended 1995 and 1994, respectively, are included in casino expenses.



    AMORTIZATION OF DEBT DISCOUNT -- The Company amortizes the debt discount on the mortgage note using the interest method, which yields a constant rate of interest over the life of the note (NOTE 7).


    INTEREST CAPITALIZATION -- Interest costs incurred during the construction and development of the dockside casino and related facilities is capitalized as part of the cost of such assets.

    LOAN FEES -- Loan fees included in other assets are being amortized over the life of the equipment notes payable.


    FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amounts of the Company's assets and liabilities which qualify as financial instruments under SFAS No. 107 approximate their fair values at September 30, 1996 (unaudited) and December 31, 1995.


    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


    NEWLY ISSUED ACCOUNTING STANDARDS -- In March 1995, Statement of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for the Impairment of Long-lived Assets and for the Long-lived Assets to be Disposed of" was issued. The Company has adopted SFAS 121 in the first quarter of 1996.


    Statement No. 121 requires that long-lived assets (and certain intangibles) to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The Company periodically reviews the carrying value of certain of its assets in relation to historical results, as well as management's best estimate of future trends, events and overall business climate on the Gulf Coast.

    If such reviews indicate that the carrying value of such assets may not be recoverable, the Company would then estimate the future cash flows (undiscounted and without interest charges). If such future cash flows are insufficient to recover the carrying amount of the assets, then impairment is triggered and the carrying value of any impaired assets would then be reduced to fair value.

    RECLASSIFICATIONS -- Certain amounts have been reclassified in 1994 to conform to the 1995 presentation.


NOTE 3 -- BUSINESS COMBINATION


    Effective October 30, 1995, the Company acquired all of the outstanding stock of Cotton Club of Greenville, Inc. ("CCG"), the owner and operator of a dockside gaming casino in Greenville, Mississippi in a business combination accounted for as a purchase. Accordingly, the results of operations of CCG are included in the accompanying financial statements from the date of acquisition. In addition to its dockside gaming vessel, CCG owned interests in certain real estate in Greenville, which was primarily used for automobile parking, and certain rights granted by the City of Greenville and the Greenville Yacht Club to locate its vessel at its present site on Lake Ferguson which is an inlet of the Mississippi River.

    The stock was acquired from a group of sixteen stockholders (former CCG stockholders) none of whom had any material relationship to the Company or any of its affiliates, directors or officers.

    Consideration for the acquisition consisted of: (a) cash at closing of $2,404,148; (b) notes due six months after closing of $1,396,510, bearing interest at 10% per annum; (c) notes due nine months after closing of $1,896,510, bearing interest at 10% per annum; and (d) 782,609 shares of the common stock of the Company valued at $5.75 per share. The cash paid at the closing was borrowed by the Company from Bryanston Group, Inc. (Bryanston), an affiliate.

    As part of the acquisition, all debt and accrued interest owed by CCG to its former stockholders, of approximately $9,600,000, is included in the consideration above and has been assigned to the Company.

    Subsequent to the sale and pursuant to approvals granted by the Mississippi Gaming Commission, certain lenders to CCG and to Alpha Gulf, Alpha Gulf transferred its casino gaming barge and its related operations to the CCG site in Greenville, Mississippi, and CCG transferred its riverboat casino to Alpha Gulf's former site at Lakeshore, Mississippi on the Gulf Coast. The casinos commenced operations at their new sites in November and December 1995.


    The excess of the purchase price over the net assets of CCG of approximately $3,043,000 was allocated to property and equipment and will be depreciated and amortized over the estimated remaining useful lives of the assets.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 3 -- BUSINESS COMBINATION (CONTINUED)


    The following summarized pro forma information assumes the acquisition had occurred on January 1, 1994 (in thousands):



                                                                    YEAR ENDED    YEAR ENDED
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1995          1994
                                                                   ------------  ------------
Total revenues...................................................   $   55,927    $   83,432
                                                                   ------------  ------------
                                                                   ------------  ------------
Net loss.........................................................   $  (18,518)   $   (8,561)
                                                                   ------------  ------------
                                                                   ------------  ------------
Loss per common share............................................   $    (1.64)   $     (.78)
                                                                   ------------  ------------
                                                                   ------------  ------------



    The unaudited pro forma results are not necessarily indicative of what actually would have occurred if the CCG acquisition had been in effect for the periods presented. Further, the pro forma results are not intended to be a projection of future results and do not reflect any integration costs, cost savings resulting from synergistic opportunities or the results of operations of other business acquired or disposed of in 1995 and 1994.



    The above amounts reflect adjustments for interest on notes payable issued as part of the purchase price and depreciation and amortization on revalued property and equipment.



NOTE 4 -- PROPERTY AND EQUIPMENT



    Details of property and equipment at September 30, 1996 (unaudited) and December 31, 1995 and 1994 are as follows:



                                                                         1996            1995           1994
                                                                    --------------  --------------  -------------
                                                                     (UNAUDITED)

Land and building.................................................  $      214,068  $      214,068  $    --
Boat, barge and improvements......................................      23,892,149      23,589,464     16,300,132
Leasehold and improvements........................................      14,540,588      30,000,654     14,026,624
Gaming equipment..................................................      10,218,186      10,041,722      6,572,884
Furniture, fixtures and equipment.................................       7,421,662       7,264,414      5,375,674
Transportation equipment..........................................         834,771       1,034,461        547,514
Construction in progress..........................................          37,218         495,172      1,012,207
                                                                    --------------  --------------  -------------
                                                                        57,158,642      72,639,955     43,835,035
Less accumulated depreciation and amortization....................     (16,226,846)    (13,385,041)    (3,765,486)
                                                                    --------------  --------------  -------------
                                                                    $   40,931,796  $   59,254,914  $  40,069,549
                                                                    --------------  --------------  -------------
                                                                    --------------  --------------  -------------



    Included in equipment was approximately $1,223,000 at September 30, 1996 (unaudited), and December 31, 1995 and 1994 was approximately $1,319,000, related to assets recorded under capital leases. Included in accumulated depreciation and amortization at September 30, 1996 (unaudited) and December 31, 1995 and 1994 was approximately $461,000, $422,000 and $208,000, respectively, of amortization related to assets recorded under capital leases.


    In 1993, the Company capitalized approximately $900,000 of interest, of which approximately $327,000 is included in barge and improvements and $573,000 is included in leasehold and improvements.


    In accordance with its policy on impaired long-lived assets, effective June 30, 1996 (unaudited), the Company recorded an impairment loss of approximately $14,507,000, representing the leasehold and

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 4 -- PROPERTY AND EQUIPMENT (CONTINUED)


improvements from the Company's Lakeshore casino of approximately $16,284,000 and accumulated amortization of approximately $1,777,000.



NOTE 5 -- LEASEHOLD INTEREST


    On May 14, 1993, in connection with the development of a dockside casino in Lakeshore, Mississippi, Alpha Gulf acquired from an unrelated third party (Seller), a leasehold interest (the leasehold) and certain other assets, net of assumption of certain liabilities. The net purchase price was $3,500,000 and the Company issued a convertible promissory note with a stated interest rate of 10% and an effective rate of 30%. The difference in the interest rates represents the implicit economic risks inherent in the transaction. In addition, the Company charged approximately $350,000, resulting from the settlement of assumed liabilities, to operations in connection with the acquisition of the leasehold.

    Effective February 1, 1994, the Company exercised its right to convert the Seller's note and accrued interest (carrying amount of $2,882,926) to 791,880 shares of its outstanding common stock, of which 716,880 shares were contributed to the Company by a stockholder and the additional 75,000 shares will be issued in 1996.


NOTE 6 -- NOTES PAYABLE



    Notes payable at September 30, 1996 (unaudited) and December 31, 1995 and 1994 are comprised of the following:



                                                               INTEREST
                                                                 RATE          1996          1995         1994
                                                             ------------  ------------  ------------  ----------
                                                                           (UNAUDITED)

Note payable to third party................................      12%       $    --       $    --       $  153,332
Revolving line of credit with payments of principal and
 interest due monthly, collateralized by funds held at the
 Company's casino and guaranteed by an affiliate...........   Prime + 2%                      144,699     685,719
Notes payable to Byranston (purchased and assigned from
 former CCG stockholders (SEE NOTE 3)).....................      10%          1,896,510     3,293,020
Revolving line of credit of $500,000, with payments of
 principal and interest due December 2, 1996,
 collateralized by cash advances...........................                     261,754       200,215
Note payable to third party with payments of principal and
 interest due monthly, collateralized by certain
 vehicles..................................................      11%                          102,796
Unsecured note payable.....................................                                    53,221
Employee loans.............................................    Various           19,450        21,936      41,000
                                                                           ------------  ------------  ----------
                                                                           $  2,177,714  $  3,815,887  $  880,051
                                                                           ------------  ------------  ----------
                                                                           ------------  ------------  ----------



    On August 30, 1996 (unaudited), the Company extended its $500,000 revolving line of credit through December 2, 1996.



    At September 30, 1996 (unaudited), the Company was in default of its note payable to Bryanston. The Company received a waiver of the default through December 31, 1997.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 7 -- LONG-TERM DEBT



    Long-term debt at September 30, 1996 (unaudited) and December 31, 1995 and 1994 is comprised of the following:



                                                           INTEREST
                                                             RATE         1996           1995           1994
                                                           ---------  -------------  -------------  -------------
                                                                       (UNAUDITED)

Mortgage note payable, Bryanston, principal and interest
 due monthly through November 1998, collateralized by the
 barge currently located in Greenville, Mississippi, and
 certain other assets....................................     10%     $   7,800,000  $   7,800,000  $    --
Mortgage note payable, Hospitality Franchise Systems,
 Inc. (HFS), less unamortized discount based on imputed
 interest rate of 10%, paid in 1995 (see disclosure
 below)..................................................     6%                                        6,721,908
Mortgage note payable in monthly installments of $70,000
 plus interest at 30-day commercial paper rate (5.83% at
 December 31, 1995) plus 3.5%, adjusted quarterly, funded
 with weekly deposits of $25,000 into a restricted cash
 account, collateralized by the barge and improvements
 currently located in Lakeshore, Mississippi.............     9%          3,656,272      3,736,383
Equipment notes payable monthly through November 1999 and
 collateralized by certain assets........................   11-14%        9,739,910     13,431,813      9,282,986
Capitalized lease obligations, payable monthly, expiring
 in various years
 through 2001............................................   10-15%          418,187        924,764      1,106,225
Loans payable, no interest or principal due until January
 1996, except for proceeds from exercise of warrants and
 options (NOTE 9). Remaining balance of loans are payable
 in equal quarterly installments over 10 years with
 interest at 9% per annum, commencing in January 1996.
 Loans are subordinated to the Bryanston mortgage note
 payable and will be repaid only if the Company maintains
 certain financial ratios. Approximately $2,474,000 and
 $1,973,000 is owed to Bryanston at December 31, 1995 and
 1994, respectively......................................     12%         2,473,826      3,654,973      2,914,333
Line of credit of $49,217, principal and interest due
 monthly through April 1999, collateralized by certain
 equipment...............................................   10.75%           37,200
Bank notes, payable monthly through 1997, collateralized
 by certain equipment....................................    8-10%           46,087         83,484         74,795
                                                                      -------------  -------------  -------------
                                                                         24,171,482     29,631,417     20,100,247
Less current portion.....................................                10,573,082     27,319,666     10,026,377
                                                                      -------------  -------------  -------------
                                                                      $  13,598,400  $   2,311,751  $  10,073,870
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 7 -- LONG-TERM DEBT (CONTINUED)

    Aggregate future required principal payments are approximately as follows:

Year ending December 31:
1996..........................................................  $27,320,000
1997..........................................................      210,000
1998..........................................................      189,000
1999..........................................................      206,000
2000..........................................................      226,000
Thereafter....................................................    1,480,000
                                                                -----------
                                                                $29,631,000
                                                                -----------
                                                                -----------


    In August 1995, Bryanston purchased the mortgage on the Lakeshore barge from HFS for $7,816,667. This transaction resulted in a write-off on the unamortized discount on the original note of approximately $930,000. In connection with the agreement, Bryanston also acquired 96,429 shares of common stock owned by HFS (NOTE 14).



    Effective October 15, 1995, the Company restructured certain equipment notes, aggregating approximately $9,000,000, with unrelated parties. Pursuant to the restructuring requirements, the Company will repay approximately $6,500,000 in 48 monthly installments of $166,000, which includes interest of 10% per annum, commencing December 15, 1995. The balance of $2,500,000 bears interest at 10% per annum, is due on November 15, 1999, and may either be partially or fully repaid, pursuant to an escrow agreement, from the net proceeds from the sale of 701,017 shares of the Company's common stock held in escrow. To the extent that the net proceeds exceeds $2,500,000 plus accrued interest, the excess will be applied to the $6,500,000 portion of the debt. However, if the net proceeds are less than the $2,500,000 plus accrued interest, then the Company will be required to remit the balance due at maturity. The escrow agreement provides for the unrelated party to have full voting rights pertaining to the escrowed shares and the right to sell any or all of the shares. The Company has the right of first refusal to purchase the shares that the unrelated party desires to sell. The debt is collateralized by the Company's barge and certain gaming equipment.



    Effective October 24, 1995, the Company restructured a certain equipment note of approximately $800,000 with an unrelated party. The amended terms call for 36 monthly installments of approximately $26,000, which includes interest at 11.5% per annum, commencing November 24, 1995.



    Effective April 12, 1996 (unaudited), the Company restructured its capital sign lease of approximately $745,000 with an unrelated party. The terms of the restructure reduce the lease principal amount of $475,000 and forgive approximately $74,000 of accrued interest. The effective interest rate of the restructured lease is 10% per annum, with a four-year term.



    Effective June 26, 1996 (unaudited), the Company issued 44,258 shares of its preferred stock in settlement of a certain loan payable of approximately $1,181,000, accrued interest of approximately $41,000 and a five percent transaction fee of approximately $61,000.



    At September 30, 1996 (unaudited), the Company was in default of (i) its mortgage notes payable aggregating approximately $11,456,000 for non-payment,
(ii) the equipment notes relating to the Jubilation Casino aggregating approximately $3,433,000 for the breach of several loan covenants and (iii) a loan payable to Bryanston of approximately $2,474,000 for non-payment. The Company received a waiver of the defaults of the loan payable and the $7,800,000 mortgage note payable to Bryanston through December 31, 1997. Accordingly, the mortgage note payable in the amount of $3,656,000 and the equipment notes

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 7 -- LONG-TERM DEBT (CONTINUED)


payable ($3,433,000), relating to the Jubilation Casino, are reflected in current liabilities at September 30, 1996.



    At December 31, 1995, the Company was in default of (i) its mortgage notes payable for non-payment, (ii) the equipment notes aggregating approximately $13,432,000 for the breach of several loan covenants (iii) a capital lease of approximately $745,000 for non-payment and certain loans payable aggregating approximately $3,655,000 went into default in 1996 due to non-payment. The Company received a waiver of the default of the loan payable to Bryanston. Accordingly, the mortgage notes payable ($11,356,000), equipment notes payable ($13,432,000), capital lease ($745,000) and a certain loan payable ($1,181,000)
were reflected in current liabilities at December 31, 1996.



    At December 31, 1994, the Company was not in compliance with several covenants under its Lakeshore mortgage note payable for the encumbrance of the Company's barge, and for the default in payment of a capital lease. The Company had not received a notice of default under this capital lease, and believed that it will be able to cure the default within the permitted grace period. The default under the mortgage note payable resulted in a cross-default of a certain equipment note. Accordingly, both the mortgage note ($6,722,000) and the equipment note ($1,102,000) were reflected in current liabilities at December 31, 1994.


NOTE 8 -- ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES


    At September 30, 1996 (unaudited) and December 31, 1995 and 1994, accounts payable and other accrued expenses are comprised of the following:



                                                                            1996          1995           1994
                                                                        ------------  -------------  ------------
                                                                        (UNAUDITED)
Construction..........................................................  $  1,345,000  $   1,218,000  $  1,498,000
Insurance financing...................................................        30,000      1,585,000       984,000
Accrued professional fees.............................................       760,000        851,000       375,000
Accrued property taxes................................................       809,000        843,000       200,000
Accrued interest......................................................     1,977,000        974,000       561,000
Other.................................................................     4,339,000      5,239,000     4,479,000
                                                                        ------------  -------------  ------------
                                                                        $  9,260,000  $  10,710,000  $  8,097,000
                                                                        ------------  -------------  ------------
                                                                        ------------  -------------  ------------


NOTE 9 -- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

    Effective September 1, 1993, Alpha Hotel entered into a Service Agreement and an Expense Reimbursement Agreement with Bryanston. Under the Service Agreement, Alpha Hotel supplies services for the management of hotels and motels. Service fees are generated based upon a percentage of hotel and motel revenues, as defined in the respective agreements. At December 31, 1995 and 1994 Alpha Hotel managed 15 and 20 hotels and motels, respectively. Pursuant to the terms of the Expense Reimbursement Agreement, the Company will reimburse Bryanston, as the case may be, for direct payroll and related costs for use of certain office space (approximately $15,000 per month) and its share of office expenses.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 9 -- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)

    In 1993, the Company entered into an agreement with HFS, under which HFS will provide marketing services. The agreement was for ten years and could be canceled by the Company after five years. Prior to the finding of suitability of HFS by the Mississippi Gaming Commission, the marketing fees were set at $162,834 per month. In June 1994, the Mississippi Gaming Commission found HFS suitable and the marketing fees were changed to the greater of 3% of Alpha Gulf's Gaming Revenue or $1,650,000 per year, computed monthly, commencing July 1, 1994. On September 22, 1995, the Company arranged for the termination of the marketing agreement. The funds required to terminate this agreement ($1,500,000) and to pay amounts due under the agreement through the date of the termination were paid by Bryanston. Marketing services incurred under this agreement were $564,000 and $1,665,000 for the years ended December 31, 1995 and 1994, respectively.


    The Company is obligated under a $20,000,000 non-revolving promissory note with Bryanston. Effective June 26, 1996 (unaudited), the Company issued 693,905 shares of its preferred stock in partial settlement of $19,165,000 of its note and a five percent transaction fee of $958,250. The outstanding principal balance at September 30, 1996 (unaudited) and December 31, 1995 is $1,415,796 and $17,360,861, respectively. The note, which bears interest at prime rate (8.25% at September 30, 1996 (unaudited)) plus 2%, is payable at the lesser of the outstanding principal amount or $2,000,000, per annum through December 31, 1999. Beginning 1996, accrued interest is due and payable by the end of the following month. All remaining principal and accrued interest (approximately $503,000) shall be due on December 31, 2000. Additionally, commencing May 1, 1996 and for each of the next succeeding three years thereafter, the Company is required to make additional principal payments equal to "Available Cash Flow of Maker" as defined in the note.



    At September 30, 1996 (unaudited), the Company was in default of the non-revolving promissory note with Bryanston for failure to make the required monthly interest payments. The Company received a waiver of the default through December 31, 1997.



    The Company is obligated under three property leases at their dockside casino located in Lakeshore, Mississippi. Two of these leases provide for changes in the minimum annual rent based on the Consumer Price Index. One of the leases provides for percentage rent of up to 6% of gross gaming revenue, as defined in the agreement. The leases expire between the years 2001 and 2003 and two of the leases have renewal options for two additional five year terms. The Company has options to purchase the leased properties for an amount not to exceed $10,200,000. Rent expense for the nine months ended September 30, 1996 and the years ended 1995 and 1994 and the period March 19, 1993 (date of inception) to December 31, 1993 approximated $523,000 (unaudited), $576,000 (which has been reduced by approximately $500,000 as a result of renegotiated terms of the lease), $2,030,000 and $100,000, respectively.


    On October 13, 1995, the Company amended its ground lease at Lakeshore, Mississippi. The amended lease provides for rent of up to 4.5% of gross gaming revenue, as defined in the agreement, for the Company's vessel located on that leased property in Lakeshore, Mississippi and one quarter of one (0.25%) of gross gaming revenues of the Company's vessel which originally operated in Lakeshore, Mississippi, with a minimum annual rental of $800,000 per annum through March 31, 2000 and $950,000 per annum until the termination date of July 31, 2011.

    Effective January 1, 1994, the Company entered into a tideland lease which provides for an initial term of ten years expiring on December 31, 2003. Subject to certain conditions, the Company has the option to renew the lease for an additional five year term. Rent expense in 1995 and 1994 was $200,000

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 9 -- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED) under this lease. In September 1995, the charter and lease agreement was extended on a month to month basis at the same terms.

    The Company entered into a charter and lease agreement in September 1994 with Bryanston Marine, Inc., a related party, to charter a vessel to be used for dining. The agreement provides for monthly rent of $9,250, expired in September 1995 and had a purchase option of $800,000 which expired July 1995. In September 1995, the charter and lease agreement was extended on a month to month basis at the same terms.


    Effective June 1, 1996 (unaudited), the charter and lease agreement for the vessel was terminated, as agreed upon by both parties.


    Approximate future aggregate minimum annual rental payments under these leases are as follows:

Year ending December 31:
1996...........................................................  $    2,092,000
1997...........................................................       1,813,000
1998...........................................................       1,369,000
1999...........................................................       1,157,000
2000...........................................................       1,269,000
Thereafter.....................................................      11,401,000
                                                                 --------------
                                                                 $   19,101,000
                                                                 --------------
                                                                 --------------

    On January 19, 1995, the Company, through its subsidiary, St. Regis, entered into a memorandum of understanding with Catskill Development, L.L.C. ("Catskill") pursuant to which St. Regis is to participate in the development of, and thereafter manage, a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. It is intended that the casino will be owned by the St. Regis Mohawk Indican Tribe (the "Tribe") and will be located on land to be placed in trust for the benefit of the Tribe. The casino project is subject to approval by the U.S. Department of Interior, the National Indian Gaming Commission and the State of New York, as well as the execution of definitive agreements with the Tribe. It is contemplated that the Company will be required to contribute an amount preliminarily estimated at $250,000 toward the design, architectural and other costs of development plans for the casino. Under the memorandum of understanding, Catskill and St. Regis commit to enter into a definitive agreement on the terms established in the memorandum, but there can be no assurance that such an agreement will ever be consummated. Bryanston is a 25% member of Catskill.

    The Company is obligated under a three year employment contract with a principal stockholder/ officer. Under this agreement, the Company will accrue deferred compensation of $250,000 per year. In the event of termination of employment, the terminated officer will be retained to provide consulting services for two years at $175,000 per annum.


    In accordance with Mississippi law, the Company's casino licenses have initial terms of two years and will be subject to periodic renewal. In October 1995, the Company received renewals of their casino licenses through October 1997.



    In July 1996 (unaudited), the Company closed its Lakeshore casino and surrendered its casino license for that location. Failure to retain the Greenville license could have a material adverse effect on the Company's operations.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 9 -- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED) The Company has been named as an additional defendant in an action brought in the United States District Court for the Southern District of Mississippi (Susan E. Wolff, et al v. James C. Zamecnik, et al.) The Plaintiff is seeking $20,000,000. However, in recent settlement discussions between the Plaintiff and the Company's insurance company, the Plaintiff has offered a settlement of $7,500,000. The Plaintiff has initiated a declaratory judgment action (Southern Division) against Alpha Gulf and its insurance carriers seeking a determination as to the liability of such carriers under the insurance policies issued by the carriers to Alpha Gulf and the Company for any damages found against Alpha Gulf in the primary litigation up to the policy limits. Subsequent to the initiation of the declaratory judgment action, the Company's primary insurance carrier initiated its own declaratory action to determine its liability under its insurance policy. The declaratory judgment action appears to have been brought in response to issues raised by the primary insurance carrier as to timely notice of the incident and possible spoilation of evidence. Subsequently, the primary insurance carrier initiated its own declaratory judgment action against Alpha Gulf and the Company (Commerce & Industry Company v. Alpha Gulf Coast, Inc. and Alpha Hospitality Corporation, Inc.: United States District Court for the Southern District of Mississippi, Jackson Division) seeking a determination that it is not liable under the subject insurance policy. The Company has moved to intervene in the declaratory judgment action brought by the Plaintiff. In both declaratory judgment actions, Alpha Gulf and the Company are asserting either cross claims or counterclaims against the insurance carriers involved. Alpha Gulf and the Company have also moved to consolidate the two declaratory judgment actions with the Plaintiff's original personal injury action. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Plaintiff and the Company's insurance carrier are currently conducting settlement negotiations, although there can be no assurance that a settlement will be reached. An unfavorable outcome of this matter will result in a material adverse effect on the Company's financial position and results of operations.


    As of September 30, 1996 (unaudited), a settlement has been reached between the Plaintiff and the Company's insurance carrier, in the amount of $5,125,000 with respect to all issues relating to the underlying personal liability action. The principal insurance carrier which has paid the settlement has asserted a declaratory judgment action that Alpha Gulf has an obligation to reimburse it for payment of the settlement amount, which dispute is being litigated. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Plaintiff had brought a declaratory judgment action against the insurance carrier seeking a determination of the carrier's liability under the Company's insurance policies. Subsequently, the primary insurance carrier initiated a declaratory judgment action against Alpha Gulf and the Company (Commerce & Industry Company vs. Alpha Gulf Coast, Inc. and Alpha Hospitality Corporation, Inc.; United States District Court for the Southern District of Mississippi Jackson Division) seeking a determination that it is entitled to reimbursement from Alpha Gulf Coast, Inc. and the Company. The Company has been dismissed from this litigation and the declaratory judgment action instituted by Plaintiff was dismissed in June 1996.



    In January 1996 (unaudited), the Company was named as a defendant in an action brought in the Circuit Court of Hinds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Dyere vs Alpha Gulf Coast, Inc., Dyers vs Alpha Gulf Coast, Inc.; Johnston vs Alpha Gulf Coast, Inc.; Rainey vs Alpha Gulf Coast, Inc.). Based on the theory of "liquor liability" for the service of alcohol to a customer, Plaintiffs alleged that on January 16, 1995, a vehicle operated by Mr. Amos collided with a vehicle negligently operated by Mr. Rainey, an individual that was allegedly served alcoholic beverages by the Company. Plaintiffs alleged

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 9 -- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED)

that they suffered personal injuries and seek compensatory damages aggregating $17.1 million and punitive damages aggregating $37.5 million. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. the Company believes that the risk referred to in this paragraph is adequately covered by insurance.



    In August 1996 (unaudited), Alpha Gulf was named as a defendant in an action brought in the United States District Court for the Southern District of Mississippi (Joseph R. Cure, Jr., Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollot vs. Alpha Gulf Coast, Inc.) for alleged past due and future accelerated rentals and other costs under an operating lease relative to real property located in Lakeshore, Mississippi. Plaintiffs seek past due rentals of approximately $967,000 and future rentals of $800,000 annually through March 31, 2000 and $950,000 annually through July 31, 2011. The consolidated financial statements include a provision for the liability on past due rents of $627,000 at September 30, 1996. The ultimate outcome of this litigation cannot presently be determined as this case is in the early phases of discovery. Accordingly, no provision for liability to the Company, except as mentioned above, that may result upon adjudication has been made in the accompanying consolidated financial statements.



    In September 1996 (unaudited), the Company and Alpha Gulf were named as defendants in an action brought in the Circuit Court of Hancock County, Mississippi (Durward Dunn, Inc. vs. Alpha Hospitality Corporation; Durward Dunn, Inc. vs. Alpha Gulf Coast, Inc.) for alleged failure to make payments pursuant to a construction contract. Plaintiff seeks actual and compensatory damages of approximately $1,200,000. The consolidated financial statements include a provision for the liability of $928,000 for this contract at September 30, 1996. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company, except as mentioned above, that may result upon adjudication has been made in the accompanying consolidated financial statements.



    In December 1996 the Company and Alpha Gulf were named as defendants in an action brought in the United States District Court for the Southern District of New York (Bally Gaming, Inc. v. Alpha Hospitality Corp. and Alpha Gulf Coast, Inc.) for allegedly engaging in conduct which would impair the collateral held as security for certain financial obligations. Such conduct includes the failure to pay certain monetary obligations unrelated to the obligations secured by the collateral. Defendants seek specific performance of particular actions defendants believe are necessary to protect the collateral that secures the financial obligations, unspecified damages and attorney's fees, among other things. The ultimate outcome of this case cannot presently be determined as this case is in its preliminary stages.


    The Company is a party to various other legal actions which arise in the normal course of business. In the opinion of the Company's management, the resolution of these other matters will not have a material adverse effect on the financial position of the Company.

    On January 25, 1995, the Company entered into an agreement to acquire all the outstanding common stock of Doc Holliday, Inc. ("Doc Holliday"), the owner and operator of an 18,000 square foot casino in Central City, Colorado. The Company will issue 92,000 shares of its common stock and a five year option to purchase up to 500,000 shares of common stock at an exercise price of $3.50 per share in payment for the Doc Holliday stock. The agreement may be terminated by the Company at any time prior to closing for any reason and by any of the parties upon written notice if the transaction is not consummated by March 31, 1996. The transaction will be accounted for as a purchase. The acquisition would not be material

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 9 -- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED) to the Company's consolidated financial statements and, therefore, pro forma information is not provided (Note 16).


    Effective May 1, 1996 (unaudited), the Company terminated its stock acquisition agreement with Doc Holliday.


NOTE 10 -- AMOUNT DUE UNDER REDEMPTION AGREEMENT (UNAUDITED):


    Effective October 15, 1995, the Company restructured certain equipment notes, aggregating approximately $9,000,000 with unrelated parties. Pursuant to the restructuring requirements, the Company will repay approximately $6,500,000 in 48 monthly installments of approximately $166,000, which includes interest of 10% per annum, commencing December 15, 1995. The balance of approximately $2,500,000 bears interest at 10% per annum, is due on November 15, 1999, and may either be partially or fully repaid, pursuant to an escrow agreement, from the net proceeds from the sale of approximately 701,000 shares of the Company's common stock held in escrow. To the extent that the net proceeds exceeds $2,500,000 plus accrued interest, the excess will be applied to the $6,500,000 portion of the debt. However, if the net proceeds are less than the $2,500,000 plus accrued interest, then the Company will be required to remit the balance due at maturity. The escrow agreement provides for the unrelated party to have full voting rights pertaining to the escrowed shares and the right to sell any or all of the shares. The Company has the right of first refusal to purchase the shares that the unrelated party desires to sell. The debt is collateralized by the Company's barge and certain gaming equipment.



    As of March 1996 (unaudited), the shares were issued and transferred into escrow and the related debt was reclassified to stockholders' equity. Stockholders' equity is adjusted for changes in the market value of the underlying common stock, not to exceed the original debt incurred until the common stock is sold by the unrelated party.



    At September 30, 1996 (unaudited), the amount due under the redemption agreement is $1,023,780, which includes $235,136 of accrued interest, resulting from the decrease in the fair market value of the stock at September 30, 1996 ($2.375) and the price at the date of the agreement ($3.50).


NOTE 11 -- STOCKHOLDERS' EQUITY

    In May 1993, the Company sold to certain of its founding stockholders 4,935,013 shares of its common stock for an aggregate of approximately $1,136,000. Included in compensation and related expenses in 1993 is $500,000 relating to this transaction. In addition, the Company sold to Bryanston 3,564,987 shares of its common stock at approximately $.18 per share plus the rights to provide management services pursuant to the Service Agreement (NOTE
9). The rights under the Service Agreement are recorded at Bryanston's cost, which is zero.

    The Company issued 175,000 shares of its common stock in payment of the brokerage commission related to the purchase of the leasehold interest (NOTE 5). Included in other expenses in 1993 is $40,000 which is the amount management has ascribed to these shares.

    On June 3, 1993, the Company's Board of Directors adopted the 1993 Stock Option Plan (Plan) providing for incentive stock options ("ISO's") and non-qualified stock options (NQSO's). The Company has reserved 900,000 shares of common stock for issuance upon the exercise of options to be granted under the plan. The exercise price of an ISO or NQSO will not be less than 100% of the fair market value of the Company's common stock at the date of the grant. The Company granted options to purchase an aggregate

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 11 -- STOCKHOLDERS' EQUITY (CONTINUED) of 384,500 shares of common stock at an exercise price of $3.25 through December 31, 1995. In addition, effective December 8, 1993, the Company granted options to purchase an aggregate of 24,000 shares of common stock at an exercise price of $11.50. The maximum term of each option granted under the plan is ten years, however, options granted to an employee owning greater then 10% of the Company's common stock will have a maximum term of five years. No options under this plan were exercised in 1996 (unaudited), 1995, 1994 and 1993.

    On August 20, 1993, the Company's stockholders and the Board of Directors authorized a 2 for 1 common stock split. As a result of the split, 4,250,000 additional shares were issued and capital in excess of par value was reduced by $42,500.

    On October 26, 1993, the Company entered into an option agreement with HFS for which the Company received $600. The agreement provides for HFS to receive an option, expiring on October 31, 1998, to purchase 600,000 shares of the Company's common stock at an exercise price of $14 per share. The value ascribed to the option and credited to capital in excess of par value was $1,455,005, which was the amount of the discount on the mortgage note payable to HFS (NOTE
7).

    On November 5, 1993, the Company completed its public offering for the sale of 1,500,000 shares of common stock at $9.00 per share and 750,000 redeemable common stock purchase warrants at $.10 per warrant. Each warrant entitles the holder to purchase one share of common stock at the exercise price of $12.00, commencing November 5, 1993 until November 4, 1998. On November 18, 1993, the underwriter exercised its option to purchase 225,000 shares of the Company's common stock at $9.00 per share and 112,500 warrants at $.10 per warrant. As of December 31, 1995, no warrants were exercised.

    Effective December 31, 1994, the Company issued 625,222 shares of its preferred stock in settlement of $8,284,196 due to Bryanston, which includes approximately $349,000 of accrued interest. Effective November 1, 1995, the Company converted 625,222 shares of preferred stock to 1,250,444 shares of common stock in a 2 for 1 exchange.

    In consideration for services provided to the Company in the acquisition of the CCG (NOTE 3), the Company intends to issue 347,826 shares to Bryanston with a fair value of $1,600,000 and options to a third party with a fair value of $90,000. The Bryanston shares are included in common stock subscribed at December 31, 1995. In addition, the Company granted to Bryanston an option to acquire 347,826 shares of the Company's common stock at an exercise price per share equal to the closing NASDAQ bid price at of December 4, 1995 ($5.375 per share). The option expires on December 4, 2000.

    In 1996 (unaudited), the Company issued the 347,826 shares to Bryanston for services provided to the Company in the acquisition of the CCG.

    In 1996 (unaudited), the Company issued 701,017 shares, to be held in escrow, related to certain restructured equipment notes (SEE NOTE 10).


    Effective June 26, 1996 (unaudited), the Company issued 693,905 and 44,258 shares, respectively, of its preferred stock, in settlement of $19,165,000 and $1,222,370, respectively, of its unsecured debt with Bryanston and an unrelated third party (SEE NOTES 5 AND 7). The Company was charged a five percent transaction fee of approximately $1,020,000, which was also converted into shares of the Company's preferred stock. The conversion rate as based on the fair market value of the Company's common stock at the date of conversion ($3.625). Each preferred share is convertible into eight shares of the Company's common stock after December 31, 1996 and carries voting rights of one vote per preferred share. The preferred stock also carries a dividend of $2.90 per share, payable quarterly, which increases to $3.77 per

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 11 -- STOCKHOLDERS' EQUITY (CONTINUED)

share if the cash dividend is not paid within 30 days of the end of each fiscal year. In such event, the dividend will be payable in common stock.


NOTE 12 -- INCOME TAXES


    The Company and all of its subsidiaries file a consolidated federal income tax return. Income tax expense is allocated pursuant to the separate tax attributes of each subsidiary. At September 30, 1996 and December 31, 1995 and 1994, the Company's deferred federal tax asset is comprised of the tax benefit
(cost) associated with the following items based on the 35% tax rate currently in effect (dollars in thousands):



                                                                                    1996         1995       1994
                                                                                 -----------  ----------  ---------
                                                                                 (UNAUDITED)

Pre-opening costs currently deducted for financial reporting and amortized over
 5 years for tax purposes......................................................   $   1,805   $    1,788  $   2,238
Net operating loss carryforward................................................      19,791       11,524      3,368
Differences between financial and tax depreciation methods.....................      (1,862)      (2,077)      (150)
Differences in basis of HFS debt due to discount for warrants received.........                                (403)
Differences between financial and tax basis of assets and liabilities..........       1,795        1,737        573
Interest capitalized for financial reporting and expensed for tax purposes.....        (213)        (224)      (234)
Other..........................................................................         (23)         (77)
                                                                                 -----------  ----------  ---------
Deferred tax asset.............................................................      21,293       12,671      5,392
Valuation allowance on deferred tax asset......................................     (21,293)     (12,671)    (5,392)
                                                                                 -----------  ----------  ---------
                                                                                  $  --       $   --      $  --
                                                                                 -----------  ----------  ---------
                                                                                 -----------  ----------  ---------


    For the year ended December 31, 1994, the Federal statutory tax rate and the Company's effective rate differs due to recording a valuation allowance for the entire deferred tax asset which includes the reversal of $1,716,000 recorded at December 31, 1993.

    The Company has available for federal income tax purposes, a net operating loss carryover of approximately $32,927,000 of which $883,000, $7,407,000 and $24,637,000 will expire in the years 2008, 2009 and 2010, respectively.


    At September 30, 1996 (unaudited), the Company has available for federal income tax purposes, a net operating loss carryover of approximately $56,546,000 of which $883,000, $7,407,000, $24,637,000 and $23,619,000 will expire in the years 2008, 2009, 2010 and 2011, respectively.


NOTE 13 -- SEGMENT INFORMATION

    The Company's two business segments are operating casinos in Lakeshore and Greenville, Mississippi and hotel management services to hotels located in the United States. The following financial data is presented for the business segments of the Company for the years ended December 31, 1995, 1994 and 1993 (includes eight months of the Company's predecessor, Bryanston). Operating profit (loss) by segment is total revenue less operating expenses. In computing operating profit (loss) by business segment, casino revenue includes casino, food and beverage, and retail and other revenue and casino expenses include casino, food and beverage, retail and other, selling, general and administrative, depreciation and financial advisory services fees. Identifiable assets by business segment are those assets used in Company operations

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 13 -- SEGMENT INFORMATION (CONTINUED) in each segment. Corporate assets are included in casino identifiable assets because they are principally utilized in casino operations. Capital expenditures include acquisitions of property and equipment.

                                                                                      HOTEL
                                                                        CASINO     MANAGEMENT
                                                                      ----------  -------------
                                                                           (IN THOUSANDS)

1993:
  Total revenue.....................................................  $   --        $   3,092(1)(2)
  Operating profit..................................................      --              883(1)
  Identifiable assets...............................................      45,241          242
  Depreciation and amortization.....................................      --               83(1)
  Capital expenditures..............................................      40,607       --

1994:
  Total revenue.....................................................  $   43,265    $   2,835(3)
  Operating profit..................................................      (3,991)       1,125
  Identifiable assets...............................................      44,812          678
  Depreciation and amortization.....................................       3,776       --
  Capital expenditures..............................................       3,140       --

1995:
  Total revenue.....................................................  $   27,657    $   2,863(4)
  Operating profit (loss)...........................................     (11,998)       1,351
  Identifiable assets...............................................      66,353          420
  Depreciation and amortization.....................................       4,509       --
  Capital expenditures..............................................      23,680       --    (5)

------------------------

(1) Total revenue, operating profit and depreciation and amortization in 1993 includes eight months of activity for Bryanston.

(2) The Company and Bryanston had five major customers in the hotel operations segment which accounted for 21%, 18% 16%, 12% and 12% of revenue, respectively, in 1993.

(3) The Company had five major customers in the hotel operations segment which accounted for 24%, 23%, 18%, 15% and 13% of revenue, respectively, in 1994.

(4) The Company had five major customers in the hotel operations segment which accounted for 23%, 19%, 17%, 17% and 13% of revenue, respectively, in 1995.

(5) Includes $19,963 of capital expenditures relating to the acquisition of CCG (NOTE 3).

NOTE 14 -- MANDATORILY REDEEMABLE COMMON STOCK

    In November 1994, the Company entered into an agreement with HFS to settle approximately $559,000 owed pursuant to the marketing agreement (NOTE 9) by issuing 96,429 shares of its common stock. HFS was given a put option which is exercisable during the thirty day period commencing one year from the date of the agreement at $6.50 per share. The common stock was recorded at its fair value at the issuance date ($5.80 per share). The carrying amount was periodically increased for the amount which will be payable upon redemption. The accretion to the carrying amount ($50,805 and $5,625 in 1995 and 1994, respectively) was determined using the straight-line method (which did not materially differ from the interest method) and resulted in a corresponding decrease to capital in excess of par value. In October

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 14 -- MANDATORILY REDEEMABLE COMMON STOCK (CONTINUED)
1995, HFS exercised their put option, purchased 96,429 shares of common stock for approximately $616,000, and subsequently sold the shares to Bryanston.

NOTE 15 -- CONTINUING OPERATIONS


    The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered significant losses from operations and has a working capital deficit of $25,671,162 (unaudited) and $39,993,555 and an accumulated deficit of $55,814,878 (unaudited) and $32,598,881 at September 30, 1996 and December 31, 1995, respectively.


    Management of the Company recognizes that these conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans include continuing to operate the Greenville Casino profitably, sell certain assets located in Lakeshore, develop future casino locations in Missouri and New York, and continue to reduce and monitor operating expenses. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to develop working capital, attain future profitable operations and meet its creditors' demands. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


NOTE 16 -- SUBSEQUENT EVENT



    As of September 30, 1996, Bryanston has advanced approximately $3,500,000 to the Company pursuant to a non-revolving promissory note effective January 5, 1995 (NOTE 9).

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Bryanston Group, Inc.
f/k/a Buckhead Hotel Management Company, Inc. --
  Hotel Management Division
Valhalla, New York

    We have audited the accompanying statement of income before income taxes for the eight months ended August 31, 1993 of the Hotel Division of Bryanston Group, Inc. f/k/a Buckhead Hotel Management Company, Inc. -- Hotel Management Division (the Business). This financial statement is the responsibility of the management of the Business. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the results of operations before income taxes for the eight months ended August 31, 1993 of the business in conformity with generally accepted accounting principles.

    As more fully described in the notes to the financial statement, the Business was part of Bryanston Group, Inc., f/k/a Buckhead Hotel Management Company, Inc. and had no separate legal status. The method of determining the portion of the income and expenses of Buckhead included in the accompanying financial statement of the Business is described in Note 1. Accordingly, the accompanying financial statement is not indicative of the operating results of the Business as if it were on a stand-alone basis.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
February 1, 1994

                             BRYANSTON GROUP, INC.
                 F/K/A BUCKHEAD HOTEL MANAGEMENT COMPANY, INC.-
                           HOTEL MANAGEMENT DIVISION
                    STATEMENT OF INCOME BEFORE INCOME TAXES
                       EIGHT MONTHS ENDED AUGUST 31, 1993

REVENUES:
  Management fees....................................................  $2,232,721
  Interest...........................................................     17,797
                                                                       ---------
      Total revenues.................................................             $2,250,518
COSTS AND EXPENSES:
  Direct payroll and related items...................................    868,933
  Selling, general and administrative................................    457,435
  Depreciation and amortization......................................     82,930
                                                                       ---------
      Total costs and expenses.......................................             1,409,298
                                                                                  ---------
INCOME BEFORE INCOME TAXES...........................................             $ 841,220
                                                                                  ---------
                                                                                  ---------

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENT

                             BRYANSTON GROUP, INC.

                 F/K/A BUCKHEAD HOTEL MANAGEMENT COMPANY, INC.

                           HOTEL MANAGEMENT DIVISION

                          NOTES TO FINANCIAL STATEMENT

NOTE 1 -- BASIS OF PRESENTATION

    On May 17, 1993, Buckhead Hotel Management Company, Inc. (Buckhead) changed its name to Bryanston Group, Inc. (Bryanston).

    Effective September 1, 1993, Bryanston entered into a Service Agreement and an Expense Reimbursement Agreement with Alpha Hotel Management Company, Inc., (Alpha Hotel), a related party, whereby Alpha Hotel will supply services for the management of 21 hotels and motels (the Business) (NOTE 7). Tollman Hundley Hotel Group is also a party to the Expense Reimbursement Agreement. Service fees are generated based upon a percentage of hotel and motel revenues, as defined in the respective agreements. Pursuant to the terms of the Expense Reimbursement Agreement, Bryanston and Tollman Hundley Hotel Group, as the base may be, will be reimbursed by Alpha Hotel for direct payroll and related costs, use of certain office space (approximately $15,000 per month), and its share of office expenses.

    The Business, on a historical basis, had no separate legal status since it was a division of Bryanston. The accompanying financial statement has been prepared from the records of Bryanston and include only the operating results of the Business.

    The operating results of the Business do not include a provision for income taxes. However, the statement of income includes an allocation of selling, general and administrative expenses from Buckhead America Corporation (BAC), formerly the parent of Bryanston, (See Note 5).

    The statement of income excludes hotel and motel payroll and related costs, which are paid by Bryanston and reimbursed by the respective managed hotels and motels.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Depreciation and Amortization--The Company provides for depreciation and amortization as follows:

                                                                                    ESTIMATED
                                                                                     USEFUL
ASSET                                                                                 LIVES
---------------------------------------------------------------------------------  -----------
Computer equipment...............................................................     5 Years
Furniture and fixtures...........................................................     7 Years
Leasehold improvements...........................................................    12 Years

    AMORTIZATION OF ASSUMED MANAGEMENT CONTRACTS -- The cost of assuming management contracts is being amortized on the straight-line basis over a 5 year term.

NOTE 3 -- MANAGEMENT CONTRACTS AND CONTINGENCIES

    Bryanston managed 24 hotels and motels during the eight months ended August 31, 1993, principally in the northeastern and southeastern parts of the United States. Management fees are based on a percentage of managed property revenues, as defined in the respective management agreements, and range between 2% and 5%. In addition, certain agreements provide for incentive fees which can be earned based on operating results. During the eight months ended August 31, 1993, management fee revenues included approximately $187,000 earned under incentive fee provisions.

                             BRYANSTON GROUP, INC.

                 F/K/A BUCKHEAD HOTEL MANAGEMENT COMPANY, INC.

                           HOTEL MANAGEMENT DIVISION

                    NOTES TO FINANCIAL STATEMENT (CONTINUED)

NOTE 3 -- MANAGEMENT CONTRACTS AND CONTINGENCIES (CONTINUED)
    At August 31, 1993, the contracts, excluding extension options contained in certain agreements, expire as follows:

                                       ESTIMATED
                                      PERCENTAGE
   NUMBER OF                           OF ANNUAL
   CONTRACTS      TERM REMAINING     FEE REVENUES
---------------  ----------------  -----------------
          15     1-5 Years                    54%
           3     6-10 Years                    6%
           3     Over 10 Years                40%

    Six contracts contain provisions whereby the owner may terminate the contract if certain performances are not met.

NOTE 4 -- FRANCHISE AGREEMENTS

    At August 31, 1993, twenty of the twenty-one hotels managed by Bryanston are subject to franchise agreements. Pursuant to the franchise agreements, Bryanston is responsible for collecting reservation and other fees from the managed properties and remitting them to the franchisor. These franchise agreements expire simultaneously with the management contracts.

NOTE 5 -- RELATED PARTY TRANSACTIONS

    BAC allocated selling, general and administrative expenses based upon (i) estimates of the time devoted to the Business by certain BAC employees, (ii) estimated occupancy of the buildings, (iii) sales, or (iv) a combination of these methods. BAC allocated costs and expenses to the business of approximately $175,000 in 1993.

NOTE 6 -- MAJOR CUSTOMERS

    In 1993, management fees included revenues earned from each of three major customers in amounts ranging from $328,000 to $432,000 and aggregating $1,128,000.

NOTE 7 -- SUBSEQUENT EVENT

    In October 1993, one of the management agreements was terminated. This contract generated management fees of approximately $256,000 for the eight months ended August 31, 1993.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Cotton Club of Greenville, Inc.

    We have audited the accompanying balance sheets of Cotton Club of Greenville, Inc. as of May 31, 1995 and December 31, 1994 and 1993, and the related statements of operations, shareholders' deficit, and cash flows for the five month period ended May 31, 1995, for the year ended December 31, 1994, and for the period from December 21, 1992 (inception) through December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cotton Club of Greenville, Inc. at May 31, 1995 and December 31, 1994 and 1993, and the results of its operations and its cash flows for the five month period ended May 31, 1995, for the year ended December 31, 1994, and for the period from December 21, 1992 (inception) through December 31, 1993, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that Cotton Club of Greenville, Inc. will continue as a going concern. As more fully described in Note 2, the Company's working capital deficiency raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

New Orleans, Louisiana
July 7, 1995

                        COTTON CLUB OF GREENVILLE, INC.
                                 BALANCE SHEETS

                                                                                                  DECEMBER 31
                                                                                    MAY 31    --------------------
                                                                                     1995       1994       1993
                                                                                   ---------  ---------  ---------
                                                                                           (IN THOUSANDS)

                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................  $     572  $     831  $   1,728
  Restricted cash................................................................        101     --         --
  Inventories....................................................................         94         58         69
  Prepaid expenses...............................................................        448        574        360
  Other current assets...........................................................          2         10         47
                                                                                   ---------  ---------  ---------
      Total current assets.......................................................      1,217      1,473      2,204
PROPERTY AND EQUIPMENT:
  Land...........................................................................        140        140        140
  Parking lot improvements.......................................................      1,379      1,379      1,350
  Riverboat and related improvements.............................................     12,420     12,168     11,037
  Gaming equipment...............................................................      5,269      5,220      3,863
  Furniture and fixtures.........................................................      2,204      2,105      1,686
  Vehicles.......................................................................        517        543        493
                                                                                   ---------  ---------  ---------
                                                                                      21,929     21,555     18,569
    Less accumulated depreciation................................................      3,921      2,716        193
                                                                                   ---------  ---------  ---------
                                                                                      18,008     18,839     18,376
                                                                                   ---------  ---------  ---------
OTHER ASSETS:
  Land deposits..................................................................        220        174         50
  Deposits.......................................................................        267        265        512
  Deferred licensing costs, net of accumulated amortization of $79,000 at May 31,
    1995 and $60,000 at December 31, 1994........................................         36         55        115
                                                                                   ---------  ---------  ---------
                                                                                         523        494        677
                                                                                   ---------  ---------  ---------
                                                                                   $  19,748  $  20,806  $  21,257
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                                      LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable...............................................................  $   1,808  $   2,213  $   2,703
  Conversion contract payable....................................................     --         --          1,268
  Accrued expenses...............................................................      1,586      1,838        965
  Current portion of accrued interest to related parties.........................      1,289        130        230
  Current portion of notes payable to related parties............................      7,892        130      5,378
  Current portion of long-term debt..............................................      3,404      2,454      4,040
                                                                                   ---------  ---------  ---------
      Total current liabilities..................................................     15,979      6,765     14,584
Accrued expenses.................................................................         20     --         --
Accrued interest to related parties, less current portion........................     --            701     --
Notes payable to related parties, less current portion...........................        256      7,972      2,000
Long-term debt, less current portion.............................................      5,604      6,939      7,070
                                                                                   ---------  ---------  ---------
                                                                                       5,880     15,612      9,070
                                                                                   ---------  ---------  ---------
SHAREHOLDERS' DEFICIT:
  Common stock, no par value, authorized, issued and outstanding 10,000 shares...      2,000      2,000      2,000
  Accumulated deficit............................................................     (4,100)    (3,484)    (4,310)
                                                                                   ---------  ---------  ---------
                                                                                      (2,100)    (1,484)    (2,310)
  Note receivable from shareholder...............................................        (11)       (87)       (87)
                                                                                   ---------  ---------  ---------
      Total shareholders' deficit................................................     (2,111)    (1,571)    (2,397)
                                                                                   ---------  ---------  ---------
        Total liabilities and shareholders' deficit..............................  $  19,748  $  20,806  $  21,257
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                             SEE ACCOMPANYING NOTES

                        COTTON CLUB OF GREENVILLE, INC.
                            STATEMENTS OF OPERATIONS

                                                                                                    PERIOD FROM
                                                                                                    DECEMBER 21,
                                                                                                        1992
                                                                         FIVE MONTH                 (INCEPTION)
                                                                        PERIOD ENDED   YEAR ENDED     THROUGH
                                                                          MAY 31,     DECEMBER 31,  DECEMBER 31,
                                                                            1995          1994          1993
                                                                        ------------  ------------  ------------
                                                                                     (IN THOUSANDS)

REVENUE:
  Casino..............................................................   $   12,258    $   37,332    $    2,076
  Food and beverage...................................................        1,158         3,110           262
  Other...............................................................           24           350           382
                                                                        ------------  ------------  ------------
                                                                             13,440        40,792         2,720
  Less promotional allowances.........................................          878         3,060           456
                                                                        ------------  ------------  ------------
                                                                             12,562        37,732         2,264
                                                                        ------------  ------------  ------------
COSTS AND EXPENSES:
  Casino..............................................................        5,033        14,012         1,057
  Food and beverage...................................................          360         1,434           165
  Other operating expenses............................................        1,172         4,029           448
  Selling, general and administrative.................................        4,415        12,360         1,055
  Depreciation........................................................        1,211         2,527           193
  Preopening costs....................................................       --            --             3,432
                                                                        ------------  ------------  ------------
                                                                             12,191        34,362         6,350
                                                                        ------------  ------------  ------------
INCOME (LOSS) FROM OPERATIONS.........................................          371         3,370        (4,086)
                                                                        ------------  ------------  ------------
OTHER INCOME (EXPENSE):
  Interest income.....................................................            3            10             8
  Interest expense, net of capitalized interest of $304,000 in 1993...         (990)       (1,729)         (232)
  Loss on restaurant advances.........................................       --              (600)       --
                                                                        ------------  ------------  ------------
                                                                               (987)       (2,319)         (224)
                                                                        ------------  ------------  ------------
NET INCOME (LOSS).....................................................   $     (616)   $    1,051    $   (4,310)
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

                             SEE ACCOMPANYING NOTES

                        COTTON CLUB OF GREENVILLE, INC.
                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                                                                  NOTE
                                                                                               RECEIVABLE
                                                                     COMMON     ACCUMULATED       FROM
                                                                      STOCK       DEFICIT      SHAREHOLDER     TOTAL
                                                                   -----------  ------------  -------------  ---------
                                                                                     (IN THOUSANDS)

Issuance of 10,000 shares of common stock at $200 per share......   $   2,000    $   --         $  --        $   2,000
Note receivable from shareholder for purchase of common stock....      --            --               (87)         (87)
Net loss from December 21, 1992 through December 31, 1993........      --            (4,310)       --           (4,310)
                                                                   -----------  ------------          ---    ---------
BALANCE AT DECEMBER 31, 1993.....................................       2,000        (4,310)          (87)      (2,397)
Net income.......................................................      --             1,051        --            1,051
Cash dividends...................................................      --              (225)       --             (225)
                                                                   -----------  ------------          ---    ---------
BALANCE AT DECEMBER 31, 1994.....................................       2,000        (3,484)          (87)      (1,571)
Net loss.........................................................      --              (616)       --             (616)
Payments on note receivable......................................      --            --                76           76
                                                                   -----------  ------------          ---    ---------
BALANCE AT MAY 31, 1995..........................................   $   2,000    $   (4,100)    $     (11)   $  (2,111)
                                                                   -----------  ------------          ---    ---------
                                                                   -----------  ------------          ---    ---------

                             SEE ACCOMPANYING NOTES

                        COTTON CLUB OF GREENVILLE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                     PERIOD FROM
                                                                                                     DECEMBER 21,
                                                                                                         1992
                                                                         FIVE MONTH                  (INCEPTION)
                                                                        PERIOD ENDED    YEAR ENDED     THROUGH
                                                                           MAY 31,     DECEMBER 31,  DECEMBER 31,
                                                                            1995           1994          1993
                                                                        -------------  ------------  ------------
                                                                                     (IN THOUSANDS)

CASH FLOWS FROM OPERATION ACTIVITIES:
  Net income (loss)...................................................    $    (616)    $    1,051    $   (4,310)
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization.....................................        1,270          2,652           193
    Loss on disposal of fixed assets..................................       --                  3        --
    Changes in operating assets and liabilities:
      Inventories.....................................................          (36)            11           (69)
      Prepaid expenses................................................         (199)            92          (109)
      Other current assets............................................            8             37           (47)
      Deposits........................................................           (2)           297          (512)
      Other assets....................................................       --             --              (115)
      Accounts payable................................................         (157)           351         1,709
      Accrued expenses................................................          (83)           591           714
      Accrued interest, related parties...............................          458            601           230
                                                                             ------    ------------  ------------
Net cash provided by (used in) operating activities...................          643          5,686        (2,316)
                                                                             ------    ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.................................         (139)        (3,883)      (14,454)
  Land deposits.......................................................          (46)          (174)          (50)
                                                                             ------    ------------  ------------
Net cash used in investing activities.................................         (185)        (4,057)      (14,504)
                                                                             ------    ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..............................       --             --             1,913
  Proceeds from long-term debt........................................       --                606        11,635
  Proceeds from notes payable to related parties......................          216          1,075         9,249
  Payments of long-term debt..........................................         (757)        (3,630)       (2,378)
  Payments of notes payable to related parties........................         (151)          (352)       (1,871)
  Dividend paid to shareholder........................................       --               (225)       --
  Proceeds from payment of note receivable from shareholder...........           76         --            --
  Restricted cash.....................................................         (101)        --            --
                                                                             ------    ------------  ------------
Net cash provided by (used in) financing activities...................         (717)        (2,526)       18,548
                                                                             ------    ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..................         (259)          (897)        1,728
CASH AND CASH EQUIVALENTS, beginning of period........................          831          1,728        --
                                                                             ------    ------------  ------------
CASH AND CASH EQUIVALENTS, end of period..............................    $     572     $      831    $    1,728
                                                                             ------    ------------  ------------
                                                                             ------    ------------  ------------

                             SEE ACCOMPANYING NOTES

                        COTTON CLUB OF GREENVILLE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                  MAY 31, 1995

NOTE 1--ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS--Cotton Club of Greenville, Inc. (the "Company") was organized on December 21, 1992 and commenced operations in December 1993. The Company owns and operates a dock-side gaming, restaurant and lounge facility located on the Mississippi River in Greenville, Mississippi known as the Cotton Club Casino.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

    INVENTORIES--Inventories, which consist principally of food, beverage and operating supplies, are stated at the lower of cost or market using the first-in, first-out method.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

                                                                       15-30
Parking lost improvements.......................................       years
Riverboat and related improvements..............................    10 years
Gaming equipment................................................     5 years
Furniture and fixtures..........................................     7 years
Vehicles........................................................     5 years

    INCOME TAXES--The Company has elected "S" Corporation status under the provisions of the Internal Revenue Code; accordingly, the Company's taxable income (loss) is included in the federal income tax returns of its shareholders. "S" Corporation status is also applicable to the Mississippi jurisdiction where the Company operates.

    DEFERRED LICENSING COSTS--Deferred licensing costs include costs incurred to obtain the Company's initial Mississippi gaming license. These costs are being amortized using the straight-line method over a two-year period.

    REVENUE RECOGNITION--The Company recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses.

    PROMOTIONAL ALLOWANCES--Promotional allowances consist of food and beverage furnished gratuitously to customers. The retail value of such goods and services are included in the respective revenue classifications and then deducted as promotional allowances. The estimated costs of providing such promotional allowances of approximately $758,000 for the five month period ended May 31, 1995 and $818,000 in 1994 are included in casino expenses.

    PREOPENING COSTS--Operating costs and expenses incurred prior to the opening of the gaming facility were capitalized as preopening costs. These costs were charged to expense at the commencement of operations in December 1993.

    RECLASSIFICATION--Certain amounts in 1993 and 1994 have been reclassified to conform to the May 31, 1995 presentation.

NOTE 2--BASIS OF PRESENTATION

    The Company's working capital deficiency of approximately $14,762,000 includes approximately $9,181,000 of obligations to related parties. The Company's current financial resources are insufficient to repay these obligations. As a result, substantial doubt exists as to whether the Company will be able to

                        COTTON CLUB OF GREENVILLE, INC.

                                  MAY 31, 1995

NOTE 2--BASIS OF PRESENTATION (CONTINUED) generate sufficient cash flow from operations to repay these obligations without restructuring or obtaining substantial additional financing. There can be no assurance that the Company will be able to restructure these obligations or obtain substantial additional financing on terms favorable to the Company. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; however, the uncertainty related to the matters described above raises substantial doubt about the Company's ability to continue as a going concern.

    The Company has entered into a letter of intent with an unrelated entity for the proposed sale of the Company in 1995. See Note 7 for information related to the proposed sale transaction. Management's intentions are to repay these obligations from the proceeds obtained from the planned sale of the Company. However, there can be no assurance that the proposed sale of the Company can be successfully accomplished on terms acceptable to the Company.

                        COTTON CLUB OF GREENVILLE, INC.

                                  MAY 31, 1995

NOTE 3--LONG-TERM DEBT

                                                                                               DECEMBER 31
                                                                             MAY 31     --------------------------
                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
9.58% note (30-day commercial paper rate plus 3.5%, adjusted quarterly), payable in monthly installments of $70,000 plus interest, funded by weekly deposits of $25,000 into a restricted cash account commencing
  May 8, 1995, collateralized by first preferred ship mortgage on the gaming vessel, net of unamortized loan fees of $61,000 in 1995,
  $64,000 in 1994 and $80,000 in 1993...................................  $  4,169,000  $  4,336,000  $  5,420,000
12.68% note, payable in monthly installments, including interest, of
  $90,000, collateralized by certain gaming equipment...................     1,832,000     1,966,000     2,453,000
13.52% note, payable in monthly installments, including interest, of
  $77,000, collateralized by first preferred ship mortgage on barge, net
  of unamortized loan fees of $37,000 in 1994 and $86,000 in 1993.......     1,391,000     1,476,000     1,861,000
12.68% note, payable in monthly installments, including interest, of
  $46,000, collateralized by slot machines..............................     1,182,000     1,243,000             -
10.25% note (prime plus 1.75%), payable in monthly installments, including interest, of $17,000, with a final payment of remaining
  principal and interest due July 1995, collateralized by vehicles......       268,000       342,000             -
9% unsecured note, payable in monthly installments, including interest,
  of $29,000............................................................       158,000            --             -
8% note (prime plus 2%), $250,000 due on demand with remaining principal and interest due April 1994, collateralized by restricted cash of
  $255,000..............................................................            --            --       500,000
13.5% note (prime plus 5%), payable in monthly principal payments of
  $22,000 with a final payment of remaining principal and interest due
  December 1994, collateralized by certain gaming equipment.............            --        22,000       325,000
8% note, payable in monthly installments of $100 including interest,
  collateralized by certain property....................................         8,000         8,000         8,000
10% note, due January 1994, collateralized by parking lot
  improvements..........................................................            --            --       293,000
8.75% note (prime plus 2.75%), due July 1994, collateralized by
  vehicles..............................................................            --            --       200,000
12% note, payable in monthly installments of $17,000 including interest,
  unsecured.............................................................            --            --        50,000
                                                                          ------------  ------------  ------------
                                                                             9,008,000     9,393,000    11,110,000
Less current portion....................................................     3,404,000     2,454,000     4,040,000
                                                                          ------------  ------------  ------------
                                                                          $  5,604,000  $  6,939,000  $  7,070,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                        COTTON CLUB OF GREENVILLE, INC.

                                  MAY 31, 1995

NOTE 3--LONG-TERM DEBT (CONTINUED)
    Maturities of long-term debt for the twelve month periods following May 31, 1995 are as follows:

1996....................................................  $3,404,000
1997....................................................  2,794,000
1998....................................................  1,112,000
1999....................................................    847,000
2000....................................................    847,000
Thereafter..............................................      4,000
                                                          ---------
                                                          $9,008,000
                                                          ---------
                                                          ---------

    See Note 4 for information regarding notes payable.

NOTE 4--RELATED PARTY TRANSACTIONS

    The capitalization of the Company consists of 10,000 shares of authorized common stock issued to the shareholder at an agreed upon purchase price of $2,000,000. A note receivable in the amount of $87,000 was given to the Company by the shareholder in February 1993 for the balance due on such purchase. The note has been offset against shareholders' equity to reflect total consideration paid of $1,913,000. The note receivable is unsecured and bears annual interest at 8%.

    In February 1993, an agreement (the "Option Agreement") was entered into between the original shareholder and a group of individuals (the "Optionees") whereby the original shareholder received $1,653,000 in return for certain stock options granted to the Optionees. The terms of the Option Agreement grant the Optionees the right to acquire from the shareholder a portion of his common stock in the Company, contingent upon certain factors which include compliance with any law, rule or regulation imposed or enforced by the Mississippi Gaming commission which are applicable to owners of securities issued by an entity which holds a state gaming license. If all the Optionees fully exercise their rights under the terms of the Option Agreement, the shareholder will retain a 13% ownership interest in the Company with the remaining 87% held by the Optionees, with no one Optionee owning more than 18%. In March 1995, all but one of the Optionees exercised their options.

    In conjunction with the execution of the Option Agreement, certain Optionees advanced to the Company cash of $2,000,000 in 1993 in return for unsecured subordinated promissory notes which originally bore an annual interest rate of 8.5%. The terms of these notes provide for an escalated interest rate of 12.5% in the event the notes were not paid on the original maturity date of January 15, 1995. Additional cash advances of $250,000 were made during 1994 in return for unsecured subordinated promissory notes which bear an annual interest rate of 8.5% and mature in December 1995. In March 1995, additional cash advances of $142,000 were received from certain Optionees, in return for unsecured subordinated promissory notes which bear an annual interest rate of 10% and mature in March 1996. While the terms of these notes provide for the payment of accrued interest on July 15 and January 15 of each year, no interest has been paid to date and the Optionees have agreed not to demand repayment of any principal prior to January 1996 and certain Optionees have agreed not to demand repayment of the interest accrued thereon prior to January 1996.

    Further, as a condition precedent to the Option Agreement, the original shareholder and each of the Optionees agreed to guarantee the repayment of one or more loans by institutional lenders to the

                        COTTON CLUB OF GREENVILLE, INC.

                                  MAY 31, 1995

NOTE 4--RELATED PARTY TRANSACTIONS (CONTINUED)
Company up to an aggregate principal sum of $4,000,000. As of May 31, 1995 and December 31, 1994 and 1993, loans totaling $2,530,000 have been guaranteed by the Optionees.

    During 1995, the original shareholder advanced a total of $74,000 in exchange for one unsecured subordinated promissory note bearing an annual interest rate of 10%. During 1995, the original shareholder advanced a total of $825,000 in exchange for one note in the amount of $400,000, secured by certain real property, bearing an annual interest rate of 10% and payable in monthly principal payments of $10,000 plus interest, and various other unsecured promissory notes, each bearing an annual interest rate of 8% with interest and principal due on various dates in 1995. During 1993, the original shareholder advanced to the Company $7,245,000 in exchange for various unsecured promissory notes, each bearing an annual interest rate of 8% with interest and principal due in August 1996. In 1995, 1994 and 1993, $145,000, $352,000 and $1,871,000,
respectively, of principal and $10,000 of interest had been paid to the shareholder. Included in the 1995 principal payments is the book value of a vehicle in the amount of $19,000, the title of which was transferred to the shareholder. Further, with respect to the various unsecured promissory notes, the shareholder has agreed not to demand repayment of any principal or interest accrued thereon prior to January 1996.

    The balance of unpaid principal and interest due the shareholder and optionees is summarized as follows:

                                                                         DECEMBER 31
                                                          ------------------------------------------
                                        MAY 31, 1995              1994                  1993
                                    --------------------  --------------------  --------------------
                                                ACCRUED               ACCRUED               ACCRUED
                                    PRINCIPAL  INTEREST   PRINCIPAL  INTEREST   PRINCIPAL  INTEREST
                                    ---------  ---------  ---------  ---------  ---------  ---------
Notes payable to shareholder......  $5,781,000 $ 685,000  $5,852,000 $ 492,000  $5,378,000 $  75,000
Notes payable to optionees........  2,367,000    604,000  2,250,000    339,000  2,000,000    155,000
Less current portion..............  7,892,000  1,289,000    130,000    130,000  5,378,000    230,000
                                    ---------  ---------  ---------  ---------  ---------  ---------
Noncurrent........................  $ 256,000  $  --      $7,972,000 $ 701,000  $2,000,000 $  --
                                    ---------  ---------  ---------  ---------  ---------  ---------
                                    ---------  ---------  ---------  ---------  ---------  ---------

    In March 1994, management began operating an adjacent restaurant facility owned by an affiliated entity. During 1994, the Company has included in casino expense in the statements of operations $368,000 paid to this entity for food and beverage services. Additionally, net advances totaling $750,000 were provided to this entity to meet working capital needs during 1994. In September 1994, this entity ceased its operations and transferred certain leasehold improvements and furniture with a net book value of $90,000 and $60,000, respectively, to the Company as partial repayment of these advances. In 1994, the remaining unpaid balance of $600,000 was classified in the accompanying statements of operations as loss on restaurant advances.

    The Company advanced $46,000 in 1995, $124,000 in 1994 and $50,000 in 1993
to an affiliated company formed for the acquisition of certain real property considered to be competitively beneficial to the Company. The uncollected balance of these unsecured, noninterest-bearing advances was $220,000 at May 31, 1995, $174,000 at December 31, 1994 and $50,000 at December 31, 1993, and are
classified as land deposits in the accompanying balance sheets.

    In May 1993, the Company entered into an agreement with a shipbuilding and repair company, whose principal shareholder is an Optionee, for the conversion and refurbishment of the Company's riverboat vessel, the refurbishment and acquisition of a riverboat barge, and the purchase of a diesel generator. Total consideration under the terms of such agreement, including change orders, was $9,414,000 in 1993, of which $1,268,000 was paid in 1994 and $8,146,000 in 1993.
The balance of $1,268,000 was reported as a

                        COTTON CLUB OF GREENVILLE, INC.

                                  MAY 31, 1995

NOTE 4--RELATED PARTY TRANSACTIONS (CONTINUED) conversion contract payable as of December 31, 1993. Further, the terms of the original contract provided for additional interest in the event of untimely payments. Consistent with this provision, additional interest in the amount of $50,000 and an additional amount of $25,000 relative to the original conversion, which had been previously unbilled, was billed to the Company in 1995.

NOTE 5--LEASES

    The Company leases various real property and equipment under operating leases. The rental expense was approximately $337,000 for the five month period ended May 31, 1995, $744,000 in 1994 and $328,000 for the period ended December 31, 1993. Future minimum payments for noncancelable operating leases with initial terms of one year or more for the twelve month periods following May 31, 1995 are:

1996......................................................  $ 389,000
1997......................................................    305,000
1998......................................................    178,000
                                                            ---------
                                                            $ 872,000
                                                            ---------
                                                            ---------

NOTE 6--COMMITMENTS AND CONTINGENCIES

    The Company is a defendant in a lawsuit arising out of the conduct of its business. Management believes the lawsuit is without merit and is vigorously defending the lawsuit. Management does not believe that the outcome of this matter will have a material adverse effect on the Company's financial position or results of operations.

    In 1994, the Mississippi State Tax commission completed its examination of the sales and use tax paid on items purchased in connection with the conversion of the gaming vessel to a dockside gaming facility. As a result, the Commission assessed additional taxes of approximately $330,000. The Company paid approximately $82,000 of this assessment in 1994 and agreed in 1995 to pay approximately $203,000 in twelve monthly installments, plus interest, beginning July 15, 1995.

NOTE 7--PROPOSED SALE OF COMPANY

    On June 23, 1995, the Company entered into a letter of intent with Alpha Hospitality Corporation (Alpha) for the proposed acquisition of all of the outstanding stock of the Company and certain promissory notes issued by the Company. The purchase price of approximately $10.3 million will be funded through cash, various notes receivable and the transfer of common stock of Alpha. The letter of intent is subject to due diligence procedures, negotiation of a definitive agreement, completion of financing for the acquisition by Alpha and approval of the Mississippi Gaming Commission. There can be no assurance that this transaction can be successfully accomplished on terms acceptable to the Company.

NOTE 8--SUPPLEMENTAL CASH FLOW INFORMATION

    Included in accounts payable, long-term debt, and accrued expenses are purchases of property, plant and equipment and prepaid maintenance financed of approximately $391,000 for 1995, $1,434,000 for 1994 and $4,115,000 in 1993.
Interest paid was approximately $362,000 in 1995, $1,140,000 in 1994 and $173,000, net of amounts capitalized of $304,000, in 1993. In 1995, long-term debt increased by approximately $333,000 due to the financing of accrued interest and certain accounts payable, and decreased by approximately $38,000 in 1994 in connection with the return of certain equipment. Notes payable to related parties was reduced by approximately $19,000 in 1995 in connection with the transfer of a vehicle to the shareholder.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------


    NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          8
Use of Proceeds................................         16
Certain Market Information.....................         17
Capitalization.................................         18
Dividends Policy...............................         19
Selected Financial Data........................         20
Business.......................................         21
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         37
Management.....................................         47
Certain Transactions...........................         55
Ownership of Securities........................         59
Selling Stockholders...........................         61
Plan of Distribution...........................         65
Description of Securities......................         66
Legal Matters..................................         67
Experts........................................         67
Additional Information.........................         67
Financial Statements...........................        F-1


                               ALPHA HOSPITALITY
                                  CORPORATION
                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                JANUARY   , 1997


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee                                                  $3,908.45
NASDAQ Filing Fee                                                      7,500.00
Printing Engraving Expenses                                            3,500.00*
Legal Fees and Expenses                                               50,000.00*
Accounting Fees and Expenses                                                 -0-
Blue Sky Fees and Expenses                                             5,000.00*
Transfer Agent and Registrar Fees and Expenses                           500.00*
Miscellaneous                                                          5,000.00*
                                                                     ----------

    Total                                                           $75,408.45
                                                                     ----------

    *Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The Certificate of Incorporation and By-Laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Company has sold securities to a limited number of persons, as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about the Registrant.

COMMON STOCK


                                            Date of           Purchase
Name                           Shares       Purchase       Price Per Share
-----                          ------       --------       ---------------

HFS Gaming Corp.(1)            96,429        11/94             $5.75
Bryanston Group, Inc.(2)    1,250,444        10/95              6.625
Cotton Club of
  Greenville, Inc.(3)         782,609        10/95              5.75
Bally Gaming, Inc.            701,017        02/96              (4)

-------------------------------
(1) Issued in settlement of $559,285.59 owed by the Company to HFS.

(2) Issued in settlement of $8,284,196.13 owed by the Company to Bryanston.

(3) Issued in connection with the Cotton Club Acquisition.

(4) Issued in settlement of $2,500,000 owed by the Company to Bally.

PREFERRED STOCK

                                             Date of          Purchase
Name                         Shares         Purchase       Price Per Share
----                         ------         --------       ---------------

Bryanston Group, Inc.       625,222          10/94          (1)

Bryanston Group, Inc.       693,905           6/96          (2)

BP Group                     44,258           6/96          (3)

-----------------------------

(1) Issued in conversion of $8,284,196 owed by the Company to Bryanston and converted into 1,250,444 shares of Common Stock in October 1995.

(2) Issued in conversion of $19,165,000 owed by the Company to Bryanston.

(3) Issued in conversion of $1,222,370 owed by the Company to BP Group.


STOCK OPTIONS

1993 STOCK OPTION PLAN

                                       Date         Exercis   Exercised
Name                    Options       Issued         Price   or Expired
-----                   -------       ------          ----   ----------

Sanford Freedman        60,000         06/93          $3.25     None
Brett G. Tollman        60,000         06/93           3.25     None
Howard D. Zukerman      35,000         06/93           3.25     None
Thomas W. Aro           60,000         06/93           3.25     None
James A. Cutler         40,000         06/93           3.25     None
Victor Appleby          18,000         06/93           3.25     None
Charlie Goldman         18,000         06/93           3.25     None
Gavin Tollman           18,000         06/93           3.25     None
Thomas Wilson           18,000         06/93           3.25     None
Craig Kendziera         12,000         06/93           3.25     None
Jeffrey Crowley         10,000         06/93           3.25     None
Robert Steenhuisen       8,000         06/93           3.25     None
Thomas Damewood          8,000         06/93           3.25     None
Peter Rost               5,000         06/93           3.25     None
Alice Abalos             5,000         06/93           3.25     None
Betty Drake              5,000         06/93           3.25     None
Margaret O. Young        5,000         06/93           3.25     None
Paul Hitselberger        5,000         12/93          11.50     None
Kevin Kurpick            5,000         12/93          11.50     None
Thaddeus Rickards        5,000         12/93          11.50     None
Ann Williams             2,500         12/93          11.50     None
Sherry Kosack            2,500         12/93          11.50     None
Danka Maricic            2,000         12/93          11.50     None
Kenneth Terry            1,500         12/93          11.50     None
Claudia Bowman             500         12/93          11.50     None

OTHER OPTIONS

                                       Date         Exercise    Exercised
Name                    Options        Issued         Price     or Expired
----                    -------        ------         -----     ----------

Bryanston Group, Inc.   347,826        10/95          4.50      None



Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

2.1   Bryanston Third Amended Joint Plan of Reorganization*
3.1   Certificate of Incorporation*
3.2   Form of Certificate of Amendment to Certificate of Incorporation*
3.3   By-Laws, as amended*
4.1   Form of Common Stock Certificate*
4.2   Form of Warrant Certificate*


5.1   Opinion of Gersten, Savage, Kaplowitz & Curtin, LLP****


10.1  Form of Employment Agreement between the Company and Stanley S. Tollman*
10.2  Form of Employment Agreement between the Company and Monty D. Hundley*
10.3 Form of Indemnification Agreement between the Company and directors and executive officers of the Company*
10.4  1993 Stock Option Plan*
10.5  Form of Service Agreement between the Company and Bryanston*
10.6 Expense Reimbursement Agreement effective as of September 1, 1993, by and between the Company and Tollman-Hundley Hotel Group and Bryanston Group, Inc.*
10.7 Agreement of Purchase and Sale of Assets by and among BCI and Alpha Gulf, George Baxter, John Kingsbury, Jon Turner and Robert James, dated as of May 14, 1993*
10.8 Non-negotiable convertible Promissory Note of Alpha Gulf payable to BCI in the principal amount of $3,500,000, dated May 14, 1993*
10.9 Shareholders Agreement, dated as of May 14, 1993, between BCI, Alpha Gulf, the Company and Stanley S. Tollman and Monty D. Hundley.*
10.10 Form of Warrant Agreement among the Company, the Transfer Agent and the Underwriters*
10.11 Work Order, dated June 7, 1993, of American Marine Corporation*
10.12 Amended Sales and Security Agreement, dated July 8, 1993, between Bally Gaming, Inc. and Alpha Gulf d/b/a/ Bayou Caddy Casino*
10.13 Agreement, dated May 11, 1993, between Twenty Grand Marine Service, Inc. and BCI*

10.14 Agreement, dated as of June, 1993 between Alpha Gulf d/b/a Bayou Caddy Casino and Benchmark and Trustmark National Bank*

10.15 Lease Agreement, dated June 2, 1992, between Joseph E. Cure, Jr., Joseph
      R. Cure, Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollott and BCI*
10.16 Development Agreement, dated September 17, 1992, between Joseph E. Cure, Jr., Joseph R. Cure, Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollott and BCI*
10.17 Contract for First Right to Buy and Right of First Refusal for the Sale and Purchase of Real Estate, dated September 17, 1992, between Joseph E. Cure, Jr., Joseph R. Cure,

      Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollott and BCI*
10.18 Lease Agreement, dated September 17, 1992, between Joseph E. Cure, Jr., Joseph R. Cure, Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollott and BCI*
10.19 Lease, dated November 12, 1992, between Dallas Goodwin and BCI*
10.20 Form of Limited Standstill Agreement of the Existing Stockholders f/b/o the Underwriters*
10.21 Promissory Note reflecting the Bryanston Bridge Loan, dated July 27, 1993, of the Company payable to Bryanston in the amount of $6,555,000; Amendment to the Note dated September 29, 1993*
10.22 Promissory Note reflecting the BP Bridge Loan dated July 27, 1993 of the Company payable to BP in the amount of $2,200,000*
10.23 Amendment to the BP Bridge Note dated September 29, 1993*
10.24 Amendment to the Bryanston Bridge Note dated October 29, 1993*
10.25 Agreement between BP and the Company dated May 12, 1993, relating to the BP Loan, Amendments thereto dated August 5, 1993 and September 10, 1993*
10.26 HFS marketing Agreement dated October 27, 1993*
10.27 Amended Sales and Security Agreement between Bally and the Company dated July 8, 1993*
10.28 Documents related to HFS Loans dated October 27, 1993:*
              (i)       Loan Agreement among the Company Alpha Gulf and HFS
              (ii)      Leasehold Deed of Trust (form)
              (iii)     First Preferred Ship Mortgage from Alpha Gulf to HFS
              (iv)      Security Agreement between Alpha Gulf and HFS
              (v)       Pledge and Security Agreement between Bryanston and HFS
              (vi)      $8,000,000 Series A Secured Note
              (vii)     $4,000,000 Series B Secured Note
              (viii)    Guarantee Agreement of Bryanston in favor of HFS
              (ix)      Guarantee Agreement of the Company in favor of HFS
              (x)       HFS Option Agreement: HFS Option Certificate
              (xi)      Bryanston Subordination Agreement
              (xii)     BP Subordination Agreement
              (xiii) Bryanston Subordinated Promissory Note dated as of August 5, 1993 (Bryanston Loan)


10.29  Form of Underwriters' Warrant*
10.30  Amended Cure Lease**
10.31  Peoples Bank Loan Agreement**
10.32  Non-Revolving Promissory Note with Bryanston Group, Inc.**
10.33  $20,000,000 Non-Revolving Promissory Note dated January 5, 1995***
10.34  Stock Purchase Agreement dated October 20, 1995***
10.35 Agreement dated October, 1995 by and among Alpha Hospitality Corporation, Alpha Gulf Coast, Inc. and B.C. of Mississippi, Inc.***
10.36  Stock Acquisition Agreement dated January 25, 1995***
10.37  Form 8-K dated October 31, 1995***
10.38  Restructure of Debt of Alpha Gulf Coast, Inc. with Bally Gaming, Inc.***

10.39 Consulting Agreement dated March 1, 1996 between Sanford Freedman and the Company****

11.1  Statement Re: Computation of Per Share Earnings****

21.1  List of Subsidiaries****
23.1  Consent of Rothstein Kass & Company, P.C.
23.2  Consent of Ernst & Young, LLP


24.1 Consent of Gersten, Savage, Kaplowitz & Curtin, LLP counsel for the Registrant, (included in Exhibit 5.1)****


* Incorporated by reference; filed with the Company s Registration Statement filed on Form SB-2 (File No. 33-64236) with the Commission on June 10, 1993 and as amended on September 30, 1993, October 25, 1993, November 2, 1993 and November 5, 1993.

** Incorporated by reference; filed with the Company s Form 10-KSB for the year ended December 31, 1994.

*** Incorporated by reference; filed with the Company s 10-KSB for the year ended December 31, 1995

****  Previously filed as part of this Registration Statement.


(b)   Financial Statements and Schedules:

      The Financial Statements are included in the Prospectus and Schedule VIII is included at the end of this Part II. All other Schedules are omitted for the reason that they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned issuer hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement, relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof

                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 24, 1997.


ALPHA HOSPITALITY CORPORATION

By: /s/ Stanley S. Tollman
    ----------------------------------
    Stanley S. Tollman, President,
    Chief Executive Officer and Chairman
    (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.






    Signature                          Title                              Date
    ---------                          -----                              -----


/s/ Stanley S. Tollman
-------------------------------   President, Chief Executive Officer      January 24, 1997
Stanley S. Tollman                and Chairman (Principal Executive
                                  Officer)

/s/ Sanford Freedman
-------------------------------   Vice President, Secretary               January 24, 1997
Sanford Freedman                  and Director

/s/ Thomas W. Aro
-------------------------------    Vice President and Director            January 24, 1997
Thomas W. Aro

/s/ Brett G. Tollman
-------------------------------   Vice President and Director             January 24, 1997
Brett G. Tollman

/s/ James A. Cutler
-------------------------------   Treasurer, Chief Financial Officer      January 24, 1997
James A. Cutler                   and Director (Principal Financial
                                  and Accounting Officer)

             *
-------------------------------   Director                                January 24, 1997
Patricia Cohen

             **
-------------------------------   Director                                January 24, 1997
Matthew W. Walker


* By: /s/ Stanley S. Tollman
     ---------------------------------
     Stanley S. Tollman
     Attorney-in-fact


** By: /s/ James A. Cutler
      --------------------------------
      James A. Cutler
      Attorney-in-fact


                                                                   SCHEDULE VIII
                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                               VALUATION ACCOUNTS
              Years Ended December 31, 1995 and 1994 and the Period
             March 19, 1993 (Date of Inception) to December 31, 1993

                                                     Additions
                                                 ---------------------
                                    Balance at   Charged to    Charged                   Balance
                                     Beginning    Cost and     to Other                  at End
       Description                   of Period    Expenses    Accounts     Deductions  of Period
       -----------                   ---------    --------    --------     ----------  ---------
MARCH 19, 1993 (DATE OF INCEPTION)
 TO DECEMBER 31, 1993:
  Allowance for doubtful
   accounts                                -           -           -            -           -


YEAR ENDED DECEMBER 31, 1994:
  Allowance for doubtful
   accounts                                -      $   35,000       -            -      $   35,000

YEAR ENDED DECEMBER 31, 1995:
  Allowance for doubtful
   accounts                          $    35,000  $  255,000  $   63,708 (A)    -      $  353,708





(A) Assumed in conjunction with the October 1995 acquisition of the Cotton Club of Greenville, Inc.


                                       S-1